UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

FLORIDA EAST COAST INDUSTRIES, INC.

(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:

Common Stock, no par value per share, of Florida East Coast Industries, Inc.

(2)	Aggregate number of securities to which the transaction applies:

36,965,559 shares of common stock

238,267 options to purchase shares of common stock with an exercise price less than $84.00 per share

(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee was determined based upon the sum of (A) the product of 36,965,559 shares of common stock multiplied by the merger consideration of $62.50 per share, plus (B) 238,267 options to purchase shares of common stock with an exercise price less than $84.00 per share multiplied by $50.59 (which is the difference between $84.00 and the weighted average exercise price of $33.41 per share for such options). In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.0000307 by the sum of the amounts calculated pursuant to clauses (A) and (B).

(4)	Proposed maximum aggregate value of the transaction: $2,322,401,365

(5)	Total fee paid: $71,298

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

10151 Deerwood Park Blvd.

Building 100, Suite 350

Jacksonville, FL 32256

Dear Shareholder:

You are cordially invited to attend a special meeting of the shareholders of Florida East Coast Industries, Inc., a Florida corporation (“FECI” or the “Company”), on [                    ], 2007 at [            ] [    ].m. local time, at the Hyatt Hotel, 50 Alhambra Plaza, Coral Gables, Florida 33134. Notice of the special meeting and the related proxy statement are enclosed.

The board of directors of the Company has unanimously approved and adopted a merger agreement providing for the merger of the Company with an affiliate of Fortress Investment Group LLC, a leading global alternative asset manager. Subject to certain conditions, FECI will pay a special dividend of $21.50 per share in cash and in the merger you will receive $62.50 in cash for each share of FECI common stock you hold. Following the merger, FECI will become a wholly owned subsidiary of an entity owned by affiliates of Fortress Investment Group LLC.

At the special meeting, you will be asked to consider and vote on a proposal to approve the Agreement and Plan of Merger, dated as of May 8, 2007, by and among Iron Horse Acquisition Holding LLC, a Delaware limited liability company, Iron Horse Acquisition Sub Inc., a Florida corporation, and FECI. After careful consideration, our board of directors approved and adopted the merger agreement, the merger and the other transactions contemplated by the merger agreement and unanimously declared that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interests of our shareholders. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE MERGER AGREEMENT.

The proxy statement attached to this letter provides you with information about the merger and the special meeting. A copy of the merger agreement is attached as Annex A to the proxy statement. We encourage you to read the entire proxy statement carefully. You may also obtain additional information about us from documents we have filed with the Securities and Exchange Commission.

Your vote is very important, regardless of the number of shares of our common stock you own. We cannot complete the merger unless holders of a majority of all outstanding shares of our common stock entitled to vote at the special meeting of shareholders vote to approve the merger agreement. If you do not vote, it will have the same effect as a vote against the approval of the merger agreement.

On behalf of the board of directors, thank you for your continued support.

Adolfo Henriques
Chairman of the Board,
President and Chief
Executive Officer

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET IN ACCORDANCE WITH THE INSTRUCTIONS PRINTED ON THE ENCLOSED PROXY CARD. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. SHAREHOLDERS WHO EXECUTE A PROXY CARD MAY NEVERTHELESS ATTEND THE MEETING, REVOKE THEIR PROXIES AND VOTE THEIR SHARES IN PERSON.

THIS PROXY STATEMENT IS DATED [                    ], 2007 AND IS FIRST BEING

MAILED TO SHAREHOLDERS ON OR ABOUT [                    ], 2007.

FLORIDA EAST COAST INDUSTRIES, INC.

10151 Deerwood Park Blvd., Building 100, Suite 350

Jacksonville, Florida 32256

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD [                    ], 2007

A special meeting of the shareholders of Florida East Coast Industries, Inc., a Florida corporation (“FECI” or the “Company”), will be held at the Hyatt Hotel, 50 Alhambra Plaza, Coral Gables, Florida 33134, on [                    ], [                    ], 2007, beginning at [    ]:00 [    ].m., local time, for the following purposes:

1. Approval of the Merger Agreement. To consider and vote on a proposal to approve the Agreement and Plan of Merger, dated as of May 8, 2007, by and among Iron Horse Acquisition Holding LLC, a Delaware limited liability company (“Buyer”), Iron Horse Acquisition Sub Inc., a Florida corporation and wholly owned subsidiary of Buyer (“Merger Sub”), and the Company, pursuant to which, upon the merger becoming effective, each outstanding share of Company common stock, no par value per share (other than shares owned by the Company (or any subsidiary of the Company) as treasury stock, Buyer or Merger Sub), will be converted into the right to receive $62.50 in cash, without interest. In addition, subject to the satisfaction or waiver of certain conditions, including approval of the merger by FECI’s shareholders and the availability of financing for the special dividend, the Company will declare and, no later than one day prior to the effective time of the merger, pay a special cash dividend of $21.50 per share. Buyer is an entity currently owned by affiliates of Fortress Investment Group LLC, an alternative asset manager.

2. Adjournment or Postponement of the Special Meeting. To approve the adjournment or postponement of the special meeting, if necessary or appropriate, for, among other reasons, the solicitation of additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the proposal to approve the merger agreement.

3. Other Matters. To transact such other business as may properly come before the special meeting or any adjournment thereof.

Only shareholders of record of our common stock as of the close of business on June [__], 2007, will be entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the special meeting. All shareholders of record are cordially invited to attend the special meeting in person.

Your vote is very important, regardless of the number of shares of our common stock that you own. The approval of the merger agreement requires the affirmative vote of holders of a majority of all outstanding shares of our common stock entitled to vote at the special meeting. Even if you plan to attend the meeting in person, we request that you complete, sign, date and return the enclosed proxy in the envelope provided, or submit your proxy by telephone or the Internet in accordance with the instructions printed on the enclosed proxy card, and thus ensure that your shares will be represented at the meeting if you are unable to attend.

If you fail to vote by proxy or in person, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and, if a quorum is present, will have the same effect as a vote against the approval of the merger agreement. If you are a shareholder of record and wish to vote in person at the special meeting, you may withdraw your proxy and vote in person.

The Board of Directors of FECI unanimously recommends that shareholders vote FOR the approval of the merger agreement and FOR the approval of the adjournment or postponement of the special meeting, if necessary or appropriate, for the solicitation of additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the proposal to approve the merger agreement.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Heidi J. Eddins
Secretary

Jacksonville, Florida

[                    ], 2007

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET IN ACCORDANCE WITH THE INSTRUCTIONS PRINTED ON THE ENCLOSED PROXY CARD. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. SHAREHOLDERS WHO EXECUTE A PROXY CARD MAY NEVERTHELESS ATTEND THE MEETING, REVOKE THEIR PROXIES AND VOTE THEIR SHARES IN PERSON.

i

ANNEX A	–	Agreement and Plan of Merger, dated as of May 8, 2007, by and among Iron Horse Acquisition Holding LLC, Iron Horse Acquisition Sub Inc. and Florida East Coast Industries, Inc.

ANNEX B	–	Opinion of Morgan Stanley & Co. Incorporated, dated May 7, 2007

ii

SUMMARY

This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To understand the merger and special dividend fully, and for a more complete description of the legal terms of the merger, you should carefully read this entire proxy statement, the annexes attached to this proxy statement and the documents referred to or incorporated by reference in this proxy statement. We have included page references in parentheses to direct you to the appropriate place in this proxy statement for a more complete description of the topics presented in this summary. In this proxy statement, the terms “FECI,” the “Company,” “we,” “us” and “our” refer to Florida East Coast Industries, Inc.

The Parties to the Merger Agreement (page 13)

Florida East Coast Industries, Inc.

10151 Deerwood Park Blvd.

Building 100, Suite 350

Jacksonville, Florida 32256

(904) 996-2818

FECI, headquartered in Jacksonville, Florida, conducts operations through two distinct businesses, Flagler Development Group (“Flagler”), our commercial real estate operation, and Florida East Coast Railway, L.L.C. (“FECR” or the “Railway”). Flagler owns, develops, leases and holds in joint ventures, approximately 8.6 million square feet of Class–A office and industrial space, as well as an additional 1,916,000 square feet under construction. Flagler space consists of Class–A office and industrial properties, primarily in Jacksonville, Orlando and south Florida counties of Palm Beach, Broward and Miami–Dade. In addition, Flagler provides construction, consulting, third party brokerage and property management services and owns 846 acres of entitled land in Florida which is available for development of up to an additional 15.9 million square feet. Flagler also owns or has an interest in approximately 3,089 acres of other Florida properties. FECR is a regional freight railroad that operates 351 miles of mainline track from Jacksonville to Miami and provides intermodal drayage services at terminals located in Atlanta, Jacksonville, Ft. Pierce, Ft. Lauderdale and Miami.

Iron Horse Acquisition Holding LLC

c/o Fortress Investment Group LLC

1345 Avenue of the Americas, 46th Floor

New York, New York 10105

(212) 798-6100

Iron Horse Acquisition Holding LLC (“Buyer”), a Delaware limited liability company, was formed by affiliates of Fortress Investment Group LLC (“Fortress”) solely for the purpose of entering into the merger agreement with FECI and completing the merger, and has not conducted any business operations. Fortress is a leading global alternative asset manager with approximately $35.1 billion in assets under management as of December 31, 2006. Fortress raises, invests and manages private equity funds, hedge funds and publicly traded alternative investment vehicles. Fortress’s private equity funds total approximately $19.9 billion of the firm’s assets under management. Fortress was founded in 1998, is headquartered in New York and has affiliates with offices in Dallas, San Diego, Toronto, London, Rome, Frankfurt and Sydney.

Iron Horse Acquisition Sub Inc.

c/o Fortress Investment Group LLC

1345 Avenue of the Americas, 46th Floor

New York, New York 10105

(212) 798-6100

Iron Horse Acquisition Sub Inc. (“Merger Sub”), a Florida corporation and a wholly owned subsidiary of Buyer, was formed solely for the purpose of entering into the merger agreement with FECI and completing the merger, and has not conducted any business operations.

The Special Meeting

Place, Date and Time (page 13)

The special meeting will be held at the Hyatt Hotel, 50 Alhambra Plaza, Coral Gables, Florida 33134, on [            ], [            ], 2007, beginning at [    ]:00 [    ].m., local time.

Purpose (page 13)

You will be asked to consider and vote on a proposal to approve the Agreement and Plan of Merger, dated as of May 8, 2007 (the “merger agreement”), by and among Buyer, Merger Sub and FECI. The merger agreement provides that the Merger Sub will be merged with and into FECI (the “merger”), with FECI being the surviving corporation in the merger (the “surviving corporation”). Each outstanding share of FECI common stock (other than shares owned by FECI (or any subsidiary of FECI) as treasury stock, Buyer or Merger Sub) will be converted into the right to receive $62.50 in cash, without interest. In addition, subject to certain conditions, including the approval of the merger by the shareholders of FECI and the availability of financing for the special dividend, FECI will declare and, no later than one day prior to the effective time of the merger, pay a special cash dividend of $21.50 per share.

The persons named in the accompanying proxy card will also have discretionary authority to vote upon other business, if any, that properly comes before the special meeting and any adjournments or postponements of the special meeting.

Record Date and Quorum (page 14)

You are entitled to vote at the special meeting if you owned shares of our common stock at the close of business on [            ], 2007, the record date for the special meeting. You will have one vote for each share of FECI common stock that you owned on the record date. As of the record date, there were [            ] shares of our common stock entitled to be voted.

The holders of a majority of the outstanding shares of our common stock at the close of business on the record date represented in person or by proxy will constitute a quorum for purposes of the special meeting.

Required Vote (page 14)

Completion of the merger requires the approval of the merger agreement by the affirmative vote of the holders of a majority of the outstanding shares of our common stock at the close of business on the record date for the special meeting. Approval of the proposal to adjourn or postpone the meeting, if necessary or appropriate, to solicit additional proxies requires (i) if a quorum exists, that the number of shares voted in favor of adjournment or postponement are greater than those voted against, or (ii) in the absence of a quorum, the affirmative vote of a majority of the shares of our common stock represented at the special meeting. A failure to vote your shares of our common stock or an abstention will have the same effect as voting against the approval of the merger agreement.

Security Ownership of Directors and Executive Officers (page 63)

As of the record date for the special meeting, our directors and executive officers beneficially owned, in the aggregate, [3,678,185] shares of our common stock, or approximately [9.9]% of the outstanding shares of our common stock. Our directors and executive officers have informed us that they intend to vote all of their shares of FECI common stock “FOR” the approval of the merger agreement and “FOR” any adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies.

Voting and Proxies (page 14)

Any FECI shareholder of record entitled to vote may submit a proxy by returning a signed proxy card by mail, or by telephone or the Internet in accordance with the instructions printed on the enclosed proxy card or you may vote in person by appearing at the special meeting. If your shares are held in “street name” by your broker, you should instruct your broker on how to vote your shares using the instructions provided by your broker. If you do not provide your broker with instructions, your shares will not be voted and that will have the same effect as voting against the merger.

Revocability of Proxy (page 14)

Any FECI shareholder of record who executes and returns a proxy card may revoke the proxy at any time before it is voted in any one of the following ways:

•	filing with the Secretary of FECI, at or before the special meeting, a written notice of revocation that is dated a later date than the proxy;

•	sending a later-dated proxy card to the Secretary of FECI, at or before the special meeting; or

•	attending the special meeting and voting in person.

Simply attending the special meeting will not constitute revocation of a proxy. If you have instructed your broker to vote your shares, the above-described options for revoking your proxy do not apply and instead you must follow the directions provided by your broker to change your vote.

When the Merger Will be Completed (page 41)

We are working to complete the merger as soon as possible. We anticipate completing the merger by [            ], 2007, subject to approval of the merger agreement by our shareholders and the satisfaction of the other closing conditions.

Effects of the Merger (page 41)

If the merger agreement is approved by our shareholders and the other conditions to closing are satisfied, Merger Sub will merge with and into FECI, the separate corporate existence of Merger Sub will cease, and FECI will continue as the surviving corporation, wholly owned by Buyer. Upon completion of the merger, our common stock will be converted into the right to receive $62.50 per share, without interest and less any required withholding taxes.

In addition, subject to certain conditions, including the approval of the merger by the shareholders of FECI and the availability of financing for the special dividend, FECI will declare and, no later than one day prior to the effective time of the merger, pay a special cash dividend of $21.50 per share to shareholders of record on a date to be determined by the FECI board. The surviving corporation will be a privately held corporation, and you will cease to have any ownership interest in the surviving corporation or any rights as a shareholder.

Recommendation of Our Board of Directors (page 22)

After careful consideration, our board of directors unanimously approved and adopted the merger agreement, the merger and the other transactions contemplated by the merger agreement and unanimously declared that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interests of our shareholders. ACCORDINGLY, OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE MERGER AGREEMENT.

In reaching its decision, our board of directors evaluated a variety of business, financial and market factors and consulted with our management team and legal and financial advisors. In considering the recommendation of our board of directors with respect to the merger, you should be aware that certain of our directors and executive officers have interests in the merger that differ from, or are in addition to, your interests as a shareholder. See “The Merger — Interests of Our Directors and Executive Officers in the Merger” beginning on page 34.

For the factors considered by our board of directors in reaching its decision to approve the merger agreement and the merger, see “The Merger — Reasons for the Merger” beginning on page 20.

Opinion of Morgan Stanley & Co. Incorporated (page 23 and Annex B)

On May 7, 2007, Morgan Stanley & Co. Incorporated, or “Morgan Stanley,” rendered its opinion to our board of directors to the effect that, as of May 7, 2007, the sum of the merger consideration and the special dividend to be received by the holders of FECI common stock pursuant to the merger agreement was fair from a financial point of view to the holders of FECI common stock.

Morgan Stanley’s opinion was directed to FECI’s board of directors and only addressed the fairness from a financial point of view of the sum of the merger consideration and the special dividend to be received by the holders of FECI common stock pursuant to the merger agreement and not any other aspect or implication of the merger. The summary of Morgan Stanley’s opinion in this proxy statement is qualified in its entirety by reference to the full text of the written opinion which is included as Annex B to this proxy statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Morgan Stanley in preparing its opinion. FECI encourages its shareholders to carefully read the full text of Morgan Stanley’s written opinion. However, neither Morgan Stanley’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute, advice or a recommendation to any FECI shareholder as to how FECI shareholders should act or vote with respect to the proposed merger. Pursuant to an engagement letter between FECI and Morgan Stanley, FECI has agreed to pay to Morgan Stanley customary fees which are contingent upon completion of the merger, and to reimburse Morgan Stanley for its expenses incurred in performing its services. See “The Merger — Opinion of Morgan Stanley & Co. Incorporated” beginning on page 23.

Special Dividend

FECI will declare and pay a one-time, special cash dividend of $21.50 per share, which is referred to as the special dividend, to the FECI shareholders of record on a date to be determined by the FECI board of directors, payable no later than one day prior to the consummation of the merger. The special dividend will be payable subject to the satisfaction or waiver of certain conditions, including approval of the merger by FECI’s shareholders and the availability of financing for the special dividend. In accordance with rules of the New York Stock Exchange (“NYSE”), the record date for the special dividend will be announced not less than 10 days in advance thereof. It is currently anticipated that the record date will be established so as to precede the anticipated effectiveness of the merger by the fewest number of days practicable to permit the processing and payment of the dividend not later than the day prior to the effectiveness of the merger. If payable, the special dividend will be paid in accordance with FECI’s normal dividend payment procedures. As of the date hereof, no record date or dividend payment date has been determined by the FECI board.

Financing (page 30)

Buyer estimates the total amount of funds necessary to complete the merger and the related transactions will be approximately $3.56 billion, which includes approximately $3.12 billion to be paid to FECI shareholders and holders of other equity-based interests in FECI, with the remainder to be applied to pay related fees and expenses in connection with the merger, the financing arrangements and the related transactions. Buyer has advised FECI that Buyer may also seek to refinance certain indebtedness of FECI in connection with the merger. These payments are expected to be funded by a combination of equity contributions by affiliates of Fortress and debt financing. The obligations of Buyer and Merger Sub under the merger agreement are not subject to any financing condition but, in the event that the financing is not available despite Buyer’s reasonable best efforts to obtain it, FECI’s only remedy may be receipt of a termination payment in the amount of $150 million plus reimbursement of certain expenses.

The debt financing commitments are subject to various conditions, as described in further detail under “The Merger — Financing — Debt Financing” beginning on page 31.

FECI has obtained debt financing commitments that are expected to provide sufficient financing for FECI to pay the special dividend. See “The Merger — Financing — Special Dividend Financing” beginning on page 33.

Treatment of Stock Rights

Stock Options

Each outstanding option to purchase shares of our common stock will be canceled and converted into the right to receive an amount (subject to any applicable withholding tax payable without interest) in cash equal to the product of (A) the number of shares of FECI common stock subject to such stock option immediately prior to the consummation of the merger and (B) the amount by which $84.00 (which is the sum of the per share merger consideration plus the per share amount of the special dividend) exceeds the per share exercise price of such stock option.

Restricted Stock

For each outstanding restricted share there will be substituted a long-term incentive cash award in the amount of $62.50, which will vest or be forfeited in accordance with the existing vesting and forfeiture provisions governing such restricted shares prior to the merger. Funds necessary to pay such amounts will be placed in escrow and paid to the holders of such awards, with interest and less any applicable withholding taxes, immediately upon vesting.

Interests of Our Directors and Executive Officers in the Merger (page 34)

In considering the proposed merger, you should be aware that some of our directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our shareholders generally. These interests include, among other things, receipt of retention compensation, the treatment of shares (including restricted shares) and options held by the directors and executive officers, as well as indemnification and insurance arrangements with directors and executive officers and change in control severance benefits that may become payable to certain executive officers. See “The Merger — Interests of Our Directors and Executive Officers in the Merger” beginning on page 34.

Our board of directors was aware of these interests and considered them, among other matters, in making its decisions.

Material U.S. Federal Income Tax Consequences (page 37)

Tax Consequences of the Special Dividend. FECI intends to report the special dividend as a distribution with respect to our common stock that will be taxable as a dividend to the extent of FECI’s current and accumulated “earnings and profits” as of December 31, 2007. We cannot provide a precise characterization of the amount that will be reported as a dividend for U.S. federal income tax purposes at this time. We currently expect, however, that a preponderance of this special dividend amount will be reported as a dividend for U.S. federal income tax purposes, although no assurance to that effect can be provided.

Tax Consequences of the Merger. The merger will be a taxable transaction to you if you are a “U.S. holder.” Your receipt of cash in exchange for your FECI common stock generally will cause you to recognize a gain or loss measured by the difference, if any, between the cash you receive in the merger and your adjusted tax basis in your common stock.

Taxation of Non-U.S. Shareholders. The special dividend received by a non-U.S. holder generally will be subject to U.S. withholding tax at a rate of 30%, unless reduced by an applicable treaty. A refund may be available for a portion of the amount withheld if it subsequently is determined that the special dividend was in excess of FECI’s current and accumulated earnings and profits. Gain recognized by a non-U.S. holder that owns (and during the preceding five years has owned) 5% or less of the FECI common stock on the receipt of cash in exchange for its FECI common stock will not be subject to U.S. federal income tax, unless the gain is effectively connected with a U.S. trade or business. See “The Merger — Material U.S. Federal Income Tax Considerations — Taxation of Non-U.S. Holders” beginning on page 40.

The U.S. federal income tax consequences described above may not apply to some holders of FECI common stock. Please see the section of this proxy statement titled “The Merger — Material U.S. Federal Income Tax Consequences” beginning on page 37 for a summary discussion of the material U.S. federal income tax consequences of the special dividend and merger. You should consult your tax advisor on the particular tax consequences of the special dividend and merger to you, including the federal, state, local or foreign tax consequences of the merger.

Regulatory Approvals (page 42)

Completion of the merger is subject to exemption or approval by the Surface Transportation Board (the “STB”), which regulates railroads and other transportation in the United States, of a voting trust agreement, pursuant to which the membership interest of FECR will be placed in an irrevocable voting trust. On May 22, 2007, we and Buyer filed an Application for Approval of Acquisition of Control of Florida East Coast Railway, LLC pursuant to 49 U.S.C. 11323 (the “Application”). The statutory provisions governing the STB’s review of the Application require it to issue a final decision on or before November 19, 2007.

Except as noted above and the filing of articles of merger with Secretary of State of the State of Florida at or before the effective date of the merger, we are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the merger agreement or completion of the merger.

Procedure for Receiving Merger Consideration (page 43)

Prior to the effective time of the merger, Buyer will appoint a bank or trust company reasonably acceptable to us to act as paying agent for the payment of the merger consideration, without interest and less any applicable withholding taxes.

Automatic Payment for Direct Registration System Shares

If your shares are uncertificated and registered with our transfer agent in book-entry form known as the Direct Registration System, or DRS, the paying agent will pay the merger consideration to which you are entitled automatically by delivering the payment to you shortly after the merger is completed at the address reflected in our transfer agent’s records.

Shares Held in “Street Name”

If your shares are held in “street name” by your broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee shortly after the merger is completed as to how to effect the surrender of your “street name” shares in exchange for the merger consideration to which you are entitled. Shortly after the merger is completed, your broker, bank or other nominee will receive a letter of transmittal from the paying agent with instructions informing them as to how to send to the paying agent book-entry account statements reflecting the ownership of such “street name” shares in order to receive the appropriate merger consideration.

Certificated Shares

If you own certificated shares, shortly after the effective time of the merger, the paying agent will mail a letter of transmittal and instructions to you. The letter of transmittal and instructions will tell you how to surrender your stock certificates in exchange for the merger consideration to which you are entitled. You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

No Solicitation of Transactions (page 52)

The merger agreement restricts our ability to solicit or engage in discussions or negotiations with a third party regarding specified transactions involving FECI. Despite these restrictions, under certain limited circumstances, our board of directors may (i) respond and negotiate with respect to a bona fide written takeover proposal and (ii) terminate the merger agreement and enter into an agreement with respect to a superior proposal if it determines that the failure to do so would be inconsistent with its fiduciary duties and after payment by the Company of the termination fee specified in the merger agreement.

Conditions to Closing (page 44)

Before we can complete the merger, a number of conditions must be satisfied. These include:

•	the approval of the merger agreement by our shareholders;

•	the approval or authorization of the STB for a voting trust agreement pursuant to which the membership interest in FECR will be placed into an irrevocable voting trust;

•	no law or order (whether temporary, preliminary or permanent) shall have been enacted, issued, promulgated, enforced or entered that is in effect and that prevents or prohibits the merger;

•

the absence of governmental actions or proceedings challenging or seeking to make illegal, to delay materially or otherwise to restrain or prohibit the consummation of the merger or seeking to obtain material damages with respect to the merger;

•	the receipt of all consents approvals or authorizations of any governmental entity required for consummation of the merger;

•	the performance by each of the parties of its material obligations under the merger agreement in all material respects;

•	the payment of the special dividend;

•	the accuracy of the representations and warranties of each of the parties to the merger agreement, subject to the materiality thresholds set forth in the merger agreement; and

•	the delivery of closing certificates by each of the parties with respect to the satisfaction of the conditions relating to its representations and warranties and obligations.

Other than the conditions pertaining to shareholder approval, the absence of governmental orders and the approval of the STB, either FECI, on the one hand, or Buyer (on behalf of itself and Merger Sub), on the other hand, may elect to waive conditions to their respective performance and complete the merger.

Termination of the Merger Agreement (page 56)

The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after shareholder approval has been obtained, as follows:

•	by mutual written consent of Buyer and FECI;

•	by either Buyer or FECI, if:

•

the merger has not been consummated on or before October 31, 2007 (other than because of the non-fulfillment by the party seeking termination of any obligation under the merger agreement that materially contributed to the failure to consummate the merger);

•	our shareholders do not approve the merger agreement at the special meeting or any postponement or adjournment thereof;

•	any law or final, non-appealable government injunction order, decree or ruling prohibits the merger; or

•

(i) the party seeking termination is not in material breach of its obligations under the merger agreement, (ii) the other party to the merger agreement breaches any of its representations, warranties, covenants or agreements that would give rise to a failure of a condition to the merger and (iii) such breach is not cured (or is not curable) by the earlier of (x) 25 days after the delivery of notice of the breach by the non-breaching party or (y) October 31, 2007;

•

by Buyer, if (i) our board of directors fails to make a recommendation to our shareholders that they approve the merger agreement and the merger and include such recommendation in a proxy statement, (ii) our board of directors withdraws or modifies or amends its recommendation of approval of the merger agreement in any manner adverse to Buyer, (iii) our board of directors publicly approves, endorses or recommends another acquisition proposal, (iv) we enter into a contract or agreement relating to another acquisition proposal, (v) a tender offer or exchange offer is commenced prior to our shareholders approving the merger agreement and our board of directors fails to recommend against acceptance of such tender offer or exchange offer within ten business days after its commencement, (vi) our board of directors fails to reaffirm its recommendation of approval of the merger agreement within ten business days of a request to do so by Parent or (vii) we or our board of directors publicly announce an intention to do any of the things described in items (iii) through (vii) above; or

•

by FECI, if (x) all of the conditions to consummation of the merger are satisfied or are capable of being satisfied but the proceeds of the financing for the merger are not available within five business days after we give notice as to such condition or (y) our board of directors approves, and authorizes us to enter into, a definitive agreement for a superior proposal, but only so long as (i) our shareholders have not yet approved the merger agreement, (ii) we are not in breach in any material respect of any of the “no shop” provisions in the merger agreement, (iii) our board of directors has determined in good faith, after consultation with its legal and financial advisors, that such agreement constitutes a “superior proposal” and that it would be inconsistent with its fiduciary duties if it did not terminate the merger agreement, (iv) the board provides three business days’ notice to Buyer of our intention to enter into an agreement for such superior proposal and offers to further negotiate with Buyer during such period, (v) our board of directors determines in good faith after such three business day period that the offer continues to be a superior proposal and (vi) we pay to Buyer a termination fee as discussed below.

Termination Fees (page 57)

We have agreed to pay Buyer a termination fee of $100 million if:

•

the merger agreement is terminated by us or by Buyer because (i) the merger was not consummated on or before October 31, 2007 or our shareholders did not vote to approve the merger agreement and (ii) in either case, (A) prior to such termination, a third party has made or publicly announced an acquisition proposal (and, with respect to termination because the merger is not consummated prior to October 31, 2007, such acquisition proposal was not withdrawn prior to the termination) and (B) concurrently with or during the 12 months following termination of the merger agreement we consummate or enter into a contract to consummate such acquisition proposal (in each case, 50% will be substituted for 20% in the definition of acquisition proposal);

•	the merger agreement is terminated in certain circumstances related to our failure to make or reaffirm our decision to withdraw or adversely modify our recommendation of the merger;

•

Buyer terminates the merger agreement in certain circumstances related to the breach of any of our representations, warranties, covenants or agreements in a material respect such that one or more of the conditions to the merger will not be satisfied (or would be incapable of being satisfied) before the earlier of October 31, 2007 or 25 days after Buyer has given notice to us of such breach; and

•	we terminate the merger agreement in order to enter into a definitive agreement for the implementation of a superior proposal

If we become obligated to pay this termination fee in accordance with the last two bullet points directly above, then Buyer’s receipt of the payment of the termination fee in these circumstances shall be the sole and exclusive remedy of Buyer, Merger Sub and any of their respective affiliates against us, our subsidiaries and our affiliates, stockholders, directors, officers or agents for any loss or damage suffered as a result of the failure of the merger to be consummated.

Buyer has agreed to pay us a termination fee of $150 million if we terminate the merger agreement:

•

in certain circumstances related to the breach of any of Buyer’s or Merger Sub’s representations, warranties, covenants or agreements in a material respect such that one or more of the conditions to the merger will not be satisfied (or would be incapable of being satisfied) before the earlier of October 31, 2007 or 25 days after we have given notice to Buyer or Merger Sub (as applicable) of such breach; or

•

if the conditions to the consummation of the merger are satisfied or capable of being satisfied but the proceeds of the financing of Buyer for the merger are not available to Buyer within five business days of the receipt of written notice from FECI that all such conditions are capable of being satisfied.

If Buyer becomes obligated to pay this termination fee, then our termination of the merger agreement in these circumstances and our receipt of the payment of the termination fee plus reimbursement of certain expenses shall be our sole and exclusive remedy against Buyer, Merger Sub and their affiliates, stockholders, directors, officers or agents for any loss or damage suffered as a result of the failure of the merger to be consummated.

Specific Performance (page 62)

Except in circumstances when the Parent is obligated to pay a termination fee, each party shall be entitled to an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement in any state or federal court sitting in the State of Delaware; provided, however, that the Company shall in no event be entitled to specific performance requiring Buyer or Merger Sub to fulfill their obligations to effect the merger, unless certain conditions precedent, including shareholder approval of the merger, shall be satisfied or, or to the extent possible, waived by Buyer, and the merger financing is available to be drawn down by Buyer pursuant to the terms of the applicable agreements but is not so drawn down solely as a result of Buyer refusing to do so in breach of the merger agreement.

Market Price of Our Stock (page 62)

Our common stock is listed on the New York Stock Exchange (the “NYSE”) under the trading symbol “FLA.” The closing sale price of our common stock on the NYSE on May 7, 2007, which was the last trading day before we announced the merger, was $74.13. On [                    ], 2007, the last trading day before the date of this proxy statement, the closing price of our common stock on the NYSE was $[        .    ].

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address some commonly asked questions regarding the special meeting and the merger. These questions and answers may not address all questions that may be important to you as our shareholder. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q:	What is the proposed transaction?

A:	The proposed transaction is the merger of FECI with Merger Sub pursuant to the merger agreement. Once the merger agreement has been approved by the FECI shareholders and the other closing conditions under the merger agreement have been satisfied or waived, Merger Sub will merge with and into FECI. FECI will be the surviving corporation in the merger and will become wholly owned by Buyer.

Q:	What will I receive in respect of my shares of FECI Common Stock?

A:	Upon completion of the merger, you will receive $62.50 in cash, without interest and less any required withholding taxes, for each share of our common stock that you own at that time. In addition, subject to the satisfaction or waiver of certain conditions, including the approval of the merger by FECI’s shareholders and the availability of financing for the special dividend, FECI intends to pay a special dividend of $21.50 per share in cash no later than one day prior to the effective time of the merger.

For example, if you own 100 shares of our common stock, you will receive $6,250.00 in cash in exchange for your shares of our common stock and (assuming you hold your stock on the dividend record date) a special dividend of $2,150.00, less any required withholding taxes. You will not own shares in the surviving corporation.

Q:	When will the special dividend be paid?

A:	We will declare and pay a one-time special dividend prior to the effective time of the merger. We intend to pay the special dividend to shareholders of record on a date to be determined by our board of directors, which we expect to be not more than [three] business days prior to the effective time of the merger. We expect the payment date of the special dividend will be no later than one day prior to the effective time of the merger. Payment of the special dividend is subject to certain conditions, including the approval of the merger by FECI’s shareholders and the availability of financing for the special dividend. If these conditions are not satisfied, the special dividend will not be paid.

Q:	Where and when is the special meeting?

A:	The special meeting will take place at the Hyatt Hotel, 50 Alhambra Plaza, Coral Gables, Florida 33134, on [ ], 2007 at [ ] [ ].m. local time.

Q:	What vote of our shareholders is required to approve the merger agreement?

A:	For us to complete the merger, holders of a majority of the outstanding shares of our common stock at the close of business on the record date must vote their shares “FOR” the approval of the merger agreement. Accordingly, failure to vote or an abstention will have the same effect as a vote against approval of the merger agreement.

Q:	How does our board of directors recommend that I vote on the merger agreement?

A:	Our board of directors unanimously recommends that our shareholders vote “FOR” the approval of the merger agreement. You should read “ The Merger — Reasons for the Merger” beginning on page 20 for a discussion of the factors that our board of directors considered in deciding to recommend the approval of the merger agreement.

Q:	What do I need to do now?

A:

We urge you to read this proxy statement carefully, including its annexes, and to consider how the merger affects you. If you are a shareholder of record, then you can ensure that your shares are voted at the special meeting by completing, signing, dating and mailing each proxy card and returning it in the envelope provided or submit your proxy by telephone or the Internet in accordance with the instructions printed on the enclosed proxy card. If you hold your shares in “street name,” you can ensure that your shares are voted at the special meeting by instructing to your broker on how to vote, as discussed below.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Yes, but only if you provide instructions to your broker on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without those instructions, your shares will not be voted, which will have the same effect as voting against approval of the merger agreement.

Q:	Can I change my vote?

A:	Yes. You can change your vote at any time before your proxy is voted at the special meeting. If you are a registered shareholder, you may revoke your proxy by notifying our Secretary in writing or by submitting by mail a new proxy dated after the date of the proxy being revoked. In addition, your proxy may be revoked by attending the special meeting and voting in person (you must vote in person, as simply attending the special meeting will not cause your proxy to be revoked).

Please note that if you hold your shares in “street name” and you have instructed your broker to vote your shares, the above-described options for changing your vote do not apply, and instead you must follow the directions received from your broker to change your vote.

Q:	What does it mean if I get more than one proxy card or vote instruction card?

A:	If your shares are registered differently or are in more than one account, you will receive more than one proxy card or, if you hold your shares in “street name,” more than one vote instruction card. Please complete and return all of the proxy cards or vote instruction cards you receive to ensure that all of your shares are voted.

Q:	Should I send in my stock certificates now?

A:	No. Shortly after the merger is completed, you will receive a letter of transmittal with instructions informing you how to send in your stock certificates to the paying agent in order to receive the merger consideration. You should use the letter of transmittal to exchange stock certificates for the merger consideration to which you are entitled as a result of the merger. DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY.

Q:	What happens if I sell my shares before the special meeting?

A:	The record date of the special meeting is earlier than the special meeting and the date that the merger is expected to be completed. If you transfer your shares of our common stock after the record date but before the special meeting, you will retain your right to vote at the special meeting, but will have transferred the right to receive $62.50 per share in cash to be received by our shareholders in the merger. In order to receive the $62.50 per share, you must hold your shares through completion of the merger.

Q:	Am I entitled to exercise appraisal rights instead of receiving the merger consideration for my shares?

A:	No. As a shareholder of our common stock, you are not entitled to assert appraisal rights in connection with the merger under the Florida Business Corporation Act (the “FBCA”).

Q:	Who can help answer my other questions?

A:

If you have more questions about the merger, please contact our Investor Relations Department at (904) 996-2818. If you need assistance in submitting your proxy or voting your shares or need additional copies of this proxy statement or the enclosed proxy card, you should contact our proxy solicitation agent, The Proxy Advisory Group, LLC, 575 Madison Avenue, 10th Floor, New York, New York 10022, toll free at (800) 440-7435. If your broker holds your shares, you should call your broker for additional information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents to which we refer you in this proxy statement, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include our present expectations or beliefs concerning future events. These statements may be identified by the use of words like “plan,” “expect,” “aim,” “believe,” “project,” “anticipate,” “intend,” “estimate,” “may,” “will,” “should,” “could,” and other expressions that indicate future events and trends. Such forward-looking statements may include, without limitation, information concerning possible or assumed future results of operations of our company, the expected completion and timing of the merger and other information relating to the merger. We caution that such forward-looking statements are necessarily based on certain assumptions, which are subject to risks and uncertainties that could cause actual results to materially differ from those contained in these forward-looking statements. Important factors that could cause such differences include, but are not limited to, the following:

•

the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, including a termination under circumstances that could require us to pay a $100 million termination fee to Buyer;

•	the outcome of any legal proceedings that may be instituted against us and others following announcement of the merger agreement;

•

the inability to complete the merger due to the failure to obtain shareholder approval or the failure to satisfy other conditions to completion of the merger, including the receipt of shareholder approval and regulatory approvals;

•	the failure to obtain the necessary equity or debt financing arrangements set forth in commitment letters received in connection with the merger;

•	risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger;

•	the ability to recognize the benefits of the merger;

•	the amount of the costs, fees, expenses and charges related to the merger and the actual terms of certain financings that will be obtained for the merger;

•	the impact of the substantial indebtedness incurred to finance the consummation of the merger; and

•

other risks and factors detailed in our filings with the Securities and Exchange Commission, including those under the heading “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2006 and under the heading “Forward-Looking Statements” in our quarterly report on Form 10-Q for the quarter ended March 31, 2007.

We believe that the assumptions on which our forward-looking statements are based are reasonable. However, we cannot assure you that the actual results or developments we anticipate will be realized or, if realized, that they will have the expected effects on our business or operations. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Forward-looking statements speak only as of the date of this proxy statement or the date of any document incorporated by reference in this document. Except as required by applicable law or regulation, we do not undertake to release the results of any revisions of these forward-looking statements to reflect future events or circumstances.

THE PARTIES TO THE MERGER AGREEMENT

Florida East Coast Industries, Inc.

Florida East Coast Industries, Inc. (“FECI”), headquartered in Jacksonville, Florida, conducts operations through two distinct businesses, Flagler Development Group (“Flagler”), our commercial real estate operation, and Florida East Coast Railway, L.L.C. (“FECR” or the “Railway”). Flagler owns, develops, leases and holds in joint ventures, approximately 8.6 million square feet of Class–A office and industrial space, as well as an additional 1,916,000 square feet under construction. Flagler space consists of Class–A office and industrial properties, primarily in Jacksonville, Orlando and south Florida counties of Palm Beach, Broward and Miami–Dade. In addition, Flagler provides construction, consulting, third party brokerage and property management services and owns 846 acres of entitled land in Florida which is available for development of up to an additional 15.9 million square feet. Flagler also owns or has an interest in approximately 3,089 acres of other Florida properties. FECR is a regional freight railroad that operates 351 miles of mainline track from Jacksonville to Miami and provides intermodal drayage services at terminals located in Atlanta, Jacksonville, Ft. Pierce, Ft. Lauderdale and Miami. Additional information regarding FECI is contained in our filings with the Securities and Exchange Commission, copies of which may be obtained without charge by following the instructions in the section entitled “Where You Can Find More Information” on page 65.

FECI is incorporated in the state of Florida with its principal executive offices at 10151 Deerwood Park Blvd., Building 100, Suite 350, Jacksonville, Florida 32256, and its telephone number is (904) 996-2818.

Iron Horse Acquisition Holding LLC

Iron Horse Acquisition Holding LLC (“Buyer”), a Delaware limited liability company, was formed by affiliates of Fortress Investment Group LLC (“Fortress”) solely for the purpose of entering into the merger agreement with FECI and completing the merger, and has not conducted any business operations. Fortress is a leading global alternative asset manager with approximately $35.1 billion in assets under management as of December 31, 2006. Fortress raises, invests and manages private equity funds, hedge funds and publicly traded alternative investment vehicles. Fortress’s private equity funds total approximately $19.9 billion of the firm’s assets under management. Fortress was founded in 1998, is headquartered in New York and has affiliates with offices in Dallas, San Diego, Toronto, London, Rome, Frankfurt and Sydney.

Iron Horse Acquisition Holding LLC is a Delaware limited liability company. Its address is c/o Fortress Investment Group LLC, 1345 Avenue of the Americas, 46th Floor, New York, New York 10105, and its telephone number is (212) 798-6100.

Iron Horse Acquisition Sub Inc.

Iron Horse Acquisition Sub Inc. (“Merger Sub”), a Florida corporation and a wholly owned subsidiary of Buyer, was formed solely for the purpose of entering into the merger agreement with FECI and completing the merger, and has not conducted any business operations. Its address is c/o Fortress Investment Group LLC, 1345 Avenue of the Americas, 46th Floor, New York, New York 10105, and its telephone number is (212) 798-6100.

THE SPECIAL MEETING

Place, Time and Purpose of the Special Meeting

This proxy statement is being furnished to our shareholder as part of the solicitation of proxies by our board of directors for use at the special meeting to be held at the Hyatt Hotel, 50 Alhambra Plaza, Coral Gables, Florida 33134, on [                    ], [                    ], 2007, beginning at [    ]:00 [    ].m., local time, or at any postponement or adjournment thereof. The purpose of the special meeting is for our shareholders to consider and vote upon the approval of the merger agreement. Our shareholders must approve the merger agreement for the merger to occur. If the shareholders fail to approve the merger agreement, the merger will not occur. A copy of the merger agreement is attached to this proxy statement as Annex A. This proxy statement and the enclosed form of proxy are first being mailed to our shareholders on or about [                    ], 2007.

Record Date and Quorum

The holders of record of our common stock as of the close of business on [                    ], 2007, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting. On the record date, there were [36,965,559] shares of our common stock outstanding.

The holders of a majority of the outstanding shares of our common stock at the close of business on the record date represented in person or by proxy will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any postponement or adjournment of the special meeting. However, if a new record date is set for the adjourned special meeting, then a new quorum will have to be established.

Required Vote

Completion of the merger requires the approval of the merger agreement by the affirmative vote of the holders of a majority of the outstanding shares of our common stock at the close of business on the record date for the special meeting. Approval of the proposal to adjourn or postpone the meeting, if necessary or appropriate, to solicit additional proxies requires (i) if a quorum exists, that the number of shares voted in favor of adjournment or postponement are greater than those voted against, or (ii) in the absence of a quorum, the affirmative vote of a majority of the shares of our common stock represented at the special meeting. A failure to vote your shares of our common stock or an abstention will have the same effect as voting against the approval of the merger agreement.

As of [                    ], 2007, the record date for the special meeting, our directors and executive officers beneficially owned, in the aggregate, [3,678,185] shares of FECI common stock, or approximately [9.9]% of the outstanding shares of FECI common stock. Our directors and executive officers have informed us that they intend to vote all of their shares of our common stock “FOR” the approval of the merger agreement and “FOR” any adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies.

Proxies; Revocation

If you are a shareholder of record and submit a proxy by returning a signed proxy card by mail, your shares will be voted at the special meeting as you indicate on your proxy card. If no instructions are indicated on your proxy card, your shares of FECI common stock will be voted “FOR” the approval of the merger agreement and “FOR” any adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies.

If your shares are held in “street name” by your broker, you should instruct your broker how to vote your shares using the instructions provided by your broker. If you have not received such voting instructions or require further information regarding such voting instructions, contact your broker and they can give you directions on how to vote your shares. Under the rules of the NYSE, brokers who hold shares in “street name” for customers may not exercise their voting discretion with respect to the approval of non-routine matters such as the merger proposal and thus, absent specific instructions from the beneficial owner of such shares, brokers are not empowered to vote such shares with respect to the approval of the merger agreement (i.e., “broker non-votes”). Shares of our common stock held by persons attending the special meeting but not voting, or shares for which we have received proxies with respect to which holders have abstained from voting, will be considered abstentions. Abstentions and properly executed broker non-votes, if any, will be treated as shares that are present and entitled to vote at the special meeting for purposes of determining whether a quorum exists but will have the same effect as a vote “AGAINST” approval of the merger agreement and any adjournment or postponement of the special meeting.

You may revoke your proxy at any time before the vote is taken at the special meeting. To revoke your proxy, you must either advise the Secretary of FECI in writing, submit by mail a new proxy card dated after the date of the proxy you wish to revoke or attend the special meeting and vote your shares in person. Attendance at the special meeting will not by itself constitute revocation of a proxy.

Please note that if you hold your shares in “street name” and you have instructed your broker to vote your shares, the options for revoking your proxy described in the paragraph above do not apply and instead you must follow the directions provided by your broker to change your vote.

We do not expect that any matter other than the approval of the merger agreement (and the approval of the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies) will be brought before the special meeting. If, however, any such other matter is properly presented at the special meeting or any adjournment or postponement of the special meeting, the persons appointed as proxies will have discretionary authority to vote the shares represented by duly executed proxies in accordance with their discretion and judgment.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. Any adjournment may be made without notice (if the adjournment is not for more than thirty days), other than by an announcement made at the special meeting of the time, date and place of the adjourned meeting. Whether or not a quorum exists, holders of a majority of the shares of our common stock present in person or represented by proxy at the special meeting and entitled to vote thereat may adjourn the special meeting. If no instructions are indicated on your proxy card, your shares of our common stock will be voted “FOR” any adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow our shareholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Solicitation of Proxies

FECI will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, our directors, officers and employees may solicit proxies personally and by telephone, facsimile or other electronic means of communication. These persons will not receive additional or special compensation for such solicitation services. We will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions. We have engaged The Proxy Advisory Group, LLC to assist in the solicitation of proxies and provide related advice and informational support, for a services fee and the reimbursement of customary disbursements that are not expected to exceed $15,000 in the aggregate.

THE MERGER

Background of the Merger

As a part of our ongoing strategic planning process, our management and our board of directors periodically review and assess our short term and long term business plans and growth strategies, our competitive position, industry trends and market conditions as well as a variety of potential strategic transactions and initiatives, including mergers, acquisitions, dispositions and structural alternatives to separate our railroad and real estate businesses to maximize shareholder value. We also consider the tax and other implications of such possible transactions or initiatives.

As he routinely did with significant shareholders, in the fall of 2005, Adolfo Henriques, our Chairman, President and Chief Executive Officer, met with representatives of Franklin Mutual Advisers (“FMA”), our largest shareholder, who indicated that they were aware of a company involved in infrastructure investments that had expressed a desire to meet with our company and inquired whether it was acceptable to suggest that that interested party (“Company A”) contact management.

Following Mr. Henriques’ meeting with FMA, he had a telephone conversation with representatives of Company A.

Company A submitted a presentation to FECI on October 31, 2005. Our Chief Executive Officer, Chief Financial Officer and Treasurer and Company A representatives had a telephone call on November 1, 2005. Company A’s materials proposed that we consider a transaction in which Company A would acquire our Railway, after a spin-off of our real estate company to our shareholders.

Company A submitted additional presentation materials on December 27, 2005 to FECI, providing additional details about its proposal to acquire our Railway through a spin-off transaction in which certain existing shareholders would retain a 51% interest in the Railway and Company A would acquire a 49% interest in our Railway.

On January 6, 2006, we announced that we had entered into an agreement to acquire the Codina Group and related real estate assets. As a result, we discontinued discussions with Company A to concentrate on the Codina Group acquisition and integration of the Codina Group into our company. Morgan Stanley advised us in connection with the Codina Group transaction which was consummated on April 27, 2006.

On June 27, 2006, as part of management’s ongoing evaluation of strategic alternatives in preparation for the annual strategic planning session of the board of directors, Mr. Henriques and other members of senior management met with representatives of Morgan Stanley to discuss numerous strategic alternatives regarding the Railway business and the real estate business. The group discussed the following strategic alternatives for the railroad business: execute the current business plan; sell the railroad; sell/lease the rail operations and continue to own the railroad right of way; spin-off the railroad ownership to shareholders; acquire other railroads and then spin-off our interest in the railroad business to our shareholders; and grow by the acquisition of other railroads. The group discussed the following strategic alternatives for the real estate business: execute the current business plan; adopt a merchant builder model by selling stabilized assets; and explore REIT conversion, including leasing rail operations while maintaining ownership of the railroad right of way.

In the summer of 2006, Company A again contacted Mr. Henriques and on August 22, 2006, Company A submitted a proposal to FECI in which it reiterated its interest in pursuing the transaction it had previously proposed.

At the board’s August 24, 2006 meeting, Morgan Stanley discussed with our directors strategic alternatives for maximizing shareholder value with respect to the Railway. Those strategic alternatives included the acquisition of a railroad company, a going private transaction, a sale of railroad operations (retaining certain real estate interests), the sale of the Railway company and a REIT conversion. Morgan Stanley made a number of observations regarding recent acquisitions by infrastructure funds and discussed a variety of possible transaction structures. Our board also requested Morgan Stanley to work with management to further analyze Company A’s proposal.

Morgan Stanley had subsequent conversations with Company A regarding the value of Company A’s proposal. Morgan Stanley informed Company A that its valuation as proposed was not attractive but that if a more attractive valuation could be achieved, we would be prepared to consider providing Company A access to non-public information subject to a confidentiality agreement.

In response, Company A indicated there could be an increase in its proposed valuation subject to structuring and financing considerations. After those discussions, Morgan Stanley sought to demonstrate available levels of leverage that would support a substantially higher valuation for the Railway than Company A’s proposal suggested.

On October 17, 2006, the board of directors met again to continue its discussion in preparation for the November strategic planning meeting at which strategic alternatives were to be evaluated and management’s five-year plan was to be considered. The proposal from Company A was further discussed. Morgan Stanley expressed the view that the proposal did not reflect an appropriate valuation. Morgan Stanley also informed the board of directors that, based on its research, including indications of available financing levels solicited from three project finance banks, they believed that the market valuation for the Railway was considerably higher than that reflected in

Company A’s proposal. Representatives from Morgan Stanley made observations concerning the private equity markets and presented various alternatives to pursue a transaction involving a possible sale of the Railway company and the implications to FECI of a sale of a single line of business including tax liabilities. The directors also discussed the potential targeted auction process by which a sale of the Railway could be explored if the board decided to pursue such a transaction. At that meeting, consensus was reached to continue the discussion of possible transaction options at the board’s November strategic planning session.

On November 1, 2006, Company A submitted another proposal to Mr. Henriques increasing its indicative non-binding valuation of the Railway but maintaining the same structure as proposed in August 2006.

At its November 16-17, 2006 meeting, the board of directors again considered various transaction alternatives with Morgan Stanley. At the November 2006 meeting, management presented a five-year strategic plan for each of our businesses. Following the strategic planning presentations, representatives from Morgan Stanley updated the directors on the discussions with Company A. The board considered a number of possible transactional alternatives, including Company A’s proposal, a stock sale of the railroad, cash sale of the real estate assets, spin-off and a stock sale of FECI, and the likely results for shareholders under each transaction.

On December 4, 2006, the board of directors met again and discussed with representatives of Morgan Stanley numerous potential strategies to maximize shareholder return and the tax implications of each of those strategies, particularly in light of the low tax basis of certain of our assets. Our directors discussed current market conditions and the expected value creation that could be derived from successful execution of the five-year business plan. Morgan Stanley reviewed various process considerations and the directors decided to engage Morgan Stanley to commence a solicitation to explore a sale of the stock of FECI. Morgan Stanley presented a list of suggested targeted bidders and directors suggested others. Directors discussed the implications of the fact that FECI operated in two very different business segments on the likely prospective bidders for the entire company. The directors considered, with representatives of Morgan Stanley, several potential sale processes and the relative ability of each to achieve the board’s stated objectives of maximizing shareholder value, while maintaining confidentiality. After a full discussion of the relative strengths and weaknesses of various sales processes, the directors determined to use a targeted auction process to create strong competitive tension while still allowing for confidentiality to be preserved.

In mid-December 2006, senior management and Morgan Stanley began preparation of a confidential information memorandum (“CIM”). Management also established and began assembling and inputting data into an electronic “data room” to facilitate bidder due diligence.

On January 25, 2007, the board of directors met again to discuss the process to explore a sale of the entire company. Management reviewed the CIM with our directors at that meeting and work continued on the CIM through mid-February. The board also approved the terms of the engagement of Morgan Stanley to provide financial and valuation advice and to assist in negotiations in connection with a potential sale of FECI. Decisions were made at that meeting concerning the prospective bidders to be contacted. Also participating in the meeting were members of our senior management team and our legal counsel, Greenberg Traurig, P.A. (“GT”). Representatives from GT discussed with our directors their fiduciary duties under Florida law. The board determined that it would be worthwhile to conduct the proposed targeted bidder solicitation to obtain further information about the actual level of third party interest in FECI, as well as the valuations of FECI that would result from such an effort as compared to the expected results of successful execution of our business plan. The board authorized such a course of action and Morgan Stanley was directed to contact the list of potential bidders and, after the execution of confidentiality agreements with each of them, to provide access to our confidential information.

Following the January board meeting, Morgan Stanley contacted 17 potential bidders between February 15 and February 27, 2007. It also received seven inquiries expressing an interest in acquiring all or a part of FECI. Fifteen potential bidders executed a confidentiality agreement and were then sent the CIM and given access to the electronic data room. Potential bidders also received a bid instruction letter from Morgan Stanley requesting that bids be submitted by April 12, 2007. Representatives of 11 potential bidders attended separate management presentations made on various dates through March and early April. Each presentation also included a tour of certain of our properties for the prospective bidder’s representatives and their advisors. In addition, management participated in a variety of conference calls with Morgan Stanley and prospective bidders responding to questions throughout the time period up to the date bids were due. By April 13, eight of the 11 potential bidders, the representatives of which attended a management presentation, submitted a bid and one bidder submitted a bid without attending a management presentation. Seven of the submitted bids were for the entire company and two submitted bids were for the Railway only. The bid from Fortress, which indicated a range of $80.00 to $85.00 per share, represented the highest bid, based on the high end of its range.

On April 17, 2007, our board held another meeting to consider the results of the bid process. Members of our senior management team and representatives of Morgan Stanley were also in attendance. The directors were supplied with copies of each of the nine bids. The Morgan Stanley representatives reviewed the bid solicitation process and their analysis of the indicated valuations of FECI. Morgan Stanley also reviewed the strengths of and issues with each proposal. With Morgan Stanley’s assistance, the directors discussed risks and uncertainties with a number of the proposals. Morgan Stanley also commented upon its discussions with certain of the bidders regarding their willingness to improve their bids, identified structural and tax issues and other matters. Morgan Stanley indicated that no bidder indicated a willingness to top Fortress’ indicated maximum price.

After receiving all of the information concerning each of the proposals, including the strengths of and issues with each, the directors held an extensive discussion about the proposals, including the risks related to those proposals that did not contain details regarding financing, those which are not the result of significant diligence and management presentations, and those with tax inefficiencies resulting in lower indicative prices.

The directors focused on strategies to obtain the best possible price with a likelihood of achieving a timely closing, while preserving the ability of the directors to consider a superior proposal. Consideration was given to the impact of more extensive due diligence with multiple parties on the operation of the business. The directors reviewed in greater detail each of the top three proposals and discussed with Morgan Stanley a number of considerations of each. The directors noted that Fortress had proposed the highest price and had indicated a willingness to complete additional diligence promptly. The directors considered extensively whether to deal exclusively with one of the bidders for a short time period if that bidder were willing to increase the proposed price and commit to prompt completion of due diligence. Morgan Stanley representatives reviewed the attributes and open issues of the top three proposals and observed that Fortress’ proposal offered the simplest structure because it involved the acquisition of the complete company without tax inefficiencies and reflected an effort to attribute value to most assets. Morgan Stanley also commented on Fortress’ record of timely and reliable consummation of transactions. Unlike some other bidders, the Chief Executive Officer and other principals of Fortress had been directly involved in the bid process.

The board, after extensive discussion with Morgan Stanley, decided that the proposal by Fortress presented the most attractive proposal and demonstrated the ability to move forward expeditiously with the least amount of disruption to FECI’s ongoing management and operations following the intensive process undertaken to achieve the bids received. The board instructed Morgan Stanley to provide Fortress with an indication that FECI would be open to a short-term period of exclusivity with Fortress if it were willing to increase its proposal.

In a conversation between Morgan Stanley and representatives of Fortress, Fortress gave an oral indication of its willingness to increase its bid range if it was afforded an exclusive opportunity to complete due diligence and enter into a definitive agreement within three weeks. On April 17, 2007, Fortress was given oral confirmation of exclusivity for a two-week period. In addition, on April 20, 2007, FECI provided a form of merger agreement to Fortress. Between April 19, 2007 and April 27, 2007, there were extensive meetings and property tours with representatives and advisors of Fortress. On April 25, 2007, we gave Fortress our draft first quarter 2007 Form 10-Q which included lower results for the Railway than what was expected due to continued softness in Florida residential construction.

On April 27, 2007, Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”), counsel to Fortress, provided Morgan Stanley an initial mark-up of the draft merger agreement which was then provided to FECI and GT. The mark-up provided, among other things, that the termination fee payable by FECI under certain circumstances, including in the event it were to accept a superior proposal from a third party, would be $125 million (instead of the $50 million termination fee that had been proposed in the initial draft of the merger agreement). Subsequently, GT and Skadden discussed the issues in the merger agreement, including the size of the termination fee.

On May 1, 2007, GT provided a revised draft of the merger agreement that provided that the termination fee payable by FECI would be $75 million. A further revised draft provided by Skadden on May 2, 2007, countered with a $115 million termination fee. Over the next several days, representatives of the parties and their advisors held discussions regarding the issues in the merger agreement, including the termination fee. In addition, on May 2 and 3, 2007, representatives and advisors of Fortress also conducted additional meetings with senior management and toured properties.

From May 1 through 6, 2007, members of senior management, representatives of Morgan Stanley, and in-house and outside counsel to FECI responded to additional due diligence requests, held a number of meetings and conference calls and discussed and exchanged additional drafts of the merger agreement and disclosure schedules. On May 6, 2007, Fortress communicated with Morgan Stanley that, after concluding additional extensive due diligence and additional valuation analyses it was submitting a definitive offer of $62.50 per share, recognizing that FECI would pay a special dividend of $21.50 per share prior to the consummation of the merger.

In connection with the submission of their final offer, representatives of Fortress stated to representatives of FECI that Fortress would not proceed without a termination fee of at least $100 million, due to, among other things, the extensive amount of capital required for the transaction, the work and opportunity costs required to complete the transaction, the fact that the fee is in line with similar transactions of this size and particularly in light of the sale process conducted by the board of directors and its financial and legal advisors in which many parties were solicited.

In addition, on May 7, 2007, the board of directors met to consider Fortress’ definitive proposal. Morgan Stanley presented the material terms of the proposal and the conditions to closing. The directors were provided a substantially final draft of the merger agreement and a detailed summary of the draft merger agreement, as well as information regarding the expected tax treatment to shareholders of the proposed structure. Representatives of GT reviewed again the directors’ responsibilities under Florida law.

GT representatives also summarized in detail the principal terms of the merger agreement and ancillary documents, including the representations and warranties, covenants, other covenants regarding, among other things, the proxy statement, the provisions regarding non-solicitation of competing acquisition proposals, the ability to accept a superior proposal, the closing conditions and the absence of a financing contingency, termination provisions, termination fees and expense reimbursement provisions, and the structure and financing of the proposed transaction.

Representatives of Morgan Stanley reviewed and discussed with our board their analysis of the Company’s valuation based on a number of different metrics that are discussed under “The Merger — Opinion of Morgan Stanley & Co. Incorporated” beginning on page 23, and its analysis with respect to the fairness from a financial point of view of the merger consideration to be received by holders of our common stock. Morgan Stanley then delivered its oral opinion to our board, which was subsequently confirmed by delivery of a written opinion, dated May 7, 2007 (which is attached to this proxy statement as Annex B), to the effect that, as of May 7, 2007 and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Morgan Stanley in preparing its written opinion, the sum of the merger consideration and special dividend to be received by the holders of our common stock was fair to such holders from a financial point of view.

The board discussed the business and market risks facing FECI in the execution of its short and long term business strategies and its ongoing attempts to maximize shareholder value. After extensive discussion among our board, senior management and our advisors, the board unanimously approved the proposed merger subject to management’s negotiation with Fortress of certain proposed minor revisions to the merger agreement and its satisfaction with the associated debt and equity commitment letters, all on substantially the terms described to the board.

The directors further resolved to recommend to our shareholders that they vote to adopt the merger agreement. Our board also approved an amendment to our Rights Agreement to provide that the common stock purchase rights issuable thereunder would not become issuable by reason of the proposed merger with Fortress.

Also on May 7, 2007, our non-management directors met in executive session and approved recommendations of the compensation committee that FECI adopt a retention plan for certain executive officers and certain executives in our subsidiaries. The provisions of the retention plan for certain officers, including the amount, timing of the payment and conditions for payment, were determined with the participation of representatives of Fortress. Fortress indicated to the Company’s representatives that the certain goals of the retention plan should be to (i) insure a smooth transition, (ii) provide sufficient time to allow future employment discussions with the officers after the merger and (iii) to provide an additional incentive to the officers to continue their employment with the Company after the merger. Under the terms of the retention plan, FECI will make payments to certain identified employees if the employee continues to be employed by the company at the later of the effective time under the merger agreement and December 31, 2007, or upon an earlier termination without cause or resignation with good reason following the effective time. See “The Merger — Interests of Our Directors and Executive Officers in the Merger — Retention Compensation” beginning on page 34.

Over the course of the remainder of May 7 and the early morning of May 8, 2007, representatives of our management, Fortress, Skadden, GT and our in-house counsel negotiated the final terms of the merger agreement, disclosure schedules, and the terms of the equity and debt financing commitments.

Early in the morning of May 8, 2007, FECI and Buyer executed the merger agreement. Prior to the opening of trading of our common stock on the NYSE, on May 8, 2007, we issued a press release announcing the transaction, and filed a Current Report on Form 8-K with the SEC disclosing the execution of the merger agreement and attaching a copy of the definitive merger agreement as an exhibit.

Reasons for the Merger

In reaching its decision to approve and adopt the merger agreement with Buyer, the merger and the other transactions contemplated by the merger agreement, authorize FECI to enter into the merger agreement and recommend that our shareholders vote to approve the merger agreement, our board of directors consulted with its financial and legal advisors and our management. The board of directors considered a number of potentially positive factors, including the following material factors:

•

the current and historical market prices of our common stock, and the fact that the sum of the per share cash merger consideration plus the per share amount of the special dividend, or $84.00, represents a premium of 13.3% to the closing price of our common stock on May 7, 2007, the last trading day before we signed the merger agreement, and a premium of 31.0% to the average closing price for the 60 trading days during the period ended May 7, 2007;

•

the fact that the public market did not appear to be giving appropriate credit to the value that we could achieve in a sale of our railway operations to an infrastructure buyer and that our real estate assets were also undervalued on the basis of implied trading value;

•

the possible alternatives to the sale of FECI, including the potential shareholder value that could be expected to be generated from remaining independent, and the risks and uncertainties associated with such alternatives, including the risks associated with our ability to meet our projections for future results of operations, compared to the certainty of realizing in cash a fair value for their investment provided to our shareholders by the merger; in particular, the board considered potential declines in rail traffic due to reduced construction related to a downturn in the Florida real estate market, possible effects of an adverse decision in litigation affecting rock mining in Florida, a major source of our railway revenues, and the possible effects of a downturn in the Florida real estate market on our real estate operations;

•

the fact that potential buyers capable of acquiring the entire company, instead of distinct segments, would likely be able to structure their investment in a manner that would reduce the adverse impact of taxes on the purchase price;

•

the sale process conducted by us, with the assistance of our financial and legal advisors, which involved discussions with bidders likely to have the resources required to engage in a strategic acquisition of our company, engaging in discussions with 24 parties to determine their interest in acquiring FECI, entering into confidentiality agreements with 15 parties, making a management presentation to 11 parties and the receipt of nine written acquisition proposals, including seven to acquire the entire company and two to acquire our railway operations only;

•	discussions with the other bidders revealed that they were not willing to move their bids into a range competitive with Buyer;

•

the fact that we believed, following consultation with our financial and legal advisors, that that Buyer had the ability to move the quickest towards signing a definitive transaction agreement for the benefit of our shareholders and with the least amount of disruption to the ongoing management and operations of our business;

•

our board’s familiarity with, and presentations by our management and financial advisors regarding, our business, operations, properties, financial condition, strategy and prospects, and related risks, the nature of our commercial real estate and railway industries, industry trends, and economic and market conditions;

•	the fact that the merger consideration is all cash, which provides certainty of value to our shareholders;

•	the fact that the approval of holders of a majority of our outstanding common stock is required for approval of the merger agreement;

•

the financial analysis reviewed and discussed with our board on May 7, 2007 by representatives of Morgan Stanley with respect to the fairness from a financial point of view to our shareholders of the sum of the merger consideration and the special dividend as well as the oral opinion of Morgan Stanley to our board (which was subsequently confirmed in writing by delivery of Morgan Stanley’s written opinion dated the same date) to the effect that, as of May 7, 2007, and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Morgan Stanley in preparing its opinion, the sum of the merger consideration and the special dividend to be received by the holders of FECI common stock pursuant to the merger agreement was fair to the holders of FECI common stock from a financial point of view (see “The Merger — Opinion of Morgan Stanley & Co. Incorporated” beginning on page 23 and Annex B to this proxy statement);

•	the terms of the merger agreement and the related agreements, including:

•

the limited number and nature of the conditions to Buyer’s obligation to consummate the merger, including Buyer’s agreement that an adverse decision in the rock mining litigation described above would not constitute a material adverse effect under the merger agreement;

•	our ability, under certain limited circumstances, to furnish information to and conduct negotiations with third parties regarding other takeover proposals;

•	our ability to terminate the merger agreement in order to accept a financially superior proposal, subject to paying Buyer a $100 million termination fee;

•

the merger not being conditioned on the ability of Buyer to obtain financing, the limited number and nature of the conditions to funding set forth in the financing commitment letters and the obligation of Buyer and Merger Sub to use their reasonable best efforts to obtain the financing;

•	our ability to enforce specifically the terms and provisions of the merger agreement to prevent breaches of the merger agreement; and

•

the fact that if our shareholders fail to vote in favor of the merger, we would not owe any termination fee or be required to pay any of Buyer’s expenses unless there were a pending superior transaction that was entered into or consummated within 12 months of the termination of the merger agreement.

Our board of directors also considered and balanced against the potentially positive factors a number of potentially negative factors concerning the merger, including the following material factors:

•	the risk that the merger might not be completed, including as a result of a failure by Buyer to obtain the financing;

•	the fact that our shareholders will not participate in any future earnings or growth of FECI;

•	the fact that the merger consideration consists of cash and will therefore be taxable to our shareholders for U.S. federal income tax purposes as well as the tax treatment of the special dividend;

•

the restrictions on our ability to solicit or engage in discussions or negotiations with a third party regarding other takeover proposals and the requirement that we pay Buyer a $100 million termination fee if our board of directors accepts a superior proposal;

•	the fact that our shareholders are not entitled to assert appraisal rights in connection with the merger under the Florida Business Corporation Act; and

•	the possibility of disruption to our operations associated with the merger, and the resulting effect thereof on us if the merger does not close.

During its consideration of the transaction with Buyer, our board of directors was also aware that our directors and executive officers have interests in the merger that are, or may be, different from, or in addition to, those of our shareholders generally, as described under “The Merger — Interests of Our Directors and Executive Officers in the Merger” beginning on page 34.

After taking into account all of the factors set forth above, as well as others, our board of directors determined that the potentially positive factors outweighed the potentially negative factors. Furthermore, our board of directors determined it to be advisable and in the best interests of our shareholders that we enter into the merger agreement, and that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interests of our shareholders. The board of directors has unanimously approved and adopted the merger agreement, the merger and the other transactions contemplated by the merger agreement and recommends that our shareholders vote to approve the merger agreement at the special meeting.

The board of directors did not assign relative weights to the above factors or the other factors considered by it. In addition, the board of directors did not reach any specific conclusion on each factor considered, but conducted an overall analysis of these factors. Individual members of the board of directors may have given different weights to different factors.

Recommendation of Our Board of Directors

On May 7, 2007, after evaluating a variety of business, financial and market factors and consulting with our legal and financial advisors, and after due discussion and due consideration, our board of directors unanimously approved and adopted the merger agreement, the merger and the other transactions contemplated by the merger agreement and unanimously declared that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interests of our shareholders. ACCORDINGLY, OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE MERGER AGREEMENT.

Opinion of Morgan Stanley & Co. Incorporated

We retained Morgan Stanley to render a financial opinion in connection with the merger based on Morgan Stanley’s qualifications, experience and reputation. On May 7, 2007, Morgan Stanley delivered an oral opinion, subsequently confirmed in writing, to our board of directors that, as of that date and based upon and subject to the assumptions, qualifications and limitations set forth in the opinion, the sum of the merger consideration and the special dividend to be received by the holders of the common stock of FECI pursuant to the merger agreement was fair from a financial point of view to such shareholders.

THE FULL TEXT OF MORGAN STANLEY’S WRITTEN OPINION, DATED AS OF MAY 7, 2007, WHICH SETS FORTH, AMONG OTHER THINGS, THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND QUALIFICATIONS AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN RENDERING THE OPINION, IS ATTACHED AS ANNEX B TO THIS PROXY STATEMENT. YOU ARE URGED TO, AND SHOULD, READ THE OPINION CAREFULLY AND IN ITS ENTIRETY. MORGAN STANLEY’S OPINION IS DIRECTED TO OUR BOARD OF DIRECTORS, ADDRESSES ONLY THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE SUM OF THE MERGER CONSIDERATION AND THE SPECIAL DIVIDEND TO BE RECEIVED BY HOLDERS OF OUR COMMON SHARES PURSUANT TO THE MERGER AGREEMENT AND DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER OR CONSTITUTE A RECOMMENDATION TO ANY FECI SHAREHOLDER AS TO HOW TO VOTE AT THE SPECIAL MEETING. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

In connection with rendering its opinion, Morgan Stanley, among other things:

•	reviewed certain publicly available financial information and other business and financial information of FECI and its subsidiaries, respectively;

•	reviewed certain internal financial statements and other financial and operating data concerning FECI and its subsidiaries prepared by the management of FECI and its subsidiaries, respectively;

•	reviewed certain financial projections prepared by the management of FECI and its subsidiaries, respectively;

•	discussed the past and current operations and financial condition and the prospects of FECI and its subsidiaries with senior executives of FECI and its subsidiaries, respectively;

•	reviewed the reported prices and trading activity of FECI common stock;

•	compared the financial performance of FECI and its subsidiaries and the trading activity of FECI common stock with that of certain other comparable publicly-traded companies and their securities;

•	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

•	participated in discussions and negotiations among representatives of Fortress and FECI and its subsidiaries and their financial and legal advisors;

•	reviewed the merger agreement, the debt and equity commitment letters of Fortress substantially in the form of the drafts dated May 7, 2007 and certain related documents; and

•	performed such other analyses and considered such other factors as Morgan Stanley deemed appropriate.

In delivering its opinion, Morgan Stanley assumed and relied upon without independent verification the accuracy and completeness of the information supplied or otherwise made available to Morgan Stanley by the management of FECI for the purposes of the opinion. With respect to the financial projections, Morgan Stanley assumed that they were reasonably prepared on bases reflecting the then best currently available estimates and judgments of the future financial performance of FECI and its subsidiaries. Furthermore, Morgan Stanley relied without independent verification on the assessment of the senior management of FECI and its subsidiaries of their ability to achieve such projections in the manner and within the timeframe contemplated by such projections. In addition, Morgan Stanley assumed that the merger will be consummated in accordance with the terms set forth in the merger agreement without any waiver, amendment or delay of any material terms or conditions, including, among other things, that Fortress will obtain financing for the merger in accordance with the debt and equity commitment letters. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed transaction, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed transaction. Morgan Stanley is not a legal, tax or regulatory advisor and relied upon, without independent verification, the assessment of FECI and its subsidiaries and its legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of FECI, nor was it furnished with any such appraisals. Morgan Stanley also relied on the assessment by the senior executives of FECI regarding the strategic rationale for the transaction. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, May 7, 2007. Events occurring after such date may affect Morgan Stanley’s opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion.

The following is a summary of certain analyses performed by Morgan Stanley in connection with the preparation of its written opinion letter dated May 7, 2007. Although each analysis was provided to the FECI board, in connection with arriving at its opinion, Morgan Stanley considered all of its analysis as a whole and did not attribute any particular weight to any analysis described below. These summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

Historical Stock Price Trading Analysis

Morgan Stanley reviewed the historical trading prices for FECI common stock for the five-year period ended May 4, 2007. In addition, Morgan Stanley analyzed the relationship between the sum of the special dividend of $21.50 per share and the merger consideration of $62.50 per share of FECI common stock, in cash, to be received by holders of FECI common stock pursuant to the merger agreement and the prices of FECI common stock during certain periods within the one-year period ended May 4, 2007. This analysis indicated that the total proceeds to be paid to FECI’s shareholders pursuant to the merger agreement represented the following:

•	a premium of 13% based on the closing price of $74.46 per share on May 4, 2007;

•	a premium of 23% based on the 30 trading day average closing price of $68.06 per share;

•	a premium of 45% based on the one-year average closing price of $57.83 per share;

•	a premium of 13% based on the 52-week high closing price of $74.62 per share; and

•	a premium of 86% based on the 52-week low closing price of $45.18 per share.

Comparable Companies Analysis

Using publicly available information, Morgan Stanley performed an analysis of selected publicly traded railroad and real estate companies that share some characteristics with FECI’s railroad and real estate businesses. Morgan Stanley analyzed the following companies:

Railroads

•	Burlington Northern Santa Fe Corp.

•	Union Pacific Corp.

•	Canadian National Railway Co.

•	Canadian Pacific Railway Ltd.

•	CSX Corp.

•	Norfolk Southern Corp.

•	Kansas City Southern

•	Genesee & Wyoming Inc.

Real Estate

•	Brandywine Realty Trust

•	Mack-Cali Realty Corporation

•	Duke Realty Corporation

•	EastGroup Properties, Inc.

•	Highwoods Properties, Inc.

•	Kilroy Realty Corporation

•	Liberty Property Trust

•	Parkway Properties, Inc.

•	AMB Property Corporation

•	Cousins Properties Incorporated

•	ProLogis

•	Vornado Realty Trust

Morgan Stanley reviewed financial information including the ratios of aggregate value to forecasted calendar year 2007 and 2008 earnings before interest, taxes, depreciation and amortization (“EBITDA”) multiples. For FECI’s railroad business, Morgan Stanley also reviewed the ratios of equity values to forecasted calendar year 2007 and 2008 earnings multiples. For FECI’s real estate business, Morgan Stanley also reviewed financial information including the ratios of equity value to forecasted calendar year 2007 and 2008 funds from operations (“FFO”) and forecasted calendar year 2007 and 2008 funds from operations adjusted for recurring capital expenditures (“AFFO”) multiples. For the comparable companies, the forecasted EBITDA, FFO, AFFO and earnings for 2007 and 2008 were based on a compilation of publicly available projections by equity research analysts.

Based upon Morgan Stanley’s review of the multiples of the railroad comparable companies, as well as the comparability of their assets and businesses to those of FECR, and basing FECR’s forecasted EBITDA and earnings for 2007 on a combination of publicly available information and internal projections prepared by management of FECR, Morgan Stanley applied a range of multiples to FECR’s corresponding financial statistics to arrive at a range of per share equity values for FECR. The range of multiples that were selected reflected the trading multiples of comparable railroad companies, historical trading multiples and general business and industry environment.

Based upon Morgan Stanley’s review of the multiples of the comparable companies, as well as the comparability of their assets and businesses to those of Flagler, and basing Flagler’s forecasted recurring EBITDA, FFO and AFFO for 2007 on a combination of publicly available information and internal projections prepared by management of FECI and its subsidiaries, Morgan Stanley applied a range of multiples to Flagler’s corresponding financial statistics to arrive at a range of per share equity values for Flagler’s rental operations and services business. Given that FECI is a taxable entity, Morgan Stanley used Flagler’s EBITDA from rental operations on an after-tax basis to preserve the comparability of the REIT comparable multiples used. Morgan Stanley then added the implied value of Flagler’s rental operations based on comparable company multiples provided above with the implied value of Flagler’s development pipeline, land holdings and joint venture interests valued using an NAV methodology (discussed below), to arrive at an implied value per share of Flagler. The real estate valuation range did not reflect the negative value impact of unallocated real estate general and administrative expenses.

The table below summarizes the multiple ranges selected by Morgan Stanley that were then applied to FECI’s 2007 financial analyses as of May 4, 2007:

Multiples Selected for Comparable Companies Analysis

Railroad (FECR)	Low	High
Aggregate Value to Forecasted 2007 EBITDA	7.5x	9.0x
Equity Value to Forecasted 2007 Earnings	15.0x	18.0x

Real Estate (Flagler)	Low	High
Aggregate Value to Forecasted 2007 EBITDA	16.0x	18.5x
Equity Value to Forecasted 2007 FFO	14.0x	18.0x
Equity Value to Forecasted 2007 AFFO	19.0x	23.0x

Real Estate Services (Flagler)	Low	High
Aggregate Value to Forecasted 2007 EBITDA	3.5x	4.5x

The selected multiples were applied to the Company’s forecasted financial metrics for each of its subsidiaries in the manner described above, yielding an implied mean reference range value of FECR on a per share basis of $22.46 to $26.91 and an implied mean reference range value of Flagler on a per share basis of $34.64 to $52.75.

The FECI valuation range did not reflect the negative value impact of unallocated corporate level general and administrative expenses. No company considered in the foregoing analysis is identical to FECI and its subsidiaries. In evaluating the comparable railroad and real estate companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of FECI and its subsidiaries. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable company data.

Precedent Transaction Analysis

Using publicly available information, Morgan Stanley examined the terms of certain transactions involving acquisitions of companies in both the railroad and real estate sectors. The transactions listed below include the most recent transactions that share several characteristics with the contemplated acquisition involving FECI and its subsidiaries.

Precedent Railroad Transactions Since 2000
Target	Acquiror
RailAmerica	Fortress Investment Group
Meridian Rail	Greenbrier Companies
Progress Rail Services	Caterpillar Inc.
Central Japan Railway Co.	Central Japan Railway Co.
Brasil Ferrovias SA	All America Latina Logistica
Rail Management Corp.	Genesee & Wyoming Inc.
Grupo TMM’s stake in TFM	Kansas City Southern
Sab Wabco	Investor Group
Freight Australia	Pacific National
Great Lakes Transportation	Canadian National Railway Co.
FCA	Cia Vale de Rio Doce SA
Pandrol International Ltd.	Delachaux SA
Nabco Ltd.	Teijin Seiki Co. Ltd.
Railtrack Developments	Hammerson PLC
VAE Aktiengesellschaft	Voestalpine AG
Tokyu Car Corp	Tokyu Corp.
National Rail and FreightCorp	Toll Holdings and Lang Corp.
Groupe CAIB	VTG-Lehnkering AG
Wisconsin Central	Canadian National Railway Co.
Westrail Freight	Australian Rail Group

Precedent Office & Industrial REIT M&A Transactions Greater Than $500MM Since 2004
Target	Acquiror
Equity Office Properties	The Blackstone Group
Columbia Equity Trust	JP Morgan Special Situations Fund
Glenborough Realty Trust	Morgan Stanley Real Estate Funds
Reckson Associates Realty Trust	SL Green / Reckson Mgmt / Marathon
Trizec Properties & Trizec Canada	Brookfield Properties / The Blackstone Group
CarrAmerica Realty Corporation	The Blackstone Group
Bedford Property Investors	LBA Realty
Arden Realty, Inc.	GE Capital Real Estate
Centerpoint Properties Trust	CalEast Industrial Investors LLC
Prentiss Properties	Brandywine Realty Trust / Prudential Real Estate
Catellus Development	ProLogis Trust
Keystone Property Trust	ProLogis Trust / Eaton Vance
Great Lakes REIT	Asian Realty Partners II

Morgan Stanley selected these precedent transactions because these precedent transactions represented recent deals in similar industry sectors and had other relevant similarities for comparison, including equity and total market capitalization, property characteristics and asset quality and portfolio size. Based on its judgment, Morgan Stanley selected a range of multiples and premiums to apply in its analysis, as described below:

•

FECR: Morgan Stanley applied a trailing twelve month (“LTM”) aggregate value to EBITDA multiple range of 8.0x to 11.0x to the Company’s corresponding financial data for FECR. Based on LTM EBITDA, Morgan Stanley implied a reference range value of FECR on a per share basis of $25.01 to $34.35.

•

Flagler: Morgan Stanley applied premiums of 12.5% to 25.0% to the midpoint of Morgan Stanley’s comparable company valuation of Flagler (as described above), and applied premiums of 15.0% to 27.5% to the midpoint of Morgan Stanley’s net asset valuation (“NAV”) of Flagler (as described below). This analysis implied a reference range value of Flagler on a per share basis of $49.16 to $56.31.

No company or transaction utilized in the analysis of selected precedent transactions is identical to FECI or the merger with respect to the acquisition asset type or business model, in timing or size, and, accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning financial and operating characteristics of FECI and its subsidiaries and other factors that would affect the acquisition value of companies to which it is being compared. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of FECI. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using selected transaction data.

Discounted Cash Flow Analysis

Morgan Stanley performed a discounted cash flow (“DCF”) analysis for FECI based upon the continuing operations of FECR and Flagler, pursuant to the financial projections provided by FECI management, and an estimated future sale of a portion of the FECR right-of-way to a third party for an alternative use. Morgan Stanley performed its analysis without including any assumed operational benefits from the transaction.

•

FECR: Morgan Stanley calculated unlevered free cash flows for FECR through 2011, and calculated terminal values by applying a range of multiples from 8.0x to 10.0x to next 12 months EBITDA beyond 2011. This range of multiples was derived from a review of historical trading multiples for certain railroad companies. The cash flow streams and terminal values were then discounted back to June 30, 2007 using an estimated range of the weighted average cost of capital for FECR of 8.5% to 10.5%. This range of discount rates was based on a number of factors, including a review of the weighted average cost of capital of comparable railroad companies, estimates by equity research analysts, expected total return of comparable railroad companies and observed private market discount rates. Using this methodology, Morgan Stanley observed that the implied value per common share for FECR ranged from $25.61 to $33.30.

•

Right-of-Way: Based on its discussions with management, and review of publicly available information and prior railroad right-of-way transactions, Morgan Stanley applied a range of after-tax values to a future sale of a portion of the FECR right-of-way in the context of a sale to a third party at various points in time and discounted the sale proceeds back to June 30, 2007 using a discount rate of 25.0% per year. Using this methodology, Morgan Stanley observed that the midpoint of the implied value per common share for the future sale of the FECR right-of-way valuation range was $5.42.

•

Flagler: Morgan Stanley calculated unlevered free cash flows for Flagler through calendar year 2014. Terminal values were calculated by Morgan Stanley by applying capitalization rates of 6.0% to 7.0% to the forward 12-month net operating income of stabilized, development and joint venture properties, and applying a 4.5x terminal value multiple to FECI’s services business and overhead. The cash flow streams and terminal values were then discounted back to June 30, 2007 using a range of discount rates, which were based on a review of the weighted average cost of capital of comparable real estate companies and assumptions about unlevered total return expectations in the real estate market at the time. For all cash flows except those related to development (including joint-ventures) and land sales activity, Morgan Stanley applied a range of discount rates from 8.0% to 10.0%. For development, joint venture and land sale cash flows, Morgan Stanley applied a range of discount rates from 10.0% to 12.5%. For land not absorbed or sold during the forecast period, Morgan Stanley applied a discount to management’s value estimates. FECI’s services business was valued by applying a multiple range of 4.0-6.0x to 2007 projected services EBITDA. Using this methodology, Morgan Stanley observed that the implied value per share for Flagler ranged from $37.85 to $50.11.

Morgan Stanley’s DCF analysis did not reflect the negative value impact of unallocated corporate level general and administrative expenses.

Leveraged Buyout Analysis - FECR

Morgan Stanley performed a leveraged buyout analysis for FECR to illustrate its value in the context of a sale to a financial sponsor. Morgan Stanley calculated leveraged cash flows using (i) financial projections through calendar year 2011 as provided by management, (ii) financing assumptions based on total leverage used in recent comparable transactions and (iii) financing terms that were consistent with those available in the market at the time of the analysis. Morgan Stanley calculated terminal values using an aggregate value to trailing EBITDA multiple range of 11.0x to 13.0x applied to 2011 EBITDA. Based on a range of estimated required internal rates of return from 15% to 20%, Morgan Stanley observed that the implied value per common share for FECR ranged from $31.66 to $35.71.

Net Asset Valuation - Flagler

To determine Flagler’s net asset value per share, Morgan Stanley applied capitalization rates of 5.50% – 7.75% to Flagler’s properties, which were derived from historical data for comparable asset sales from published sources, discussions with our management and an evaluation of market data from various market data services. The capitalization rates were adjusted to account for current market conditions and property specific circumstances within the asset portfolio, and applied on an individual property basis. For stabilized properties, Morgan Stanley applied the selected cap rate range to management’s estimate for 2007 net operating income. For development properties, Morgan Stanley applied the selected cap rate range to management’s estimate for net operating income in the year that those properties are assumed to stabilize. Values calculated in future periods were discounted back to the valuation date of June 30, 2007 using an 11.5% discount rate. Morgan Stanley valued Flagler’s land sale projections using management’s price and timing estimates and applied a discount to such estimates. Morgan Stanley valued Flagler’s joint venture interests using the discounted cash flow methodology described above. This analysis indicated an implied range of gross asset value of $1,694 million to $2,392 million. From gross asset value, Morgan Stanley deducted our outstanding mortgages and other debt, and divided this result by the number of shares of common stock outstanding on a fully diluted basis. This analysis indicated an implied range of NAV per FECI common share for Flagler of $36.05 to $54.86. This analysis did not reflect the negative value impact of unallocated real estate general and administrative expenses.

Multiple Buyer Analysis

Morgan Stanley examined the valuation impact of a transaction involving the sale of each of FECI’s businesses to a separate acquirer. In this context, Morgan Stanley analyzed (a) a stock sale of FECR and a cash sale of Flagler and (b) a stock sale of Flagler and a cash sale of FECR. In evaluating the first transaction, Morgan Stanley calculated the estimated incremental decrease in value an acquirer not receiving a full step-up in FECI’s railroad assets as well as the corporate taxes associated with a sale of Flagler assets. In the second transaction, Morgan Stanley calculated the potential decrease in value for an acquirer not receiving a full step-up in FECI’s real estate assets as well as the corporate taxes associated with the asset sale of FECR. In both analyses, Morgan Stanley used the range of values derived from its leveraged buyout analysis of FECR and from its NAV analysis of Flagler (both described above), and the midpoint present value of the FECR right-of-way (also as described above). This analysis yielded a range of equity value per share of common stock of FECI on a fully diluted basis of $59.97 to $81.61. This analysis did not reflect the negative value impact of unallocated real estate general and administrative expenses and assumed that such a transaction would disaggregate the Company’s businesses and therefore corporate general and administrative expenses was eliminated from the analysis.

In connection with the review of the sale of FECI, Morgan Stanley performed a variety of financial and comparative analyses for purposes of its opinion given in connection therewith. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Morgan Stanley believes that the summary set forth and the analyses described above must be considered as a whole and that selecting portions thereof, without considering all its analyses, would create an incomplete view of the process underlying its analyses and opinion. In addition, the range of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of FECI. Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions.

In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of

FECI. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates. The analyses performed were prepared solely as a part of Morgan Stanley’s analysis of the fairness, from a financial point of view, of the sum of the merger consideration and the special dividend to be received by the holders of the common shares pursuant to the merger agreement and were conducted in connection with the delivery of Morgan Stanley’s opinion dated May 7, 2007 to FECI’s board of directors. Morgan Stanley’s analyses do not purport to be appraisals or to reflect the prices at which the common shares of FECI might actually trade.

Although Morgan Stanley evaluated the fairness of the consideration to be received by the holders of the common shares pursuant to the merger agreement from a financial point of view, the consideration itself was determined by FECI and Fortress through arm’s-length negotiations. Morgan Stanley did not recommend any specific merger consideration to FECI or that any specific merger consideration constituted the only appropriate merger consideration for the merger. FECI did not provide specific instructions to, or place any limitations on, Morgan Stanley with respect to the procedures to be followed or factors to be considered by it in performing its analyses or providing its opinion.

In addition, as described above, Morgan Stanley’s opinion and presentation to FECI’s board of directors was one of many factors taken into consideration by the board in making its determination to recommend the adoption of the merger agreement. Consequently, the Morgan Stanley analyses described above should not be viewed as determinative of the opinion of the board or the view of the management of FECI and its subsidiaries with respect to the value of FECI or of whether the board would have been willing to agree to different consideration.

Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking and financial advisory business, is continuously engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of its trading, brokerage, investment management and financing activities, Morgan Stanley or its affiliates may actively trade the equity securities of FECI for its own accounts or for the accounts of its customers and, accordingly, may at any time hold long or short positions in such securities. In the past, Morgan Stanley and its affiliates have provided financial advisory and financing services to FECI and Fortress.

Pursuant to an engagement letter between FECI and Morgan Stanley, FECI has agreed to pay to Morgan Stanley customary fees which are contingent upon completion of the merger, and to reimburse Morgan Stanley for its expenses incurred in performing its services.

Furthermore, FECI has also agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under federal securities laws, related to or arising out of Morgan Stanley’s engagement and any related transactions

Financing

Buyer estimates the total amount of funds necessary to complete the merger and the related transactions will be approximately $3.56 billion, which includes approximately $3.12 billion to be paid to FECI shareholders and holders of other equity-based interests in FECI, with the remainder to be applied to pay related fees and expenses in connection with the merger, the financing arrangements and the related transactions. Buyer has advised FECI that Buyer may also seek to refinance certain indebtedness of FECI in connection with the merger. These payments are expected to be funded by a combination of equity contributions by affiliates of Fortress and debt financing. Notwithstanding such arrangements, the obligations of Buyer and Merger Sub under the merger agreement are not subject to any financing condition but, in the event that the financing is not available despite Buyer’s reasonable best efforts to obtain it, FECI’s only remedy may be receipt of a termination payment in the amount of $150 million.

Equity Financing

Buyer has received an equity commitment letter dated May 8, 2007 pursuant to which affiliates of Fortress have agreed to provide equity financing of $1.9 billion to Buyer as a source of funds required to consummate the transactions contemplated by the merger agreement. The equity commitment letter is also a source of funds for the pro rata portion of amounts payable by Buyer pursuant to any termination fee or for reimbursement of reasonable out of pocket costs incurred by FECI in connection with Buyer’s financing or in connection with the financing of the special dividend. Notwithstanding the foregoing, the aggregate liability of Fortress, Buyer and Merger Sub and their affiliates will not exceed $150 million plus out-of-pocket costs incurred in connection with Buyer’s financing or financing of the special dividend; provided however, there may be certain circumstances under which specific performance may be obtained. See “The Merger Agreement — Specific Performance” beginning on page 62. The obligations of such affiliates of Fortress to provide the equity financing on the terms outlined in the equity commitment letter are subject to the satisfaction or waiver of the conditions to the obligations of Buyer and Merger Sub set forth in the merger agreement and the availability of debt financing. See “The Merger Agreement — Conditions to Consummation of the Merger” beginning on page 44.

Debt Financing

Buyer has received a senior secured credit facilities commitment letter dated May 8, 2007 made by Citigroup Global Markets Inc. and Bear, Stearns & Co. Inc., or the “lenders”, for the senior secured credit facilities in an aggregate principal amount of up to $1.805 billion. The obligation of the lenders to provide the debt financing on the terms outlined in the senior secured credit facilities commitment letter is subject to the following conditions, among others:

•

the preparation, negotiation, execution and delivery of definitive documentation with respect to the senior secured credit facilities customary for similar transactions, including credit agreements, security agreements and guarantees incorporating substantially the terms and conditions outlined in the senior secured credit facilities commitment letter and otherwise reasonably satisfactory to the lenders and their counsel;

•

the absence of any event, occurrence, development or state of circumstances or facts that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect (as such term is defined in the merger agreement);

•

the merger will have been consummated or will be consummated simultaneously with or immediately following the closings of the senior secured credit facilities in accordance with the merger agreement and all other related documentation (without amendment, modification or waiver thereof which is materially adverse to the lenders without their prior consent);

•	equity investments of not less than 50% of the total capitalization of the borrower will have been made;

•

the lenders will have received satisfactory evidence that all loans outstanding under, and all other amounts due in respect of, certain indebtedness of FECI will have been repaid in full (or satisfactory arrangements made for such repayment) and the related commitments will have been permanently terminated;

•	the lenders will have received certain audited and unaudited financial statements of FECI, all of which will be prepared in accordance with generally accepted accounting principles;

•	the lenders will have received;

•

a pro forma consolidated balance sheet of the borrower as of the closing date of the merger, after giving effect to the merger and the loans, together with a certificate of the chief financial officer of the borrower to the effect that such statements accurately present in all material respects the pro forma financial position of the borrower and its subsidiaries in accordance with generally accepted accounting principles, and

•	the most recent projections for the borrower through the 2012 fiscal year;

•

all actions, documents and instruments required to perfect the security interest of the lenders in the collateral securing the senior secured credit facilities will have been executed and delivered and, if applicable, be in proper form for filing, and none of such collateral will be subject to any other pledges, security interests or mortgages, except customary permitted liens and other limited exceptions as may be permitted by the loan documents;

•	the lenders will have received

•

customary and reasonably satisfactory legal opinions, corporate documents (including know your customer information) and certificates, including a certificate from the chief financial officer of Buyer regarding the solvency of Buyer and its subsidiaries after giving effect to the merger and the loans, and

•	payment of fees and expenses; and

•	the borrower will have delivered evidence of satisfactory insurance coverage on developed properties and any other improved real property covering customary risks.

Although the debt financing described in this proxy statement is not subject to the lenders’ satisfaction with their due diligence or to a “market out,” such financing might not be funded on the closing date because of failure to meet the closing conditions or for other reasons. As of the date of this proxy statement, no alternative financing arrangements or alternative financing plans have been made in the event the debt financing described herein is not available as anticipated. The documentation governing the debt financing facilities has not been finalized and, accordingly, the actual terms may differ from those described in this proxy statement.

Financing Efforts

Buyer will, and will cause its affiliates to, use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the proceeds of the debt financing pursuant to the commitment letter from Citigroup Global Markets Inc. and Bear, Stearns & Co., Inc. for an aggregate principal amount of up to $1.805 billion, which we refer to as the debt financing, including using its reasonable best efforts to:

•	negotiate and enter into agreements with respect to and on the terms of the commitment letter; and

•	satisfy on a timely basis all conditions, and otherwise comply with all terms, applicable to Buyer in such definitive agreements.

Buyer will obtain the equity financing from Fortress Fund V GP L.P., Fortress Fund V GP (BCF) L.P. and certain of its affiliates, in the aggregate amount of $1.9 billion upon satisfaction or waiver of the conditions to effect the merger contained in the merger agreement (other than those conditions that by their nature are to be satisfied at the closing of the merger, but subject to the satisfaction or waiver of those conditions).

Buyer has agreed promptly to notify FECI:

•

if any portion of the debt financing becomes unavailable on the terms and conditions contemplated by the debt commitment letter and use its reasonable best efforts to arrange to obtain such portion of the financing from alternative sources as promptly as practicable following the occurrence of such event; and

•	of any material breach by any party of the debt commitment letter or a termination of the debt commitment letter.

Buyer will also keep FECI informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the debt and equity financing. Buyer may agree to or permit any material amendment, supplement or other modification to be made to, or any waiver of any material provision or remedy under, the debt and/or equity commitments or the definitive agreements relating to the debt and/or equity financing and may obtain financing in substitution of all or a portion of the debt and/or equity financing, so long as Buyer consults with FECI and promptly provides FECI with such information it may reasonably request regarding any alternative financing arrangements or plans and will not permit any amendment or modification to be made to, or any waiver of any provision under, the debt or equity commitment letters without obtaining FECI’s prior written consent.

FECI will, and will cause its subsidiaries to, provide, and will use its reasonable best efforts to have its representatives cooperate with Buyer and its representatives in connection with the arrangement of the debt financing and to facilitate Buyer’s post-acquisition planning, and in connection with the pre-payment of FECI’s existing debt, as may be reasonably requested by Buyer including:

•	participation in meetings, drafting sessions and due diligence sessions;

•	furnishing Buyer and its financing sources with financial and other pertinent information regarding FECI as may be reasonably requested by Buyer;

•	assisting Buyer and its financing sources in the preparation of;

•	an offering document for any debt raised to complete the merger and

•	materials for rating agency presentations;

•	cooperating with Buyer in connection with applications to obtain consents, approvals and authorizations which may be necessary or desirable in connection with the financing; and

•	forming new direct or indirect subsidiaries and transferring assets to such subsidiaries.

Buyer will reimburse any reasonable out-of-pocket expenses paid by FECI regarding FECI’s cooperation in securing the debt financing or directly incurred in connection with the financing of the special dividend upon FECI’s request. FECI and its subsidiaries will not be required to pay any fee or incur any other liability in connection with the debt financing, except for any such fee or liability effective following the merger closing.

Special Dividend Financing

FECI has received a special dividend commitment letter dated May 8, 2007 made by Citigroup Global Markets Inc. and Bear, Stearns & Co. Inc., or the “lenders”, in an aggregate principal amount of up to $850.0 million. The obligation of the lenders to provide the debt financing on the terms outlined in the special dividend commitment letter is subject to the following conditions, among others:

•

the preparation, negotiation, execution and delivery of definitive documentation with respect to the special dividend credit facilities customary for similar transactions, including credit agreements, security agreements and guarantees incorporating substantially the terms and conditions outlined in the special dividend credit facilities commitment letter and otherwise reasonably satisfactory to the lenders and their counsel;

•	the absence of any Company Material Adverse Effect (as such term is defined in the special dividend commitment letter);

•

the aggregate outstanding amount of indebtedness of FECI and its subsidiaries on a consolidated basis (determined in accordance with generally accepted accounting principles) on the closing date of such facility shall not be greater than $400.0 million; and

•

the lenders will have received a pro forma consolidated balance sheet of FECI as of the closing date of such facility, after giving effect to the special dividend credit facilities, together with a certificate of the chief financial officer of FECI to the effect that such statements accurately present in all material respects the pro forma financial position of FECI and its subsidiaries in accordance with generally accepted accounting principles.

Although the special dividend financing described in this proxy statement is not subject to the lenders’ satisfaction with their due diligence or to a “market out,” such financing might not be funded because of failure to meet the closing conditions or for other reasons. As of the date of this proxy statement, no alternative financing arrangements or alternative financing plans have been made in the event the special dividend financing described herein is not available as anticipated. The documentation governing the special dividend financing credit facilities has not been finalized and, accordingly, the actual terms may differ from those described in this proxy statement.

Interests of Our Directors and Executive Officers in the Merger

In addition to their interests in the merger as shareholders, certain of our directors and executive officers have interests in the merger that differ from, or are in addition to, your interests as a shareholder. In considering the recommendation of our board of directors to vote “FOR” the approval of the merger agreement, you should be aware of these interests. Our board of directors was aware of, and considered the interests of, our directors and executive officers in approving the merger agreement, the merger and the transactions contemplated by the merger agreement. Except as described below, such persons have, to our knowledge, no material interest in the merger that differs from your interests generally.

Retention Compensation

On May 7, 2007, our non-management directors approved a retention plan for certain employees, including our chief executive officer, chief financial officer and the other executive officers set forth below. Payments will be made by the Company if the employee continues to be employed by the Company at the later of the effective time under the merger agreement and December 31, 2007 (the “Retention Date”). If prior to the Retention Date, the employee is terminated by the Company without “cause” or by the employee with “good reason,” the employee will be paid the amount set forth below as soon as practicable after the termination.

Executive Officer	Potential Retention Compensation
Adolfo Henriques	$12,000,000
John D. McPherson	$1,500,000
Daniel H. Popky	$750,000
Heidi J. Eddins	$750,000
Edward Manno Shumsky	$750,000
Jorge San Miguel	$1,000,000
Bradley Lehan	$250,000
Amy Bramlitt	$1,000,000

Change in Control and Severance Agreements

We have entered into change in control and severance agreements with the following executive officers: Messrs. Henriques, Codina, McPherson, Popky, Shumsky and Lehan, Ms. Eddins and Ms. Bramlitt as well as certain other employees. The agreements provide certain compensation and benefits in the event a covered executive officer’s employment is terminated during the term of the agreement either (a) by us without “cause” (as defined in the agreement) or by the executive for “good reason” (as defined in the agreement) at any time during the period commencing on the date of a change in control (which term includes the merger) and ending on the second anniversary of the change in control or (b) by us without cause or by the executive for good reason at any time during the period commencing three months prior to the change in control and ending immediately prior to the change in control and the executive demonstrates that such termination was requested by the party taking control (which, in case of the merger, is the Buyer) or was otherwise in anticipation of the change in control. Generally, if a change in control occurs prior to the expiration of the term of the agreement, the term is automatically extended, if it would otherwise end prior thereto, until the second anniversary of the change in control.

In the event an executive officer becomes entitled to payments and benefits following termination and in connection with a change in control as discussed above, the executive officer will:

(a) receive any unpaid base salary through the date of termination and any accrued vacation;

(b) receive any unpaid bonus accrued with respect to the fiscal year ending on or preceding the date of termination;

(c) receive reimbursement for any unreimbursed expenses incurred through the date of termination;

(d) receive all other payments, benefits or fringe benefits to which the executive officer may be entitled subject to, and in accordance with, the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant;

(e) receive a lump sum cash payment equal to three times (or in the case of Mr. Lehan and Ms. Bramlitt, two times) the sum of the executive officer’s base salary and target bonus in effect on the date immediately preceding the change in control;

(f) receive payment of a pro-rata portion of the target bonus for the fiscal year of termination or, if higher, the year in which the merger occurs;

(g) continue to be eligible to participate in all health plans which cover the executive officer in effect on the date of termination until three years (or in the case of Mr. Lehan and Ms. Bramlitt, two years) after the date of termination; and

(h) receive the full value of all shares of restricted stock which will vest upon termination.

Certain covered executive officers will also be entitled to receive certain “gross up” payments to offset any excise tax imposed pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended, on any payment or distribution by the Company to or for the benefit of the executive officer, including payments pursuant to the change in control agreement or any other plan, arrangement or agreement with the Company, by reason of such payment or distribution being made in connection with a change in ownership or control of the Company.

The following table sets forth an estimate of the potential cash severance, value of continued medical coverage, value of accelerated vesting of restricted stock, the retention payment discussed under the caption “The Merger — Interests of Our Directors and Executive Officers in the Merger — Retention Compensation” on page 34 and tax gross up payments. The table assumes a termination date of July 31, 2007. In the event an executive officer’s employment is not terminated, the executive will still receive the retention payment and the value of restricted stock (in the form of the substituted long-term cash incentive awards) will be paid to the executive in accordance with the original vesting schedule.

Name	Amount of Potential Cash Severance Payment	Estimated Value of Welfare Benefits	Value of Equity Accelerated	Retention Payment (1)	Total	Gross Up Payment
Adolfo Henriques	$4,830,643	$41,021	$6,302,125	$12,000,000	$23,173,789	$6,927,042
Armando Codina	$2,800,969	$41,021	$1,477,188		$4,319,178	$1,216,806
John McPherson	$1,977,530	$25,605	$3,726,375	$1,500,000	$7,229,509	$1,397,704
Daniel Popky	$1,707,279	$25,605	$2,669,813	$750,000	$5,152,697	$1,074,804
Heidi J. Eddins	$1,707,279	$25,605	$2,553,125	$750,000	$5,036,010
Edward Manno Shumsky	$1,564,144	$41,021	$610,563	$750,000	$2,965,728	$1,017,860
Jorge San Miguel	$22,583		$3,827,750	$1,000,000	$4,850,333	$1,008,115
Bradley Lehan	$587,492	$17,070	$516,125	$250,000	$1,370,687
Amy Bramlitt	$514,831	$17,070	$365,250	$1,000,000	$1,897,151	$636,237

(1)	As further discussed under “The Merger — Interests of Our Directors and Executive Officers in the Merger — Retention Compensation” beginning on page 34, if prior to the Retention Date, the employee is terminated by FECI without “cause” or by the employee with “good reason,” the employee will be paid the retention payment as soon as practicable after the termination.

Treatment of Equity Awards

Each outstanding option to purchase shares of our common stock will be canceled and converted into the right to receive an amount (subject to any applicable withholding tax payable without interest) in cash equal to the product of (A) the number of shares of FECI common stock subject to such stock option immediately prior to the consummation of the merger and (B) the amount by which $84.00 (which is the sum of the per share merger consideration plus the per share amount of the special dividend) exceeds the per share exercise price of such stock option.

The following table indicates the number of options held by our directors and executive officers on [                    ], 2007, the weighted average exercise price of those options and the amount that our directors and executive officers are estimated to receive in settlement of their respective options if the merger is completed:

Executive Officer / Director	Total Options (1)	Weighted Average Exercise Price	Total Amount to be Received ($84.00 less Exercise Price)
Amy W. Bramlitt	840	$24.61	$49,887
David M. Foster	8,402	$34.29	$417,650
Adolfo Henriques	12,603	$34.08	$629,147
Bradley Lehan	2,100	$20.40	$133,560
Joseph Nemec	8,402	$34.29	$417,650
John D. McPherson	76,155	$29.60	$4,142,835

(1)	All options held by our directors and executive officers are fully vested and exercisable as of the date of this proxy statement.

Restricted Stock. The merger agreement also provides that, for all outstanding restricted shares, including shares held by our officers and directors, there will be substituted a long-term incentive cash award in the amount of $62.50, which will vest or be forfeited in accordance with the existing vesting and forfeiture provisions of each outstanding share of restricted stock. Funds necessary to pay such amounts will be placed in escrow and paid to the holders of such awards, with interest and less any applicable withholding taxes, immediately upon vesting. All holders of outstanding shares of restricted stock will be entitled to receive the special dividend with respect to those shares at the same time as all other FECI shareholders.

Directors’ and Officers’ Indemnification and Insurance

The merger agreement provides that FECI, as the surviving corporation of the merger, will indemnify and hold harmless all past and present officers and directors of FECI and its subsidiaries to the fullest extent permitted by the FBCA or any other applicable law or FECI’s articles of incorporation and bylaws, subject to any limitation imposed from time to time under applicable law, for acts or omissions occurring at or prior to the effective time of the merger, and that Buyer will guarantee these obligations of the surviving corporation.

In addition, FECI intends to purchase, prior to the consummation of the merger, a six year prepaid (or “tail”) directors’ and officers’ liability insurance policy in respect of events occurring at or prior to the effective time for six years from the effective time, covering each indemnified party on terms with respect to such coverage and amounts no less favorable than those of such policies in effect on the date of the merger agreement; provided, however, that FECI will not pay an aggregate premium in excess of 300% of the aggregate amount per annum that it has paid for such coverage in its last full fiscal year prior to the date of the merger agreement. For more information, see “The Merger Agreement — Indemnification and Insurance” beginning on page 61.

Delisting and Deregistration of Our Common Stock

If the merger is completed, our common stock will be delisted from the NYSE and deregistered under the Securities Exchange Act of 1934, as amended, and we will no longer file periodic reports with the Securities and Exchange Commission on account of our common stock.

Material U.S. Federal Income Tax Consequences

The following discussion summarizes the material U.S. federal income tax consequences of the special dividend and merger to holders of shares of FECI common stock. This summary is for general informational purposes only and is not tax advice. The information in this section is based on the Internal Revenue Code of 1986, as amended, or the “Code,” applicable U.S. Treasury regulations issued thereunder, current administrative interpretations of the U.S. Internal Revenue Service, or the “IRS,” or court decisions, all as of the date hereof. We cannot assure you that future legislation, U.S. Treasury regulations, administrative interpretations and court decisions will not significantly change the current law or adversely affect existing interpretations of current law. Any such change could apply retroactively. No ruling from the IRS has been or will be sought with respect to any of the tax consequences of the special dividend, and merger and the statements in this proxy are not binding on the IRS or any court. We can provide no assurance that the tax consequences described below will not be challenged by the IRS or will be sustained by a court if so challenged.

This summary does not address all aspects of taxation that may be relevant to you in light of your specific circumstances. Except as indicated otherwise, this summary does not address the tax treatment of holders of shares of FECI common stock subject to special treatment under the U.S. federal income tax laws, including, without limitation:

•	banks and other financial institutions;

•	insurance companies;

•	tax-exempt organizations;

•	mutual funds;

•	individual retirement accounts and other tax deferred accounts;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	persons whose functional currency is not the U.S. dollar;

•	persons holding their shares of our common stock as part of a hedging transaction, conversion transaction or constructive sale or as a position in a “straddle”;

•	expatriates and former long-term residents of the United States;

•	holders who acquired their shares of our common stock through the exercise of employee stock options or warrants or otherwise as compensation; or

•	holders that own (or have owned during the preceding five years) more than 5% of the shares of our common stock.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of a share of FECI common stock who is for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•

a corporation or other entity treated as a corporation for U.S. federal income tax purposes created or organized in or under the law of the United States or of any state or under the laws of the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of the source of its income; or

•

a trust whose administration is under the primary supervision of a U.S. court and which has one or more United States persons who have the authority to control all substantial decisions of the trust, or which otherwise qualifies as a United States person.

For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of a share of FECI common stock who is for U.S. federal income tax purposes:

•	a nonresident alien individual;

•	a corporation (or an entity treated as a corporation) created or organized in or under the law of a country (or a political subdivision thereof) other than the United States; or

•	a foreign estate or trust, which generally is an estate or trust that is not a U.S. Holder.

Non-U.S. holders may be subject to different tax consequences than those described below and should consult their tax advisors regarding their tax treatment under U.S. and foreign tax laws.

If an entity treated as a partnership for U.S. federal tax purposes holds shares of FECI common stock, the tax treatment of its partners or members generally will depend upon the status of the partner or member and the activities of the entity. If you are such an entity, a partner of a partnership or a member of a limited liability company or other entity classified as a partnership for U.S. federal income tax purposes holding shares of FECI common stock, you should consult your tax advisor.

This discussion assumes that your shares are held as capital assets within the meaning of Section 1221 of the Code.

This summary does not address U.S. federal alternative minimum tax consequences, consequences under the tax laws of any state, local or foreign jurisdiction, or estate or gift tax considerations.

Taxation of U.S. Holders

U.S. Federal Income Tax Consequences of the Special Dividend

FECI intends to report the special dividend as a dividend with respect to FECI common stock to the extent of FECI’s current and accumulated earnings and profits as of December 31, 2007, with any amount in excess of such current and accumulated earnings and profits treated as non-taxable return of capital to the extent of the holder’s adjusted tax basis in its common stock, calculated on a share-by-share basis, and thereafter as capital gain. While FECI is unable to predict with certainty its earnings and profits for the current year ending December 31, 2007, the results of operations and adjustments for 2007 are expected to have a material impact on FECI’s current and accumulated earnings and profits. We currently expect, however, that a preponderance of this special dividend amount will be reported as a dividend for U.S. federal income tax purposes, although no assurance to that effect can be provided.

There are many issues relating to the proper manner in which to compute FECI’s earnings and profits, and FECI’s estimate may change or be challenged by the IRS. FECI intends to include in the annual tax information statement that it is required to provide to each shareholder and to the IRS the amount it determines to be taxable as a dividend.

Under current legislation, which is scheduled to expire with respect to taxable years ending after December 31, 2010, dividend income generally will be taxed to non-corporate U.S. holders at the rates applicable to long-term capital gains, provided that a minimum holding period (generally, ownership of the FECI common stock for at least the 61 days prior to the date on which such stock becomes ex-dividend with respect to the special dividend) and other requirements are satisfied. Corporate U.S. holders may be entitled to a dividends-received deduction with respect to distributions treated as dividend income for U.S. federal income tax purposes, subject to limitations and conditions. Holders should consult their tax advisors regarding their ability to satisfy the minimum holding period and other requirements for favorable tax treatment of dividend income.

For certain U.S. holders, the portion of the special dividend that is treated as a dividend for U.S. federal income tax purposes may be treated as an “extraordinary dividend.” An “extraordinary dividend” is a dividend that is equal to at least 10% of a holder’s adjusted tax basis in (or, at the election of the taxpayer when the fair market value of the stock can be established, the fair market value of) its shares of common stock. A non-corporate U.S. holder that receives an extraordinary dividend and later sells its underlying shares at a loss will be treated as realizing a long-term capital loss (regardless of its holding period in its shares) to the extent of the extraordinary dividend. In the case of a corporate U.S. holder that receives an extraordinary dividend and that has not held its shares of FECI common stock for more than two years prior to the “dividend announcement date” , the portion of the dividend that is not taxed by reason of the dividends-received deduction will reduce the holder’s adjusted tax basis in its shares of FECI common stock and, if in excess of basis, will be treated as gain. U.S. holders should consult their tax advisors regarding the application of the extraordinary dividend provisions of the Code.

No assurance can be given that the IRS or a court would treat the special dividend as a distribution and not as part of the merger consideration for the shares of FECI common stock. It may be possible for certain holders who do not wish to obtain dividend treatment to sell or otherwise dispose of their common stock. Holders should consult their tax advisors as to the tax consequences to them of the special dividend and the considerations relevant to the timing of any sale.

U.S. Federal Income Tax Consequences of the Merger

General. The receipt of cash by U.S. holders in exchange for the cancellation of their shares of FECI common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes (and may also be a taxable transaction under applicable state, local, foreign and other income tax laws). In general, a U.S. holder will recognize gain or loss for U.S. federal income tax purposes equal to the difference between the amount of cash that the holder receives in exchange for the cancellation of its shares of our common stock and the U.S. holder’s adjusted tax basis in such canceled shares. Gain or loss will be calculated separately for each block of shares of FECI common stock, with a block consisting of shares of FECI common stock acquired at the same cost in a single transaction. This gain or loss will be capital gain or loss and will be long-term capital gain or loss if the shares of FECI common stock have been held for more than one year at the effective time of the merger. Such gain or loss will be short-term capital gain or (subject to the following paragraph) loss if at the time of the merger the shares of FECI common stock have been held for one year or less. An individual U.S. holder will be subject to tax on net long-term capital gain at a maximum U.S. federal income tax rate of 15% and on net short-term capital gain at ordinary income tax rates. Capital gains of corporate U.S. holders generally are taxable at the regular tax rates applicable to corporations. The deductibility of a capital loss recognized in the exchange is subject to limitations under the Code.

Special Rule for U.S. Holders Who Have Held Shares for One Year or Less. A U.S. holder who has held shares of FECI common stock for one year or less at the effective time of the merger and who recognizes a loss on the exchange of shares of FECI common stock in the merger generally will be treated as recognizing a long-term capital loss to the extent of any extraordinary dividend received from us with respect to those shares of FECI common stock. See “The Merger — Material U.S. Federal Income Tax Considerations — Taxation of U.S. Holders — U.S. Federal Income Tax Consequences of the Special Dividend” beginning on page 39.

Taxation of Non-U.S. Holders

U.S. Federal Income Tax Consequences of the Special Dividend

Non-U.S. holders generally will be subject to U.S. withholding tax at a 30% rate on the gross amount of the special dividend that they receive if such dividend income is not effectively connected with a U.S. trade or business of the non-U.S. holder. The 30% rate may be reduced under the provisions of an applicable income tax treaty between the United States and the country in which the non-U.S. holder resides or is organized. The income tax treaty between the United States and the United Kingdom, for example, reduces the rate of U.S. federal withholding on a dividend paid by a U.S. corporation to a U.K. portfolio investor to 15%.

Income of non-U.S. holders that is treated as effectively connected with a U.S. trade or business (and attributable to a U.S. permanent establishment or fixed base in the case of non-U.S. holders subject to an applicable income tax treaty) is subject to U.S. federal income tax at the graduated rates applicable to U.S. holders. Such income generally must be reported on a U.S. federal income tax return filed by or on behalf of the non-U.S. holder. Corporate non-U.S. holders may also be subject to a branch profits tax on such effectively connected income at a rate of 30% or such lower rate as an applicable income tax treaty may provide.

To the extent that a non-U.S. holder receives the special dividend in an amount exceeding the sum of such non-U.S. holder’s proportionate share of our current and accumulated earnings and profits, plus the non-U.S. holder’s basis in its FECI common stock, such excess, in the case of non-U.S. holders that have owned more than 5% of the shares of FECI common stock at any time in the five-year period ending on the date of the special dividend may be subject to tax under the Foreign Investment in Real Property Tax Act of 1980, or “FIRPTA,” as described below, at the rate of tax, including any applicable capital gains rates, that would apply to a U.S. holder of the same type (e.g., an individual or a corporation, as the case may be). Collection of the tax on a non-U.S. holder of more than 5% of the FECI common stock will be enforced by a refundable withholding at a rate of 10% of the amount by which the special dividend exceeds the non-U.S.holder’s share of our earnings and profits.

No assurance can be given that the IRS or a court would treat the special dividend as a distribution and not as part of the merger consideration for the shares of FECI common stock. It may be possible for certain holders who do not wish to obtain dividend treatment to sell or otherwise dispose of their common stock. Holders should consult their tax advisors as to the tax consequences to them of the special dividend and the considerations relevant to the timing of any sale.

U.S. Federal Income Tax Consequences of the Merger

A non–U.S. holder that receives cash in exchange for the cancellation of its shares of FECI common stock pursuant to the merger generally will not be subject to U.S. federal income tax, unless (i) such holder is an individual who is present in the United States for 183 or more days during the taxable year of such disposition and certain other conditions are met, (ii) the gain is effectively connected with the conduct of a trade or business in the

United States by the non-U.S. holder, subject to an applicable treaty providing otherwise or (iii) such holder’s shares constitute a “U.S. real property interest” under FIRPTA:

•

If you are a non-U.S. holder who is an individual and has been present in the United States for 183 or more days during the taxable year of the merger and certain other conditions are satisfied, you will be subject to a 30% tax on your net U.S. source gains from the sale or exchange of capital assets during the taxable year.

•

If you are a non-U.S. holder and your gain is effectively connected with a U.S. trade or business, then you will be subject to U.S. federal income tax on your gain on a net basis in the same manner as U.S. shareholders. Non-U.S. holders that are corporations may also be subject to a branch profits tax on their effectively connected income at a rate of 30% or such lower rate as may be specified in an applicable income tax treaty, subject to adjustments.

•

If your shares constitute a “U.S. real property interest” under FIRPTA, you will be required to file a U.S. federal income tax return and will be subject to U.S. federal income tax on your net gain from your shares in the same manner as U.S. holders. FECI believes that, due to its significant interests in U.S. real property, shares of its stock in the hands of a stockholder who, at any time during the five years preceding the effective date of the merger, owned (actually or constructively) more than 5% of the shares of FECI common stock, may constitute “U.S. real property interests.” Non-U.S. holders that have owned 5% or more of the shares of FECI common stock at any time in the five-year period ending on the effective date of the merger should consult their tax advisors with regard to their tax treatment in the merger.

An applicable income tax treaty may modify certain of the U.S. federal income consequences to a non-U.S. holder. You should consult your tax advisor regarding your eligibility to qualify under a treaty and the consequences of application of the treaty to you.

Backup withholding imposed at a rate of 28% and information reporting may apply to the payment of cash received by a non-U.S. holder for FECI common stock pursuant to the merger unless the holder certifies under penalties of perjury to its non-U.S. holder status or otherwise establishes an exemption. Backup withholding is not an additional tax. Amounts so withheld can be credited against such holder’s federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the Internal Revenue Service, or IRS. To avoid backup withholding, a tendering non-U.S. holder should complete IRS Form W–8BEN or other applicable IRS Form W–8.

Non-U.S. Holders should consult their tax advisors regarding the application of U.S. federal income tax laws, including information reporting and backup withholding, to their particular situations.

YOU SHOULD CONSULT YOUR TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE SPECIAL DIVIDEND AND THE MERGER INCLUDING THE APPLICABILITY AND EFFECT OF UNITED STATES FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS IN YOUR PARTICULAR CIRCUMSTANCES.

Litigation Related to the Merger

We are aware of four purported class action lawsuits related to the proposed merger:

•

Satuloff Brothers Nevada, Inc., individually and on behalf of all others similarly situated v. Armando Codina, David M. Foster, Adolfo Henriques, James E. Jordan, Gilbert H. Lamphere, Joseph Nemec, Jorge Perez, Wellford L. Sanders, Jr., Rosa Sugrañes, George Zoffinger, Florida East Coast Industries, Inc., Fortress Investment Group, LLC, Iron Horse Acquisition Holding LLC and Iron Horse Acquisition Sub Inc. was filed on May 10, 2007 in the Circuit Court of the Fifteenth Judicial Circuit in and for Palm Beach County, Florida (C.A. No. 007236);

•

Mitchell Litke, on behalf of himself and all others similarly situated v. Florida East Coast Industries, Inc., Adolfo Henriques, Armando Codina, David M. Foster, James E. Jordan, Gilbert H. Lamphere, Joseph

Nemec, Jorge Perez, Wellford L. Sanders, Jr., Rosa Sugrañes, George Zoffinger and Fortress Investment Group, LLC was filed on May 9, 2007 in the Circuit Court of the Fourth Judicial Circuit in and for Duval County, Florida (C.A. No. 003919);

•

Alan Kahn, on behalf of himself and all others similarly situated v. Florida East Coast Industries, Inc., Adolfo Henriques, Armando Codina, David M. Foster, James E. Jordan, Gilbert H. Lamphere, Joseph Nemec, Jorge Perez, Wellford L. Sanders, Jr., Rosa Sugrañes, George R. Zoffinger and Fortress Investment Group, LLC was filed on May 18, 2007 in the Circuit Court for the Fourth Judicial Circuit in and for Duval County, Florida (C.A. No. 004212); and

•

City of Philadelphia Board of Pensions and Retirement, on behalf of itself and all others similarly situated v. Florida East Coast Industries, Inc., Armando Codina, David M. Foster, Adolfo Henriques, James E. Jordan, Gilbert H. Lamphere, Joseph Nemec, Jorge Perez, Wellford L. Sanders, Jr., Rosa Sugrañes, George R. Zoffinger and Fortress Investment Group, LLC was filed on May 18, 2007 in the Circuit Court for the Fourth Judicial Circuit in and for Duval County, Florida (C.A. No. 004234).

Each of the above complaints is substantially similar and generally alleges, among other things, that the consideration offered to FECI shareholders in the merger transaction is grossly unfair and inadequate; that the defendant directors have breached their fiduciary duties to the Company and the FECI shareholders; and that Fortress has aided and abetted the defendant directors’ breach of fiduciary duties and alleged wrongdoing and is an active and necessary participant in the defendant directors’ plan to complete the merger on terms unfair to FECI shareholders. The complaints generally seek, among other forms of relief, the following: (i) an order or declaration that the action is a proper class action and certification of the plaintiff as class representative and plaintiff’s counsel as class counsel; (ii) an order preliminarily and permanently enjoining the defendants from proceeding with the proposed transaction; (iii) a declaration that the defendants have breached their fiduciary duties; (iv) an order that the proposed transaction be declared void or be rescinded if it has been consummated; (v) compensatory damages; and/or (vi) such other and further relief as the respective court may deem just and proper.

FECI believes these lawsuits are without merit and is defending them vigorously.

Regulatory Approvals

Under the merger agreement, we and the other parties to the merger agreement have agreed to use our reasonable best efforts to complete the transactions contemplated by the merger agreement in the most expeditious manner practicable, including obtaining all necessary governmental approvals.

Surface Transportation Board. Completion of the merger is subject to exemption or approval by the STB, which regulates railroad transportation in the United States of a voting trust agreement, pursuant to which the membership interest of FECR will be placed in an irrevocable voting trust. On May 22, 2007, we and Buyer filed an Application for Approval of Acquisition of Control of FECR pursuant to 49 U.S.C. 11323 (the “Application”). The statutory provisions governing the STB’s review of the Application require it to issue a final decision on or before November 19, 2007.

United States Antitrust. The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, provides that merger and acquisition transactions meeting specified criteria may not be completed until certain information has been submitted to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and certain waiting period requirements have been satisfied. The Buyer has determined the transaction contemplated by the merger agreement does not the meet the specified criteria required to submit information.

General. Except as noted above and the filing of articles of merger with the Secretary of State of the state of Florida at or before the effective date of the merger, we are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the merger agreement or completion of the merger. It is possible that any of the governmental entities with which filings are made may seek, as conditions for granting approval of the merger, various regulatory concessions. FECI can provide no assurance that Buyer or FECI will be able to satisfy or comply with these conditions or be able to cause their respective subsidiaries to satisfy or comply with these conditions, or that compliance or noncompliance will not have adverse consequences for Buyer after completion of the merger, or that the required regulatory approvals will be obtained within the time frame contemplated by Buyer and FECI and referred to in this proxy statement or on terms that will be satisfactory to Buyer and FECI. See “The Merger Agreement — Conditions to Consummation of the Merger” on page 44.

THE MERGER AGREEMENT

The following summary describes certain material provisions of the merger agreement, which is included in this proxy statement as Annex A and is incorporated by reference into this proxy statement. This summary may not contain all the information about the merger agreement that is important to you. You are encouraged to read the merger agreement carefully in its entirety.

The representations, warranties and covenants contained in the merger agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed by the contracting parties, including being qualified by disclosures exchanged between the parties in connection with the execution of the merger agreement. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors.

Form of Merger

Upon the terms and subject to the conditions of the merger agreement and in accordance with Florida law, at the effective time of the merger, Merger Sub will be merged with and into FECI. As a result of the merger, the separate corporate existence of Merger Sub will cease and FECI will continue as a direct wholly owned subsidiary of Buyer.

Consummation and Effectiveness of the Merger

The merger will become effective upon the filing of the articles of merger with the Secretary of State of the State of Florida. The closing of the merger will occur as promptly as practicable, and in no event later than the fifth business day after the satisfaction or waiver of the conditions to consummation of the merger set forth in the merger agreement.

Consideration to be Received in the Merger

Upon consummation of the merger, each FECI common share issued and outstanding immediately prior to the consummation of the merger, other than shares held in treasury and shares owned by Buyer, Merger Sub or any other subsidiary of Buyer or FECI will automatically be converted into the right to receive $62.50 in cash, without interest.

In addition, upon consummation of the merger:

•	each outstanding option to purchase shares of FECI common stock will be canceled and,

•

in the case of a stock option having a per share exercise price less than $84.00, converted into the right to receive an amount (subject to any applicable withholding tax and payable without interest) in cash equal to the product of (A) the number of shares of FECI common stock subject to such stock option immediately prior to the consummation of the merger and (B) the amount by which $84.00 exceeds the per share exercise price of such stock option, or

•	in the case of a stock option having a per share exercise price equal to or greater than $84.00, without any payment;

•

for all unvested restricted shares of FECI common stock under any stock option or compensation plan, agreement or arrangement (“restricted shares”) there will be substituted a long-term incentive cash award in the amount of $62.50, which will vest or be forfeited in the same manner as the vesting and forfeiture provisions governing such restricted shares prior to the merger. The cash which would have been payable for such restricted shares if they had been vested will be placed in an interest bearing escrow account for the benefit of the holders of the restricted shares;

•

the FECI 1998 Stock Incentive Plan, as amended, and the FECI 2002 Stock Incentive Plan, as amended, will terminate and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of capital stock of FECI or its subsidiaries will be canceled; and

•

FECI will take all actions with respect to the FECI 2002 Employee Stock Purchase Plan (the “ESPP”) as are necessary to provide that: (i) with respect to the offering period in effect on May 8, 2007, no employee who is not a participant in the ESPP as of April 1, 2007 may become a participant in the ESPP, and no participant in the ESPP may increase the amount of his or her payroll deduction from that in effect on May 8, 2007; (ii) the ESPP will terminate immediately before the consummation of the merger; and (iii) if the offering period in effect as of May 8, 2007 terminates prior to the consummation of the merger, the ESPP will be suspended and no new offering period will be commenced under the ESPP unless the merger agreement terminates prior to the consummation of the merger. If such offering period is still in effect immediately prior to the consummation of the merger, then, each purchase right under the ESPP as of that date will be automatically exercised by applying the payroll deductions of each participant in the ESPP for such offering period to the purchase of a number of whole shares of FECI common stock (subject to the provisions of the ESPP regarding the number of shares purchasable) at an exercise price per share of FECI common stock equal to the lower of (A) 85% of the fair market value (as defined in the ESPP) of a FECI common share at the start of the offering period and (B) 85% of the merger consideration, which number of shares will then be canceled and converted into the right to receive the merger consideration.

Special Dividend

FECI will declare and pay a one-time, special cash dividend of $21.50 per share, which is referred to as the special dividend, to the FECI shareholders of record on a date to be determined by the FECI board of directors, payable no later than one day prior to the consummation of the merger. The special dividend will be payable subject to the satisfaction or waiver of certain conditions, including approval of the merger by FECI’s shareholders and the availability of financing for the special dividend. As of the date hereof, no record date or dividend payment date has been determined by the FECI board.

Procedures for Surrender of Certificates

As soon as practicable after the consummation of the merger, the paying agent appointed by Buyer will mail to each holder of record of a certificate or certificates that, immediately prior to the effective time of the merger, represented outstanding shares of FECI common stock subsequently converted into the right to receive $62.50 in cash, a letter of transmittal that will contain instructions for use in effecting the exchange of the certificates.

Upon surrender to the paying agent of a certificate for cancellation, together with a duly completed and executed letter of transmittal and any other required documents, (i) the holder of such certificate will be entitled to receive in exchange a check representing the applicable amount of cash (other than the special dividend) that such holder has the right to receive and (ii) the surrendered certificate will be canceled. No interest will be paid or accrued on the cash payable upon surrender of the certificates.

In the event of a transfer of ownership of shares of FECI common stock that is not registered in the transfer records of FECI, the appropriate amount of the merger consideration may be paid to a transferee if the certificate representing such shares of FECI common stock is presented to the paying agent properly endorsed or accompanied by appropriate stock powers and otherwise in proper form for transfer and accompanied by all documents reasonably required by the paying agent to evidence and effect such transfer and to evidence that any applicable taxes have been paid.

Buyer, its affiliates, the paying agent or the escrow agent will be entitled to deduct and withhold from amounts otherwise payable pursuant to the merger agreement to any holder of shares of FECI common stock, issued and outstanding immediately prior to the consummation of the merger (including FECI restricted shares and a long-term incentive cash awards substituted therefore), FECI stock options, and any participant in FECI’s employee stock purchase plan, such amounts as are required to be deducted and withheld pursuant to any applicable tax laws.

Conditions to Consummation of the Merger

The obligations of the parties to consummate the merger are subject to the satisfaction or waiver on or prior to the date of closing of the following conditions:

•	the approval and adoption of the merger agreement by holders of a majority of the outstanding shares of FECI common stock;

•

no law or order (whether temporary, preliminary or permanent) shall have been enacted, issued, promulgated, enforced or entered that is in effect and that prevents or prohibits consummation of the merger;

•

the absence of any pending action or proceeding by any governmental entity challenging or seeking to make illegal, to delay materially or otherwise to restrain or prohibit the consummation of the merger or seeking to obtain material damages with respect to the merger;

•

the receipt of all consents, approvals and authorizations of any governmental entity required to consummate the merger, other than the filing of articles of merger in accordance with the Florida Business Corporation Act;

•	if applicable, the expiration or termination of any waiting period applicable to the merger under the HSR Act; and

•

approval or authorization of the STB will have been obtained for a voting trust agreement pursuant to which the membership interests in FECR will be placed into an irrevocable voting trust as of the consummation of the merger, pending final STB approval or exemption of the transactions contemplated by the merger agreement.

The obligations of Buyer and Merger Sub to effect the merger are subject to satisfaction or waiver at or prior to the closing of the merger of, among other things, the following additional conditions:

•	the representations and warranties of FECI that are qualified by materiality or material adverse effect being true and correct;

•

the representations and warranties of FECI with regards to authority for the agreement and capitalization are true and correct in all respects (subject to de minimis exceptions involving discrepancies of no more than 5,000 shares of FECI’s common stock or stock options covering in the aggregate no more than 1,000 shares of FECI’s common stock);

•	all other representations and warranties of FECI being true and correct in all material respects;

•	FECI having performed or complied in all material respects with all agreements and covenants required by it under the merger agreement at or prior to the consummation of the merger; and

•	FECI having delivered to Buyer a certificate, signed by an executive officer of FECI, to the effect that each of the conditions specified above has been satisfied.

The obligations of FECI to effect the merger are subject to satisfaction or waiver at or prior to the closing of the merger of, among other things, the following additional conditions:

•	the representations and warranties of Buyer and Merger Sub that are qualified by materiality or material adverse effect being true and correct;

•	all other representation and warranties of Buyer and Merger Sub being true and correct in all material respects;

•

Buyer and Merger Sub having performed or complied in all material respects with all agreements and covenants required by it under the merger agreement at or prior to the consummation of the merger; and

•	Buyer having delivered to FECI a certificate, signed by an executive officer of Buyer, to the effect that each of the conditions specified above has been satisfied.

Representations and Warranties

The merger agreement contains customary representations and warranties of Buyer, Merger Sub and FECI, including representations and warranties relating to, among other things:

•	organization, good standing and similar company matters;

•	due authorization, execution, delivery and enforceability of the merger agreement;

•	absence of conflicts with the companies’ respective governing documents, applicable laws and contracts;

•	compliance with laws;

•	pending or, to the knowledge of the companies, threatened litigation (subject to de minimis exceptions);

•	accuracy of information supplied by each of Buyer and FECI in connection with this proxy statement; and

•	engagement and payment of fees of brokers, finders and investment bankers.

In addition, the merger agreement contains the following customary representations and warranties of FECI:

•	capitalization;

•	material contracts, and the enforceability of such contracts;

•

documents filed with the SEC, compliance with applicable SEC filing requirements including with respect to disclosure controls and procedures and internal controls over financial reporting and accuracy of information contained in such documents (except, that the internal controls and procedures representation does not apply to the internal controls of the Codina Group, Inc or any other entity in which FECI acquired an equity interest in connection with its acquisition of Codina Group, Inc.);

•	employee benefit plans and matters relating to ERISA;

•

absence of material changes or events, including the absence of any event or occurrence that has had or would reasonably be expected to have a material adverse effect with respect to FECI since December 31, 2006;

•	the existence and applicability of shareholders’ rights plans and certain anti-takeover provisions to the transaction contemplated by the merger agreement;

•	labor and employment matters;

•	filing of tax returns and payment of taxes;

•	ownership and use of intellectual property;

•	the receipt of a fairness opinion from FECI’s financial advisor;

•	insurance;

•	compliance with environmental laws and regulations;

•	ownership of FECI subsidiaries;

•	information contained in the proxy statement;

•	ownership and use of real property; and

•	absence of related party transactions.

The merger agreement also contains the following customary representations and warranties of Buyer and Merger Sub:

•

the availability of sufficient funds and financing commitments to consummate the merger, refinance any existing indebtedness for borrowed money that may become due and payable as a result of the merger taking into account that FECI may incur debt in connection with the special dividend and pay all fees and expenses in connection with the merger or the financing thereof;

•	interim operations of Merger Sub;

•	information contained in the proxy statement;

•	ownership by Buyer of common stock of FECI; and

•	solvency of surviving corporation following the merger.

The merger agreement provides that a material adverse effect means, with respect to FECI, an effect, event, development or change that, individually or in the aggregate, is or is reasonably likely to be materially adverse to the assets, liabilities, business results of operations or financial condition of FECI and its subsidiaries, taken as a whole, other than any effect, event, development or change to the extent arising out of or resulting from:

•

changes in conditions in the U.S. or global economy or capital or financial markets generally, including changes in interest or exchange rates unless FECI and its subsidiaries are disproportionately affected as compared to other persons or participants in the railroad or real estate industries in which FECI and its subsidiaries conduct their business;

•

changes in law or tax, regulatory, political or business conditions that, in each case, generally affect the railroad or real estate industries in which FECI and its subsidiaries conduct their businesses unless FECI and its subsidiaries are disproportionately affected as compared to other persons or participants in the railroad or real estate industries in which FECI and its subsidiaries conduct their businesses and that operate in the geographic regions affected by such effect, event, development or change;

•	changes in generally accepted accounting principles;

•

the negotiation, execution, announcement or performance of the merger agreement or the transactions contemplated thereby, or the consummation of the transactions contemplated by the merger agreement, including the impact on relationships with customers, connecting railroads, tenants, suppliers, lenders, investors, venture partners or employees (provided, however, that this exception will be disregarded for the purpose of the no conflict representation);

•

acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of May 8, 2007 unless FECI and its subsidiaries are disproportionately affected as compared to other persons or participants in the railroad or real estate industries in which FECI and its subsidiaries conduct their businesses;

•	earthquakes, hurricanes or other natural disasters;

•	any action taken or omitted by FECI or any subsidiary at the written request or with the written consent of Buyer or Merger Sub; or

•

any effect resulting from or related to any decisions, orders or rulings at any level in Sierra Club v. Flowers, Case No. 03-23427 CIV—HOEVELER and any appeal therefrom or other proceeding related thereto.

A material adverse effect further means, with respect to FECI, an effect, event, development or change that, individually or in the aggregate, is or is reasonably likely to prevent or materially delay the performance by FECI of any of its obligations under the merger agreement or the consummation of the merger or any other transaction contemplated thereby. The mere fact of a decrease in the market price of shares of FECI common stock may not, in and of itself, constitute a material adverse effect, but the underlying reasons for such decrease may be considered in determining whether there has been a material adverse effect with respect to FECI.

The merger agreement also provides that, with respect to Buyer or Merger Sub, a material adverse effect is any event, effect, development or change that, individually or in the aggregate, is or would be reasonably likely to prevent or materially delay the performance by Buyer or Merger Sub of any of their material obligations under the merger agreement or the consummation of the merger or the other transactions contemplated by the merger agreement.

Conduct of Business by FECI Prior to Consummation of the Merger

FECI covenants and agrees that prior to the consummation of the merger, unless Buyer agrees in writing (and except as previously disclosed to Buyer), FECI will and will cause each of its subsidiaries to:

•	maintain its existence in good standing under applicable law;

•	use commercially reasonable efforts to conduct its business and operations in all material respects in the ordinary and usual course of business and in a manner consistent with prior practice; and

•

use commercially reasonable efforts to preserve substantially intact its business organizations, to keep available the services of its current officers and employees and to preserve the current relationships of it and its subsidiaries with customers, suppliers, distributors, lessees and other persons with which it has business dealings that are material to FECI.

Further, except as previously disclosed to Buyer, FECI agrees that until the consummation of the merger, it will not and will cause each of its subsidiaries not to, without the prior written approval of Buyer, such approval not to be unreasonably withheld or delayed:

•

declare, set aside, make or pay any dividends or other distributions (whether in cash, stock or property) in respect of any of its or its subsidiaries’ capital stock, except for FECI’s regular quarterly dividend of $0.07 per share and the special dividend;

•

adjust, split, combine or reclassify any of its capital stock or that of its subsidiaries or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or that of its subsidiaries;

•

repurchase, redeem or otherwise acquire or offer to repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock or any rights to acquire equity securities of FECI, other than in connection with the exercise or forfeiture of stock options;

•	issue, deliver or sell any shares of its capital stock or rights to acquire equity securities of FECI, other than:

•	the issuance of FECI common shares upon the exercise of stock options outstanding as of May 8, 2007 in accordance with their terms; or

•	the issuance of shares of FECI common stock to FECI directors for compensation for service or pursuant to FECI’s employee stock purchase plan in accordance with their terms;

•	amend its articles of incorporation or bylaws or equivalent organizational documents of its subsidiaries;

•

purchase any equity interest in any entity or a substantial portion of the assets of any entity if the aggregate amount of the consideration paid or transferred by it and its subsidiaries in connection with all such transactions, together with the aggregate amount of all payments that are made, required to be made or reasonably expected to be made by it and its subsidiaries in order to improve or develop such assets, or the assets of such entity that FECI or its subsidiary invests in, in accordance with its plans for the next three years after completion of the applicable transaction, would exceed $50 million, or merge or consolidate with another entity;

•	sell, lease or otherwise dispose of any of its properties or assets (including capital stock of any subsidiary of FECI or any joint venture (to the extent within the control of FECI)), other than:

•	sales or other dispositions of inventory and other assets in the ordinary course of business;

•

leases and subleases of owned real property and real property leased by it or its subsidiaries, and voluntary terminations or surrenders of leases on real property held by it or its subsidiaries, in each case, in the ordinary course of business;

•

sales or other dispositions of real estate for fair market value in the good faith judgment of FECI’s board of directors with a sale price that does not exceed $50 million individually or $100 million in the aggregate;

•	sales of obsolete or written off assets;

•	sales or other dispositions of assets utilized in the operations of it or its subsidiaries the total value of which does not exceed $50 million in the aggregate; or

•	certain transactions previously disclosed to Buyer;

•	pledge or encumber any of its properties or assets (including capital stock of any subsidiary of FECI), other than in the ordinary course of business;

•

incur, assume or prepay any indebtedness for borrowed money, issue or sell any debt securities or warrants or other rights to acquire any debt securities of FECI or any of its subsidiaries, guarantee any such indebtedness or any debt securities of another person or entity, or enter into any “keep well” or other agreement to maintain any financial statement condition of another person or entity, other than any borrowings under FECI’s existing credit facilities and any trade letters of credit and construction loans, performance and completion guarantees and surety obligations incurred as of May 8, 2007 or thereafter in connection with development projects previously disclosed to Buyer and any amount necessary to pay the special dividend pursuant to credit facilities on terms reasonably acceptable to Buyer;

•

make any loans or capital contributions to, or investments in, any person or entity, other than to any of is subsidiaries or in the ordinary course of business except as may be required pursuant to agreements in effect on May 8, 2007 with respect to certain joint ventures previously disclosed to Buyer;

•

except for claims and litigation with respect to which an insurer has the right to control the decision to settle, settle any claim or litigation, in each case made or pending against it or any of its subsidiaries, or any of their officers and directors in their capacities as such, other than the settlement of claims or litigation in the ordinary course of business which, in any event (A) is for an amount not to exceed $5 million in excess of accruals therefore reflected in the most recent balance sheet contained in FECI’ financial statements filed with the SEC available prior to May 8, 2007 with respect to any such claim or litigation and (B) reasonably would not be expected to prohibit or materially restrict FECI and its subsidiaries from operating their business in substantially the same manner as operated on May 8, 2007; except that FECI will not settle any material claim or material litigation relating to the consummation of the transactions contemplated by the merger agreement, and FECI will promptly notify and keep Buyer fully informed on a reasonably current basis regarding all material developments in any such shareholder litigation, and provide Buyer the opportunity to consult with FECI regarding the defense or settlement of any such shareholder litigation, and give due consideration to Buyer’s advice with respect to such shareholder litigation;

•	cancel any material indebtedness or waive any claims or rights of substantial value, in each case other than in the ordinary course of business;

•	change its tax accounting methods, principles or practices, except as required by generally accepted accounting principles or applicable laws;

•

alter, amend or create any obligations with respect to compensation, severance, benefits, change of control payments or any other payments to present or former employees, directors or affiliates, other than:

•	with respect to non-officers and non-directors, in the ordinary course of business consistent with past practice;

•	as expressly contemplated by the merger agreement; or

•	as expressly required by any contract existing as of May 8, 2007 or law;

•

increase benefits payable under any severance or termination pay policies or employment agreements in existence as of May 8, 2007; enter into any employment, deferred compensation or other similar agreement (or amend any such agreement) with any director, officer or employee of FECI or any of its subsidiaries; or establish, adopt or amend (except as required by applicable law) any bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer or employee of FECI or any of its subsidiaries;

•	except as required by law, enter into any collective bargaining agreement or renew, extend or renegotiate any existing collective bargaining agreement, in each case relating to 50 or more employees;

•	hire or terminate other than for cause the employment of or reassign any employees other than non-officer employees in the ordinary course of business consistent with past practice;

•

make or change any material tax election, settle or compromise any material tax liability, fail to file any tax return when due (taking extensions into account), enter into any closing agreement, file any amended tax return that differs materially from the prior tax return or surrender any right to claim a material tax refund, offset or other reduction in tax liability, except as required by applicable law;

•

enter into any agreement or arrangement that limits or otherwise restricts in any material respect FECI, any of its subsidiaries or any of their respective affiliates or any successor thereto (including Buyer or any of its affiliates) after the consummation of the merger) from engaging or competing in any line of business, in any location or with any person or entity;

•

change its methods of accounting, except as required by concurrent changes in generally accepted accounting principles, Regulation S-X under the Exchange Act (or regulatory requirements with respect thereto);

•	fail to use commercially reasonable efforts to maintain existing insurance policies or comparable replacement policies to the extent available for a reasonable cost;

•	make any capital expenditure or commitment for any capital expenditure except:

•	as previously disclosed to Buyer;

•	to the extent consistent with the budget previously disclosed to Buyer;

•

in amounts not more than $5 million for each existing capital expenditure project and for each new capital expenditure project, in either case over and above the budget previously disclosed to Buyer, subject to a maximum of $50 million in the aggregate; or

•

to the extent necessary to restore service to railroads, repair improvements on FECI real estate and guarantee safety in the event of railroad accidents or incidents (natural or otherwise) affecting railroad operations;

•

take any action that would reasonably be expected to make any representation or warranty of FECI under the merger agreement, or omit to take any action reasonably necessary to prevent any representation or warranty of FECI under the merger agreement from being, inaccurate in any respect at the consummation of the merger.

Financing

Buyer and Merger Sub will use their reasonable best efforts to arrange financing sufficient to pay the full amount under the financing commitment letters. Buyer will keep FECI informed of the status of its efforts to arrange the financing.

FECI is required to use its reasonable best efforts to cooperate with Buyer in connection with the arrangements by Buyer and Merger Sub to obtain any debt financing or to facilitate Buyer’s post-acquisition planning, and in connection with the pre-payment of the FECI’s existing debt, as may be reasonably requested by Buyer (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of FECI or unreasonably interfere with or hinder or delay in any material aspect the performance by FECI of its other obligations under the merger agreement), including:

•	participating in meetings, drafting sessions and due diligence sessions;

•	providing financial and other pertinent information regarding FECI as may be reasonably requested by Buyer;

•	assisting in the preparation of the offering documents;

•	cooperating with marketing efforts;

•	delivering certain documents in connection with financing;

•	using reasonable best efforts to permit Buyer and Merger Sub to be able to provide lenders with the collateral package required by them in connection with any financing; and

•

forming new direct or indirect subsidiaries and transferring assets to such subsidiaries, provided that FECI and it subsidiaries (taken as a whole) would not suffer adverse financial or tax consequences prior to or in the absence of the consummation of the merger.

Buyer will, upon request, reimburse FECI for all reasonable out-of-pocket costs (including, without limitation, reasonable legal fees, transfer taxes and governmental or third party fees) incurred by FECI or its subsidiaries and representatives in connection with such cooperation, or directly incurred in connection with the financing of the special dividend (including, without limitation, commitment fees and any other amounts payable (excluding principal and interest) to the lenders in respect of such financing). This obligation will survive any termination of the merger agreement.

Other Covenants and Agreements

The merger agreement contains other covenants and agreements, in which each of Buyer and FECI covenants or agrees to:

•

promptly (and in no event later than five business days after becoming aware of any such breach) notify the other party in writing if the notifying party believes that it has breached any representation, warranty, current or agreement that could individually or in the aggregate, result in a failure of a condition to the consummation of the merger; and

•

consult with the other party before issuing, and will not issue without the prior consent of the other party, any press release or other public statement with respect to the merger agreement or the merger, except as may be required by law or order, the applicable rules of the New York Stock Exchange or any listing agreement with the New York Stock Exchange.

In addition, FECI will:

•	and will cause each of its representatives to:

•

afford the representatives of Buyer and Merger Sub, upon not less than two business days prior written notice, reasonable access during normal business hours to the officers, employees, agents (including outside accountants), properties, offices and other facilities, books and records of FECI including for the purpose of conducting environmental site assessments of the properties and facilities subject to such reasonable conditions as to safety, indemnity and confidentiality as FECI may require and FECI’s receipt of no less than two business days notice of intent to come on to such properties and facilities;

•

furnish to Buyer and its representatives such financial and operating data and other information (including such environmental investigation, study, audit, test, review or other analysis or legal analysis in relation thereto) as such persons may reasonably request, subject, however, to restrictions that may be required under antitrust laws upon the written advice of counsel; and

•

in consultation with Buyer, prepare and file with the SEC the preliminary proxy statement and use its commercially reasonable efforts to cause the definitive proxy statement to be cleared by the SEC and mailed to the FECI shareholders as promptly as reasonably practicable following clearance from the SEC.

No Solicitation

The merger agreement provides that, except as described under “Change of Recommendation”, “Superior Proposal” and “Termination in Connection with a Superior Proposal” below, FECI will not, and will not authorize or permit, directly or indirectly, any representative of FECI to, directly or indirectly:

•

solicit, initiate, knowingly encourage, or knowingly facilitate (including by way of furnishing nonpublic information or assistance) any inquiries with respect to, or the making of any proposal that constitutes or is reasonably likely to constitute, an acquisition proposal;

•	withdraw, modify or amend the recommendation that the shareholders of FECI vote in favor of the merger agreement and the merger;

•	approve, endorse or recommend any acquisition proposal;

•	enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any confidential information with respect to any acquisition proposal; or

•	enter into any agreement in principle, letter of intent, arrangement, understanding, contract or agreement relating to an acquisition proposal, or publicly propose any of the foregoing actions.

The merger agreement provides that the term “acquisition proposal” means any inquiry, proposal or offer for, whether in one transaction or a series of related transactions, any:

•

merger, consolidation, share exchange, business combination or similar transaction involving FECI or any subsidiaries that would constitute a “significant subsidiary” (as defined in Rule 1-02 of Regulation S-X, but substituting 20% for references to 10% therein);

•

sale or other disposition, directly or indirectly, including by any merger, consolidation, share exchange, business combination or any similar transaction, of any assets of the FECI or its subsidiaries representing 20% or more of the consolidated assets (including capital stock of the subsidiaries of FECI) of FECI and its subsidiaries taken as a whole;

•

issue, sale or other disposition by FECI or any subsidiary of (including by way of merger, consolidation, share exchange, business combination or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 20% or more of the outstanding FECI common shares;

•

tender offer or exchange offer in which any person or “group” (as such term is defined under the Exchange Act) would, if consummated, acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of 20% or more of the outstanding FECI common shares;

•	recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to the Company; or

•

transaction which is similar in form, substance or purpose to any of the foregoing transactions; provided, however, that the term “acquisition proposal” will not include the merger or any of the other transactions contemplated by the merger agreement.

FECI is required to promptly provide Buyer notice of:

•	an acquisition proposal;

•	any request for information relating to FECI or any of its subsidiaries (other than requests for information unrelated to an acquisition proposal); or

•	any inquiry or request for discussions or negotiations regarding any proposal that constitutes, or is reasonably likely to constitute, an acquisition proposal received by any representative of FECI.

The notice will include, to the extent known, the identity of the parties and a copy of the proposal, inquiry or request or, if not made in writing, a summary of the proposal, inquiry or request. FECI is required to keep Buyer reasonably informed on a prompt basis as to any material developments regarding any such proposal, indication, inquiry or request.

Change of Recommendation

Under the merger agreement, FECI is not permitted to:

•	withdraw its recommendation of the merger or modify or amend the recommendation in any manner adverse to the Buyer, or fail to make its recommendation; or

•	approve, endorse or recommend any acquisition proposal.

Notwithstanding the above FECI is permitted to:

•

effect a change in recommendation in the event that FECI’s board has determined in good faith that acquisition proposal constitutes a superior proposal (as set out in more detail below) and that the failure to take such action would be inconsistent with its duties to the shareholders of FECI under applicable law, but only prior to obtaining shareholder approval of the merger, and other than in response to an acquisition proposal;

•

take and disclose to FECI shareholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act with respect to an acquisition proposal or from making any required disclosure to FECI’s shareholders under applicable Law, including, without limitation, Rule 14d-9 promulgated under the Exchange Act or Item 1012(a) of Regulation M-A; provided, however, that neither FECI nor the FECI board will be permitted to recommend that the FECI shareholders tender any securities in connection with any tender or exchange offer (or otherwise approve, endorse or recommend any acquisition proposal) or withdraw or modify the FECI recommendation, unless in each case such tender or exchange offer constitutes a superior proposal (as set out in more detail below); or

•	take any action that any court of competent jurisdiction orders FECI to take.

Superior Proposal

Prior to the approval of the merger by the shareholders of FECI, and subject to FECI’s compliance with the no solicitation provision of the merger agreement (as described above), following the receipt by FECI or any of its subsidiaries of a written acquisition proposal (including by means of a published press release or a document filed with the SEC), FECI’s board (directly or through representatives) may:

•

furnish non-public information with respect to FECI and its subsidiaries to the person who made such proposal (provided that FECI (A) has previously or concurrently furnished such information to Buyer and (B) will furnish such information pursuant to a confidentiality agreement which is at least as favorable to FECI as the confidentiality agreement between FECI and Buyer and includes a standstill provision no less restrictive to such person than that contained in the confidentiality agreement between FECI and Buyer (it being understood that such standstill provision may be waived at the request of a third party for the purpose of submitting and, subject to the applicable provisions of the merger agreement, negotiating and consummating an acquisition proposal, if the FECI board reasonably believes in its good faith judgment that such person is reasonably likely to have or be able to obtain the financial resources to make a superior proposal);

•	participate in negotiations regarding such proposal; and

•	following receipt of a written acquisition proposal that constitutes a superior proposal:

•	recommend that the FECI’s shareholders approve such superior proposal and, in connection therewith, effect a change in recommendation; and

•	authorize FECI to enter into a definitive agreement providing for the implementation of such superior proposal if in either case FECI’s board determines in good faith following consultation with its legal and financial advisors that such acquisition proposal is reasonably likely to result in a superior proposal, and that the failure to take such actions would be inconsistent with FECI board’s fiduciary duties under applicable law; provided, however, that no such agreement may be entered into unless the merger agreement will have been validly terminated by FECI and FECI will have paid a termination fee of $100 million to Buyer.

The merger agreement provides that the term “superior proposal” means a bona fide written acquisition proposal (on its most recently amended and modified terms, if amended and modified) made by a third party:

•	that relates to more than 50% of the outstanding FECI common shares or all or substantially all of the assets of FECI and its subsidiaries taken as a whole;

•

which the FECI board determines in its good faith judgment (after taking into account all of the terms and conditions of the acquisition proposal and after consultation with its outside legal and financial advisors) to be more favorable in the aggregate to FECI’s shareholders (in their capacities as shareholders) than the transactions contemplated by the merger agreement (including the merger or any other proposal Buyer may make and, if declared, the dividend);

•	the material conditions to the consummation of which are all reasonably capable of being satisfied in the good faith judgment of the Company Board; and

•	for which financing, to the extent required, is then committed or, in the good faith judgment of the FECI board, is reasonably likely to be available.

Termination in Connection with a Superior Proposal

FECI is permitted to terminate the merger agreement to enter into a definitive agreement providing for the implementation of a superior proposal, but only so long as:

•	the shareholders of FECI have not yet been approved the merger;

•	it is not then and has not been in breach of any of its obligations regarding non-solicitation of acquisition proposals under the merger agreement in any material respect;

•

the FECI board has determined in good faith, after consultation with its legal and financial advisors, that such agreement constitutes a superior proposal and the FECI board will have determined that it would be inconsistent with its fiduciary duties if it did not terminate the merger agreement;

•

it has notified Buyer in writing at least three (3) business days prior to terminating the merger agreement that it intends to enter into such agreement, attaching the most current version of such agreement (including any amendments, supplements or modifications) to such notice (it being understood and agreed that any amendment to the financial terms of such superior proposal will require a new notice and a new three (3) business day period);

•

during the three (3) business day period following Buyer’s receipt of such notice FECI will have offered to negotiate with (and, if accepted, negotiated in good faith with), and will have caused its respective financial and legal advisors to offer to negotiate with (and, if accepted, negotiate in good faith with), Buyer in making adjustments to the merger agreement as would enable FECI to proceed with the merger and the other transactions contemplated by the merger agreement;

•

the FECI board will have determined in good faith, after the end of such three business day period, after considering the results of any such negotiations and the revised proposals made by Buyer, if any, that the superior proposal giving rise to such notice continues to be a superior proposal when compared with any revised proposals by Buyer; and

•	FECI pays to Buyer a termination fee of $100 million simultaneously or prior to the effectiveness of such termination.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the consummation of the merger by the mutual written consent of Buyer and FECI.

In addition, the merger agreement may be terminated by either Buyer or FECI if:

•

the merger is not consummated prior to October 31, 2007, provided that the right to terminate the merger agreement will not be available to any party whose failure to fulfill any obligation under the merger agreement materially contributed to the failure of the merger to occur on or before such date; provided, further that Buyer will not have the right to terminate the merger agreement if the failure of the merger to occur is due solely to the unavailability of the financing;

•

the affirmative vote of the holders of a majority of the outstanding shares of FECI’s common stock in favor of adoption of the merger agreement will not have been obtained upon a vote taken upon the merger; or

•

any governmental entity will have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling or taken any other action (including the failure to have taken an action) which, in either such case, has become final and non-appealable and has the effect of making consummation of the merger illegal or otherwise preventing or prohibiting consummation of the merger.

The merger agreement also may be terminated by Buyer if:

•	the FECI board publicly approves, endorses or recommends to the Company shareholders an Acquisition Proposal;

•	FECI enters into a contract or agreement relating to an acquisition proposal (other than a confidentiality agreement entered into in compliance with the merger agreement);

•

a tender offer or exchange offer that constitutes an acquisition proposal (other than by Buyer or its affiliates) is commenced prior to obtaining the approval of the FECI shareholders and the FECI board fails to recommend against acceptance of such tender offer or exchange offer by its shareholders (including, for these purposes, by taking no position or a neutral position with respect to the acceptance of such tender offer or exchange offer by its shareholders, which will constitute a failure to recommend against acceptance of such tender offer or exchange offer) within ten (10) Business Days after commencement;

•	the FECI board fails to reaffirm its recommendation of the merger within ten (10) business days of a request to so reaffirm by Buyer;

•	FECI or the FECI board publicly announces its intention to do any of the foregoing;

•

the FECI board withdraws, or modifies or amends its approvals or recommendations of the merger in any manner adverse to the Buyer, or fails to make its recommendation of the merger (and include such recommendation in the proxy); or

•	provided that Buyer and Merger Sub are not in material breach of their obligations under the merger agreement:

•

any of the representations and warranties of FECI under the merger agreement is or becomes untrue or incorrect in a material respect such that the corresponding conditions to the merger will not have been satisfied (or would be incapable of being satisfied) by the earlier of (x) the date which is twenty-five (25) days after the date of delivery of notice of breach by Buyer or (y) October 31, 2007; or

•

there has been a breach on the part of FECI of any of its covenants or agreements under the merger agreement in a material respect such that the corresponding conditions to consummation of the merger will not have been satisfied (or would be incapable of being satisfied) by the earlier of (x) the date which is twenty-five (25) days after the date of delivery of notice of breach by Buyer or (y) October 31, 2007;

The merger agreement also may be terminated by FECI if:

•	in order to concurrently enter into an agreement regarding a superior proposal; or

•	provided that FECI is not in material breach of its obligations under the merger agreement:

•

any of the representations and warranties of Buyer or Merger Sub under the merger agreement is or becomes untrue or incorrect in a material respect such that the corresponding conditions to the merger will not have been satisfied (or would be incapable of being satisfied) by the earlier of (x) the date which is twenty-five (25) days after the date of delivery of notice of breach by FECI or (y) October 31, 2007;

•

there has been a breach on the part of Buyer or Merger Sub of any of their covenants or agreements under the merger agreement in a material respect such that the corresponding conditions to the consummation of the merger will not have been satisfied (or would be incapable of being satisfied) by the earlier of (x) the date which is twenty-five (25) days after the date of delivery of notice of breach by FECI or (y) October 31, 2007;

•

the conditions to consummation of the merger are satisfied or capable of being satisfied but the proceeds of the financing of Buyer for the merger are not available to Buyer within five business days of the receipt of written notice from FECI that all such conditions are capable of being satisfied.

Expenses and Termination Fees

All costs and expenses (including fees and expenses payable to representatives) incurred in connection with the merger agreement, the merger and the other transactions contemplated by the merger agreement will be paid by the party incurring such cost or expense.

Fees Payable by Buyer. Buyer will pay FECI a termination fee in the amount of $150 million if the merger agreement is terminated by FECI because:

•

Buyer or Merger Sub is in breach of any of its representations and warranties or covenants and agreements under the merger agreement and such breach would result in the failure of a condition to FECI’s obligation to consummate the merger and is not cured within 25 days following written notice to Buyer; or

•

the conditions to consummation of the merger are satisfied or capable of being satisfied but the proceeds of the financing of Buyer for the merger are not available to Buyer within five business days of the receipt of written notice from FECI that all such conditions are capable of being satisfied.

Fees Payable by FECI. FECI will pay Buyer a termination fee in the amount of $100 million if the merger agreement is terminated:

•

by either party, because the merger is not consummated prior to October 31, 2007 or the FECI shareholders did not approve the merger and (x) an acquisition proposal for 50% of FECI’s assets or common stock was made to FECI or publicly announced prior to termination (and with respect to termination because the merger is not consummated prior to October 31, 2007, such acquisition proposal was not withdrawn prior to the termination), and (y) concurrently with such termination or within twelve (12) months following termination, FECI enters into a contract with respect to an acquisition proposal, or consummates a transaction that would constitute an acquisition proposal (in each case, 50% will be substituted for 20% in the definition of acquisition proposal);

•	by FECI in order to enter into an agreement pursuant to a superior proposal; or

•	by Buyer, because:

•	the FECI board withdraws, or modifies or amends its approvals or recommendations of the merger in any manner adverse to the Buyer, or fails to make its recommendation of the merger;

•	the FECI board fails to reaffirm its recommendation of the merger within ten (10) business days of a request to so reaffirm by Buyer;

•

a tender offer or exchange offer that constitutes an acquisition proposal (other than by Buyer or its affiliates) is commenced prior to obtaining the approval of the FECI shareholders and the FECI board fails to recommend against acceptance of such tender offer or exchange offer by its shareholders (including, for these purposes, by taking no position or a neutral position with respect to the acceptance of such tender offer or exchange offer by its shareholders, which will constitute a failure to recommend against acceptance of such tender offer or exchange offer) within ten (10) Business Days after commencement;

•	the FECI board recommends to the shareholders of FECI that they approve or accept a superior proposal or any other acquisition proposal than the merger;

•	FECI has entered into, or publicly announced its intention to enter into, an acquisition agreement with respect to a superior proposal; or

•

FECI is in breach of any of its representations and warranties or covenants and agreements under the merger agreement and such breach would result in the failure of a condition to Buyer’s and Merger Sub’s obligation to consummate the merger and is not cured within 25 days following written notice to FECI.

Sole and Exclusive Remedy. In the event that Buyer or FECI (in the case of termination of the merger agreement in accordance with the two last sub-bullet points directly above) becomes obligated to pay a termination fee, then the termination of the merger agreement and receipt of payment of that termination fee (plus, in the case where Buyer is obligated to pay a termination fee, reimbursement to FECI of certain financing related expenses) will be such other party’s sole and exclusive remedy (other than the rights to specific performance as set forth below) for any loss or damage suffered as a result of the failure of the merger to be consummated.

Regulatory Filings; Reasonable Best Efforts

FECI, Merger Sub and Buyer will use reasonable best efforts to:

•	take all actions to consummate and make effective the merger, including:

•

obtaining all necessary, proper or advisable actions or non-actions, waivers, consents, qualifications and approvals from governmental entities and make all necessary, proper or advisable registrations, filings and notices and taking all steps as may be necessary to obtain an approval, waiver or exemption from any governmental entity (including, without limitation under the HSR Act (if applicable) and from the STB);

•	obtaining all necessary, proper or advisable consents, qualifications, approvals, waivers or exemptions from non-governmental third parties; and

•

executing and delivering any additional documents or instruments necessary, proper or advisable to consummate the transactions contemplated by, and to fully carry out the purposes of, the merger agreement;

•

to the extent applicable, make an appropriate filing of a notification and report form pursuant to the HSR Act with respect to the transactions contemplated by the merger agreement as promptly as practicable and in any event before May 22, 2007 and any other required submissions under the HSR Act which FECI or Buyer determines should be made, in each case with respect to the merger and the transactions contemplated hereby, and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable;

•

Buyer shall, as soon as possible but in any event not later than May 22, 2007, file with the STB the appropriate and necessary documentation for the approval or exemption, as the case may be, of the transactions contemplated by the merger agreement.

•	cooperate with one another:

•

in promptly determining whether any filings are required to be or should be made or consents, approvals, permits or authorizations are required to be or should be obtained under any other federal, state or foreign law or regulation or whether any consents, approvals or waivers are required to be or should be obtained from other parties to loan agreements or other contracts or instruments material to FECI’s business;

•	in promptly making any such filings, furnishing information required in connection therewith and seeking to obtain timely any such consents, permits, authorizations, approvals or waivers; and

•

in keeping the other party reasonably informed, including by providing the other party with a copy of any communication received by such party from, or given by such party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice, or any other U.S. or foreign governmental entity, of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated by the merger agreement;

•

resolve any objections asserted under any antitrust law or suit by the Federal Trade Commission, the Antitrust Division of the Department of Justice or any other applicable governmental entity or any private party, provided however, that in no event will Buyer, Merger Sub or FECI be obligated to agree, as a condition for resolving any such matter, to dispose of or hold separate any of its properties or other assets, or the properties or other assets of FECI and its subsidiaries after the consummation of the merger, the aggregate fair market value of which exceeds $20 million or to subject itself to any material restriction on the operation of its business or the business of FECI and its subsidiaries after the consummation of the merger;

•	cooperate with one another:

•

in promptly making any filings with the Surface Transportation Board, furnishing information required in connection with Surface Transportation Board approval and seeking to obtain timely any approval or exemption of the merger; and

•

in keeping the other party reasonably informed of the status of any communications with, and any inquiries or requests for additional information from, the Surface Transportation Board, regarding any of the transactions contemplated by the merger agreement; or

•

contest and resist any administrative or judicial action or proceeding challenging the merger and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by the merger agreement and cooperate fully with each other in doing so.

FECI will promptly notify Buyer of:

•	any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by the merger agreement;

•	any notice or other communication from any governmental entity in connection with the transactions contemplated by the merger agreement; and

•

any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting FECI or any of its subsidiaries, that, if pending on May 8, 2007, would have been required to have been disclosed pursuant to the merger agreement, or that relate to the consummation of the transactions contemplated by the merger agreement.

Employees

Buyer will cause FECI following the consummation of the merger to honor and provide for payment of all obligations and benefits under all FECI employee benefit plans previously disclosed to Buyer (including, without limitation, employment or severance agreements between FECI and persons who are or had been employees of FECI or any of its subsidiaries at or prior to the consummation of the merger), all in accordance with their respective terms.

If FECI employees are included in any benefit plan of Buyer following the consummation of the merger, such employees will receive credit for past service with FECI for purposes of accrual of vacation time and sick leave and, to the extent practicable and permitted under applicable benefit plans, for purposes of eligibility for participation, vesting and benefit accruals (but not for purposes of benefit accruals under any defined benefit pension plan) under those employee benefit plans.

If FECI employees are included in any benefit plan of Buyer following the consummation of the merger, all actively-at-work or similar limitations, eligibility waiting periods and evidence of insurability requirements under any benefit plan of Buyer that is a group health plan will be waived with respect to such employees and their eligible dependents, in each case, to the same extent as service with FECI or its subsidiaries was taken into account under the comparable benefit plan of FECI, and credit will be provided for any co-payments, deductibles and offsets (or similar payments) made under benefit plans of FECI for the applicable plan year prior to the consummation of the merger for purposes of satisfying any applicable deductible, out-of-pocket or similar requirements under any benefit plans of Buyer in which they become eligible to participate after the consummation of the merger.

Prior to the effective time of the merger, the FECI board (or an appropriate committee of non-employee directors thereof) will adopt a resolution to exempt the disposition by certain officers or directors of FECI of FECI common shares or options or other rights to acquire FECI common shares pursuant to the merger agreement and the merger from Section 16 of the Exchange Act.

Prior to the effective time of the merger, FECI will create a retention plan for certain scheduled employees. If a listed employee continues to be employed by FECI or FECI as the surviving corporation, performing the duties described in the employee’s employment agreement, until the later of the effective time of the merger or December 31, 2007, FECI as the surviving corporation will pay the employee’s retention amount to the employee as soon as practicable thereafter. If the employment of a listed employee is terminated by FECI without “cause” (as defined in the employee’s change in control contract) or by employee with “good reason” (as defined in the employee’s change in control contract) prior to such later date, the employee will be paid the employee’s retention amount as soon as practicable after such termination.

Indemnification and Insurance

All past and present officers and directors of FECI and its subsidiaries will be indemnified and held harmless for acts or omissions occurring at or prior to the consummation of the merger to the fullest extent permitted by Florida law or any other applicable law or provided under the articles of incorporation and the bylaws of FECI as of May 8, 2007.

In addition, FECI will obtain a prepaid six-year “tail” insurance policy that provides coverage for events occurring prior to the consummation of the merger, on terms no less favorable than the coverage provided under FECI’s current directors’ and officers’ insurance policy, for those who are covered by such policy on May 8, 2007; provided, however, that FECI will not pay an aggregate premium in excess of 300% of the aggregate amount per annum that it has paid for such coverage in its last full fiscal year prior to May 8, 2007. Prior to purchasing any such policy, FECI shall give Buyer the opportunity to purchase a substitute policy.

Standstill Agreements and Confidentiality Agreements

Prior to the consummation of the merger, FECI will enforce, to the fullest extent permitted by law, the provisions of any standstill or confidentiality agreement entered into outside of the ordinary course of business by FECI, including by obtaining injunctions to prevent any material breaches of any such agreement and to enforce the material terms and provisions of any such agreement; provided, however, that prior to the time FECI shareholders have approved the merger proposal, FECI will not be required to comply with the obligations described above (x) if the FECI board determines, after consultation with its outside counsel, that any such compliance would be inconsistent with its fiduciary duties under applicable law or (y) with respect to any acquisition proposal that is likely to result in or constitute a superior proposal; provided, further, that FECI will be allowed to waive a standstill provision under any confidentiality agreement between FECI and any person entered into in connection with the solicitation of potential purchasers by the financial advisors of FECI, if (i) such person requests so in writing and agrees that such waiver will be granted solely for the making of and, subject to the applicable provisions of the merger agreement, negotiating and consummating an acquisition proposal and (ii) the FECI board reasonably believes in its good faith judgment that such person is reasonably likely to have or be able to obtain the financial resources to make a superior proposal.

Amendment and Waiver

The merger agreement may be amended by the parties in writing by action of their respective boards of directors, provided, however, that, after the approval of the merger by the FECI shareholders, no amendment, modification or supplement may be made that changes the amount or the form of the merger consideration to be delivered to the FECI shareholders or changes any other terms and conditions of the merger agreement if such change would materially and adversely affect the FECI shareholders.

Prior to the consummation of the merger, either Buyer, Merger Sub or FECI may:

•	extend the time for the performance of any of the obligations or other acts of the other party;

•	waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement or in any document delivered pursuant to the merger agreement; or

•	waive compliance with any of the agreements or conditions of the other parties contained in the merger agreement.

The failure of any party to the merger agreement to assert any of its rights under the merger agreement or otherwise will not constitute a waiver of those rights.

Limitation of Liability

In no event will Buyer and Merger Sub be entitled to monetary damages in excess of $100 million, nor will FECI be entitled to monetary damages in excess of $150 million plus financing costs (in each case, including any termination fee payable by FECI or by Buyer, as applicable) for losses or damages arising from or in connection with breaches of the merger agreement by FECI, Buyer, Merger Sub or their respective representatives and affiliates, or arising from any other claim or cause of action under the merger agreement.

Specific Performance

The parties to the merger agreement are entitled to an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement in any federal or state court in Delaware without proof of actual damages and the parties have waived any requirement to post a bond. However, FECI will not be entitled to an injunction or injunctions or to specific performance requiring Buyer or Merger Sub to fulfill their obligations to consummate the merger (and to take certain related actions in respect of employee benefits), unless the conditions to consummation of the merger will be satisfied or waived by Buyer (other than those conditions that by their nature are to be satisfied at the date of consummation of the merger, which will be capable of being satisfied on the date of consummation of the merger), and the financing provided for in the financing commitments received by Buyer prior to the execution of the merger agreement (or under any alternative financing arrangement on terms that are reasonably acceptable to Buyer) is available to be drawn down by Buyer pursuant to the terms of the applicable agreements but is not so drawn down solely as a result of Buyer refusing to do so in breach of the merger agreement, provided, further, that these obligations of Buyer and Merger Sub under the merger agreement will in any event remain subject to the satisfaction or waiver by Buyer of the conditions that by their nature are to be satisfied at the date of consummation of the merger.

Governing Law

The merger agreement will be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of laws principles of Delaware.

Amendment to FECI Rights Agreement

On May 8, 2007, FECI and American Stock Transfer & Trust Company entered into an Amendment to the Second Amended and Restated Rights Agreement, dated as of April 27, 2006, between the Company and American Stock Transfer & Trust Company, to exempt the merger agreement and the transactions contemplated thereby from the Rights Agreement. The Amendment also provides that the Rights Agreement will terminate at the earlier of the effective time of the merger or the close of business on October 10, 2010.

MARKET PRICE OF OUR STOCK AND DIVIDEND POLICY

Our common stock is listed on the NYSE under the trading symbol “FLA.” The following table sets forth the high and low sales prices per share of our common stock on the NYSE for the periods indicated.

	High			Low			Cash Dividends Paid
2007
Second Quarter (through [ ], 2007)	$	[ .	]	$	[ .	]	$	[ .	]
First Quarter		$65.15			$56.04			$0.07

2006
Fourth Quarter		$63.64			$56.18			$0.07
Third Quarter		$58.67			$44.98			$0.07
Second Quarter		$57.66			$48.55			$0.07
First Quarter		$54.28			$41.86			$0.06

2005
Fourth Quarter		$45.70			$40.55			$0.06
Third Quarter		$48.49			$39.91			$0.06
Second Quarter		$44.10			$38.90			$0.06
First Quarter		$45.50			$40.50			$0.05

The closing sale price of our common stock on the NYSE on May 7, 2007, which was the last trading day before we announced the merger, was $74.13. On [                    ], 2007, the last trading day before the date of this proxy statement, the closing price of our common stock on the NYSE was $[    .    ]. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares.

As of [                    ], 2007, the last trading day before the date of this proxy statement, there were [            ] registered holders of our common stock.

We pay quarterly cash dividends on our outstanding shares of common stock. We currently expect to continue paying quarterly cash dividends in an amount at least equal to the dividends paid in 2006; however, the determination of the amount of future cash dividends, if any, to be declared and paid will depend upon, among other things, consummation of the merger, our financial condition, funds from operations, level of capital expenditures, future business prospects and other factors deemed relevant by our board of directors. In addition, as set forth in the merger agreement until the consummation of the merger and without prior written approval of Buyer we cannot pay dividends except for regular quarterly dividends of $0.07 per share.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows each person known by us (other than officers and directors) to beneficially own more than 5% of our outstanding shares of common stock as of December 31, 2006:

Names and Addresses of Beneficial Owners	Amount and Nature of Beneficial Ownership	Percent of Common Stock Outstanding as of Record Date
Franklin Mutual Advisers, LLC (1) 101 John F. Kennedy Parkway Short Hills, NJ 07078	12,054,340	32.6%
ClearBridge Advisors, LLC (2) 100 First Stamford Place Stamford, CT 06902	2,166,634	5.9%

(1)	Franklin Mutual Advisers, LLC (“FMA”), is an investment adviser registered with the SEC under the Investment Advisers Act of 1940. One or more of FMA’s advisory clients are the beneficial owners of the shares of the Company’s common stock listed above. Pursuant to investment advisory agreements with these clients, FMA has sole voting and investment power over the securities owned by its clients which FMA manages. However, FMA has no interest in dividends or proceeds from the sale of such securities and disclaims beneficial ownership of all the securities held by its advisory clients. Three of FMA’s investment management clients: Mutual Shares Fund, Mutual Beacon Fund, and Mutual Discovery Fund, each a series of Franklin Mutual Series Fund Inc., an investment company registered with the SEC under the Investment Company Act of 1940, beneficially own 4,423,071 shares, 1,967,636 shares, and 2,247,600 shares, respectively, or 12.0%, 5.3%, and 6.1% respectively, of the Company’s common stock. Based on information supplied by FMA on March 6, 2007.
(2)	Based on 13G filing dated February 6, 2007. Reporting persons also include Smith Barney Fund Management LLC and ClearBridge Asset Management, Inc.

Security Ownership of Directors and Executive Officers

The following table provides information, as of May 18, 2007, regarding the beneficial ownership of our common stock by our directors, our principal executive officer, principal financial officer and the four most highly compensated executives and all directors and executive officers as a group. The number of shares shown in the table includes the number of shares that the person specified may acquire by exercising options that may be exercised within 60 days after May 18, 2007.

Names and Addresses of Beneficial Owners	Amount and Nature of Beneficial Ownership	Percent of Common Stock Outstanding as of Record Date
Armando Codina (a)	3,037,040	8.2
David M. Foster (b)	24,101	*
Adolfo Henriques (c)	187,676	*
James E. Jordan (d)	3,487	*
Gilbert H. Lamphere (e)	16,313	*
Joseph Nemec (f)	19,310	*
Jorge Perez (g)	3,101	*
Wellford L. Sanders, Jr. (h)	2,075	*
Rosa Sugrañes (i)	1,327	*
George R. Zoffinger (j)	3,435	*
John D. McPherson (k)	178,633	*
Daniel H. Popky (l)	59,534	*
Heidi J. Eddins (m)	62,828	*
Jorge San Miguel (n)	79,325	*
All executive officers and directors as a group (14 persons)	3,678,185	9.9

*	Less than 1%.
(a)	Includes shares issued on April 27, 2006 to Armando Codina and affiliated entities in connection with the Company’s acquisition of Codina Group, Inc. and certain property interests, 824,344 shares held in escrow that are contingent upon satisfaction of certain conditions, 3,860 shares delivered to Mr. Codina pursuant to a post closing working capital adjustment, 23,635 shares of restricted stock and 715 shares acquired through the FECI Employee Stock Purchase Plan as of March 31, 2007.
(b)	Includes beneficial ownership of 8,402 shares of common stock that may be acquired by exercise of options and 447 restricted shares which will vest on June 1, 2007.
(c)	Includes beneficial ownership of 12,603 shares of common stock that may be acquired by exercise of options and 175,073 restricted shares.
(d)	Includes 447 shares of restricted stock which will vest on June 1, 2007.
(e)	Includes 447 shares of restricted stock which will vest on June 1, 2007.
(f)	Includes beneficial ownership of 8,402 shares of common stock that may be acquired by exercise of options and 447 shares of restricted stock which will vest on June 1, 2007.
(g)	Includes 447 shares of restricted stock which will vest on June 1, 2007.
(h)	Includes 447 shares of restricted stock which will vest on June 1, 2007.
(i)	Includes 447 shares of restricted stock which will vest on June 1, 2007.
(j)	Includes 447 shares of restricted stock which will vest on June 1, 2007.
(k)	Includes beneficial ownership of 76,155 shares of common stock that may be acquired by exercise of options, 59,622 shares of restricted stock and 4,590 shares acquired through the FECI Stock Fund in Mr. McPherson’s 401(k) Plan as of March 31, 2007.
(l)	Includes 42,717 shares of restricted stock.

(m)	Includes 40,850 shares of restricted stock, 373 shares acquired through the FECI Stock Fund in Ms. Eddins’ 401(k) Plan and 651 shares acquired through the FECI Employee Stock Purchase Plan as of March 31, 2007.
(n)	Includes 61,244 shares of restricted stock.

MULTIPLE SHAREHOLDERS SHARING ONE ADDRESS

In accordance with Rule 14a-3(e)(1) under the Exchange Act, one proxy statement will be delivered to two or more shareholders who share an address, unless we have received contrary instructions from one or more of the shareholders. We will deliver promptly upon written or oral request a separate copy of the proxy statement to a shareholder at a shared address to which a single copy of the proxy statement was delivered. Requests for additional copies of the proxy statement, and requests that in the future separate proxy statements be sent to shareholders who share an address, should be directed to Florida East Coast Industries, Inc., 10151 Deerwood Park Blvd., Building 100, Suite 350, Jacksonville, Florida 32256, Attention: Investor Relations Department, telephone: (904) 996-2818. In addition, shareholders who share a single address but receive multiple copies of the proxy statement may request that in the future they receive a single copy by contacting us at the address and phone number set forth in the prior sentence.

SUBMISSION OF SHAREHOLDER PROPOSALS

If the merger is completed, there will be no public shareholders of FECI and no public participation in any future meetings of the shareholders of FECI. If the merger is not completed, you will continue to be entitled to attend and participate in our shareholder meetings. Our next regularly scheduled annual meeting of shareholders is to be held at the Hyatt Hotel, 50 Alhambra Plaza, Coral Gables, Florida 33134, on Thursday, May 31, 2007, at 10:30 a.m.

If the merger is not completed, Shareholders may present proposals for consideration at the 2008 annual meeting of shareholders by following the procedures outlined in Rule 14a-8 of the Securities Exchange Act and our articles of incorporation. Proposals of shareholders, which are the proper subject for inclusion in the proxy statement and for consideration at the 2008 annual meeting, must be submitted in writing and must be received FECI’s secretary no later than December 26, 2007.

Shareholders whose proposals are not included in the 2008 proxy statement and who would otherwise request proposals to be submitted to shareholders at the 2008 annual meeting must follow the procedures set forth in our Articles of Incorporation. With respect to nominations of persons for election to the board of directors or any other matter proposed to be submitted to shareholders, notice must be given in writing to the secretary not less than 60 days nor more than 180 days before the first anniversary of the date of our notice of annual meeting for the prior year’s meeting. For next year’s annual meeting, notice must be given no earlier than October 27, 2007, but not later than February 23, 2008. If a special meeting is held to elect directors, nominations must be received by the secretary no later than 10 days after the earlier of the date notice of the meeting is given to shareholders or is announced publicly. A notice of a proposed item of business must include a description of, and the reasons for bringing the proposed business to the meeting, any material interest of the shareholder submitting the proposal and certain other information about that shareholder. A notice of a proposed nomination for the board of directors for action at either a special meeting or the annual meeting must include certain information as set forth in our articles of incorporation. A copy of the provisions of the articles of incorporation discussed here may be obtained by writing to us at our principal executive offices at 10151 Deerwood Park Blvd., Building 100, Suite 350, Jacksonville, Florida 32256, Attention: Secretary.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at its Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Our public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov.

Reports, proxy statements or other information concerning us may also be inspected at the offices of the NYSE at 20 Broad Street, New York, NY 10005.

The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the special meeting:

FECI Filings:	Periods:
Annual Report on Form 10-K	Fiscal Year ended December 31, 2006
Quarterly Reports on Form 10-Q	Fiscal Quarter ended March 31, 2007

Current Reports on Form 8-K	Filed February 27, 2007, May 9, 2007 and May 14, 2007

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statements, reports and any of the documents incorporated by reference in this document or other information concerning us, without charge, by written or telephonic request directed to us at Florida East Coast Industries, Inc., 10151 Deerwood Park Blvd., Building 100, Suite 350, Jacksonville, Florida 32256, Attention: Investor Relations Department, telephone: (904) 996-2818 or from the SEC through the SEC’s website at the address provided above. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated [                ], 2007. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to shareholders shall not create any implication to the contrary.

ANNEX A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

IRON HORSE ACQUISITION HOLDING LLC,

IRON HORSE ACQUISITION SUB INC.

AND

FLORIDA EAST COAST INDUSTRIES, INC.

Dated as of May 8, 2007

i

ii

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (together with all schedules and exhibits hereto, this “Agreement”), dated as of May 8, 2007, is by and among Iron Horse Acquisition Holding LLC, a Delaware limited liability company (“Parent”), Iron Horse Acquisition Sub Inc., a Florida corporation and wholly owned direct subsidiary of Parent (“Merger Sub”), and Florida East Coast Industries, Inc., a Florida corporation (the “Company”).

RECITALS

A. The Company and Merger Sub each has determined that it is advisable, fair to and in the best interests of its stockholders to effect a merger (the “Merger”) of Merger Sub with and into the Company pursuant to the Florida Business Corporation Act (the “FBCA”) upon the terms and subject to the conditions set forth in this Agreement, pursuant to which each outstanding common share, no par value of the Company (the “Company Common Shares”), shall be converted into the right to receive cash, as set forth herein, all upon the terms and subject to the conditions of this Agreement.

B. The Board of Directors of the Company (the “Company Board”) has unanimously (i) determined that this Agreement, the Merger and the other transactions contemplated hereby, taken together, are at a price and on terms that are fair to, advisable and in the best interests of the Company and its shareholders (the “Company Shareholders”) and (ii) adopted resolutions adopting and approving this Agreement and the transactions contemplated hereby, including the Merger, declaring its advisability and recommending the approval by the Company Shareholders of this Agreement and the Merger and the other transactions contemplated hereby.

C. The Board of Directors of Merger Sub has (i) determined that this Agreement, the Merger and the other transactions contemplated hereby, taken together, are at a price and on terms that are fair to, advisable and in the best interests of Merger Sub and its sole stockholder and (ii) adopted resolutions adopting and approving this Agreement and the transactions contemplated hereby, including the Merger, declaring its advisability and recommending the approval by its sole stockholder of this Agreement and the Merger and the other transactions contemplated hereby. The sole stockholder of Merger Sub has adopted this Agreement.

D. The Company Board intends to declare a dividend of $21.50 per share of Company Common Stock which shall be paid prior to the Closing Date.

E. The Board of Directors of Parent, and Parent, as the sole stockholder of Merger Sub, in each case has approved this Agreement and the Merger and the other transactions contemplated hereby.

AGREEMENT

In consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions.

(a) The following terms, as used herein, have the following meanings:

“Acquisition Proposal” means any inquiry, proposal or offer for, whether in one transaction or a series of related transactions, any (a) merger, consolidation, share exchange, business combination or similar transaction involving the Company or any Subsidiaries that would constitute a “significant subsidiary” (as defined in Rule 1-02 of Regulation S-X, but substituting 20% for references to 10% therein), (b) sale or other disposition, directly or indirectly, including by any merger, consolidation, share exchange, business combination or any similar transaction, of any assets of the Company or its Subsidiaries representing 20% or more of the consolidated assets (including capital stock of the Subsidiaries of the Company) of the Company and its Subsidiaries taken as a whole, (c) issue, sale or other disposition by the Company or any Subsidiary of (including by way of merger, consolidation, share exchange, business combination or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 20% or more of the outstanding Company Common Shares, (d) tender offer or exchange offer in which any Person or “group” (as such term is defined under the Exchange Act) would, if consummated, acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of 20% or more of the outstanding Company Common Shares, (e) recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to the Company, or (f) transaction which is similar in form, substance or purpose to any of the foregoing transactions; provided, however, that the term “Acquisition Proposal” shall not include the Merger or any of the other transactions contemplated by this Agreement.

“Affiliate” of any Person shall mean another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Antitrust Law” shall mean the Sherman Antitrust Act of 1890, as amended, the Clayton Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Articles of Merger” shall mean the articles of merger with respect to the Merger, containing the provisions required by, and executed in accordance with, the FBCA.

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which banking institutions in Jacksonville, Florida or New York, New York are authorized or obligated by Law or executive order to be closed.

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“Certificate” shall mean each certificate representing one or more Shares or, in the case of uncertificated Shares, each entry in the books of the Company (or its transfer agent) representing uncertificated Shares.

“Closing” shall mean the closing of the Merger, as contemplated by Section 2.2.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Articles of Incorporation” shall mean the Company’s Amended and Restated Articles of Incorporation as amended and as in effect as of the date hereof.

“Company Balance Sheet” shall mean the consolidated balance sheet of the Company as of December 31, 2006 and the footnotes thereto set forth in the Company 10-K.

“Company Benefit Plan” shall mean each Employee Benefit Plan that is sponsored, maintained or contributed to by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries is a party and in which any current or former employee, director, officer, consultant, independent contractor, contingent worker or leased employee of the Company or its Subsidiaries is eligible to participate or derive a benefit.

“Company Bylaws” shall mean the Amended and Restated Bylaws of the Company as amended and as in effect as of the date hereof.

“Company Disclosure Letter” shall mean the Company Disclosure Letter dated the date hereof and delivered by the Company to Parent prior to the execution of this Agreement.

“Company Employees” shall mean employees of the Company who remain employees of the Surviving Corporation.

“Company ESPP” shall mean the Company’s 2002 Employee Stock Purchase Plan, as amended from time to time and as in effect as of the date hereof.

“Company Financial Advisor” shall mean Morgan Stanley & Company.

“Company Financial Statements” shall mean all of the financial statements of the Company and its Subsidiaries included in the Company Reports.

“Company Incentive Plans” shall mean the Company’s 1998 Stock Incentive Plan, as amended, and the Company’s 2002 Stock Incentive Plan, as amended.

“Company Material Adverse Effect” means an effect, event, development or change that, individually or in the aggregate, is or is reasonably likely to (i) be materially adverse to the assets, liabilities, business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, other than any effect, event, development or change to the extent arising out of or resulting from (a) changes in conditions in the U.S. or global economy or capital or financial markets generally, including changes in interest or exchange rates (unless, and only to the extent, such effect, event, development or change affects the Company and its Subsidiaries in a disproportionate manner as compared to other persons or participants in the railroad or real

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estate industries in which the Company and its Subsidiaries conduct their business), (b) changes in Law or tax, regulatory, political or business conditions that, in each case, generally affect the railroad or real estate industries in which the Company and its Subsidiaries conduct their businesses (unless, and only to the extent, such effect, event, development or change affects the Company and its Subsidiaries in a disproportionate manner as compared to other persons or participants in the railroad or real estate industries in which the Company and its Subsidiaries conduct their businesses and that operate in the geographic regions affected by such effect, event, development or change), (c) changes in GAAP, (d) the negotiation, execution, announcement or performance of this Agreement or the transactions contemplated hereby, or the consummation of the transactions contemplated by this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, connecting railroads, tenants, suppliers, lenders, investors, venture partners or employees, provided, however, that this clause (d) shall be disregarded for the purpose of Section 4.5, (e) acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement (unless, and only to the extent, such effect, event, development or change affects the Company and its Subsidiaries in a disproportionate manner as compared to other persons or participants in the railroad or real estate industries in which the Company and its Subsidiaries conduct their businesses, (f) earthquakes, hurricanes or other natural disasters, (g) any action taken or omitted by the Company or any Subsidiary at the written request or with the written consent of Parent or Merger Sub, or (h) any effect resulting from or related to any decisions, orders or rulings at any level in that certain litigation styled Sierra Club v. Flowers, Case No. 03-23427 CIV—HOEVELER and any appeal therefrom or other proceeding related thereto, or (ii) prevent or materially delay the performance by the Company of any of its obligations under this Agreement or the consummation of the Merger or any other transaction contemplated hereby. The parties agree that the mere fact of a decrease in the market price of the Company Common Shares shall not, in and of itself, constitute a Company Material Adverse Effect, but any effect, event, development or change underlying such decrease (other than any such effects, events, developments or changes set forth in clauses (a) through (h) above) shall be considered in determining whether there has been a Company Material Adverse Effect.

“Company Permits” shall mean all authorizations, licenses, permits, certificates, approvals and orders of all Governmental Entities necessary for the lawful conduct of the businesses of the Company and its Subsidiaries.

“Company Reports” shall mean all forms, reports, statements, information, registration statements and other documents (as supplemented and amended since the time of filing and prior to the date hereof) filed or required to be filed by the Company with the SEC since December 31, 2006.

“Company Required Vote” shall mean the affirmative vote of the holders of a majority of the outstanding Shares in favor of adoption of this Agreement.

“Company Stock Option” shall mean each outstanding option to purchase Company Common Shares under the Company Incentive Plans.

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“Company Stock Rights” shall mean any options, warrants, convertible securities, subscriptions, stock appreciation rights, phantom stock plans or stock equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) obligating the Company to issue or sell any shares of capital stock of, or options, warrants, convertible securities, subscriptions or other equity interests in, the Company.

“Company Shareholders Meeting” shall mean a meeting of the Company Shareholders to be called to consider the Merger.

“Company Termination Fee” shall mean $100 million.

“Company 10-K” shall mean the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

“Confidentiality Agreement” shall mean the Confidentiality Agreement between the Company and Parent dated February 23, 2007.

“Contract” shall mean any contract, lease, indenture, note, bond or other agreement that is in force and effect to which either the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets are bound.

“Development Property” shall mean any real property that is, as of the date hereof, in one or more phases of development, including pre-construction, provided that a real property shall cease to be a Development Property at the time such real property becomes a Stabilized Property.

“Effective Time” shall mean the time that Merger becomes effective in accordance with Section 607.1105 of the FBCA.

“Employee Benefit Plan” shall mean, with respect to any Person, each plan, fund, program, agreement, arrangement or scheme, including, but not limited to, each plan, fund, program, agreement, arrangement or scheme maintained or required to be maintained, in each case that is at any time sponsored or maintained or required to be sponsored or maintained by such Person or to which such Person makes or has made, or has or has had an obligation to make, contributions providing for employee benefits or for the remuneration, direct or indirect, of the current or former employees, directors, officers, consultants, independent contractors, contingent workers or leased employees of such Person or the dependents of any of them (whether written or oral), including: each deferred compensation, bonus, incentive compensation, pension, retirement, stock purchase, stock option and other equity compensation plan or “welfare” plan (within the meaning of Section 3(1) of ERISA, determined without regard to whether such plan is subject to ERISA); each “pension” plan (within the meaning of Section 3(2) of ERISA, determined without regard to whether such plan is subject to ERISA); and each severance plan or agreement, health, vacation, summer hours, supplemental unemployment benefit, hospitalization insurance, medical, dental, legal and each other employee benefit plan, fund, program, agreement or arrangement.

“Encumbrance” shall mean any lien, mortgage, pledge, deed of trust, security interest, charge, easement, right of way, restriction, option, right of first refusal, right of first offer or other encumbrance or other adverse claim or interest.

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“Environmental Laws” shall mean any Laws relating to the environment or Hazardous Substances, or the effect of any Hazardous Substance on human health and safety.

“Environmental Permits” shall mean all permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental Entities relating to or required by Environmental Laws and affecting, or relating to, the business of the Company or any Subsidiary as currently conducted.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“GAAP” shall mean United States generally accepted accounting principles in effect from time to time.

“Governmental Entity” shall mean any United States federal, state or local or any foreign government or any court of competent jurisdiction, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign.

“Hazardous Substance” shall mean any pollutant, contaminant, waste, chemical material, substance, compound or constituent in any form, including without limitation, crude oil or petroleum or petroleum products, asbestos and asbestos-containing materials and any radioactive substance subject to regulation, or which can give rise to liability under any Environmental Law.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“IRS” shall mean the Internal Revenue Service.

“Knowledge” or any similar expression, shall mean, with respect to the Company, the actual knowledge, after making due inquiry within the Company, of any Person set forth in Section 1.1 of the Company Disclosure Letter, and, with respect to Parent, the actual knowledge, after making due inquiry within the Company, of any Person set forth in Section 1.1 of the Parent Disclosure Letter.

“Land Holdings” shall mean any real property that is unimproved and not a Development Property.

“Law” shall mean any federal, state, local or foreign statute, law, regulation, requirement, interpretation, rule, ordinance, code, policy or rule of common law of any Governmental Entity, including any judicial or administrative interpretation thereof.

“Liabilities” shall mean any and all debts, liabilities and obligations of any nature whatsoever, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including those arising under any Law, those arising under any Contract or Company Permit and those arising as a result of any act or omission.

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“Order” shall mean any writ, judgment, injunction, consent, order, decree, stipulation, award or executive order of or by any Governmental Entity.

“Parent Benefit Plan” shall mean each Employee Benefit Plan that is sponsored, maintained or contributed to by Parent or any of its Subsidiaries or with respect to which Parent or any of its Subsidiaries is a party and in which any current or former employee, director, officer, consultant, independent contractor, contingent worker or leased employee of Parent or its Subsidiaries is eligible to participate or derive a benefit.

“Parent Disclosure Letter” shall mean the Parent Disclosure Letter dated as of the date hereof and delivered by Parent to the Company prior to the execution of this Agreement.

“Parent Material Adverse Effect” shall mean, with respect to Parent or Merger Sub, any event, effect, development or change that, individually or in the aggregate, is or would be reasonably likely to prevent or materially delay the performance by Parent or Merger Sub of any of their material obligations under this Agreement or the consummation of the Merger or the other transactions contemplated by the Transaction Documents.

“Parent Termination Fee” shall mean $150 million.

“Paying Agent” shall mean a bank or trust company reasonably satisfactory to the Company that is organized and doing business under the Laws of the United States or any state thereof and has a combined capital and surplus of at least $500,000,000 appointed by Parent to act as paying agent for payment of the Merger Consideration.

“Person” shall mean any individual, corporation, partnership (general or limited), limited liability company, limited liability partnership, trust, joint venture, joint-stock company, syndicate, association, entity, unincorporated organization or government, or any political subdivision, agency or instrumentality thereof.

“Proxy Statement” shall mean a definitive proxy statement and any amendment or supplement thereto, relating to the Merger and this Agreement to be mailed to the Company Shareholders in connection with the Company Shareholders Meeting.

“Representative” of a Person means any officer, director, Affiliate, employee, partner, investment banker, financial advisor, financing source, co-investor, attorney, accountant or other agent or advisor.

“Rights Agreement” shall mean the Second Amended and Restated Rights Agreement, dated as of April 27, 2006, by and between the Company and American Stock Transfer & Trust Company, as Rights Agent, as amended.

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

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“Special Dividend” shall mean a dividend of $21.50 per share of Company Common Stock which shall be paid no later than the day prior to the Closing Date.

“Stabilized Property” shall mean any real property that is improved and (i) is 90% leased or (ii) one year has elapsed since a certificate of occupancy has been issued with respect to such real property.

“STB” shall mean the Surface Transportation Board.

“Subsidiary” of any Person shall mean any corporation, partnership, limited liability company, joint venture or other legal entity of which such Person (either directly or through or together with another Subsidiary of such Person) owns more than 50% of the voting stock equity interests or general partnership interests of such corporation, partnership, limited liability company, joint venture or other legal entity, as the case may be.

“Subsidiary Stock Rights” shall mean any options, warrants, convertible securities, subscriptions, stock appreciation rights, limited liability company interests, partnership interests, phantom stock plans or stock or equity equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) of any character issued or authorized by the Company or any Subsidiary of the Company relating to the issued or unissued capital stock or other equity interests of the Subsidiaries of the Company or obligating the Company or any of its Subsidiaries to issue or sell any shares of capital stock of, or options, warrants, convertible securities, subscriptions or other equity interests in, any Subsidiary of the Company.

“Superior Proposal” means a bona fide written Acquisition Proposal (on its most recently amended and modified terms, if amended and modified) made by a Third Party (i) that relates to more than 50% of the outstanding Company Common Shares or all or substantially all of the assets of the Company and its Subsidiaries taken as a whole, (ii) which the Company Board determines in its good faith judgment (after taking into account all of the terms and conditions of the Acquisition Proposal and after consultation with its outside legal and financial advisors) to be more favorable in the aggregate to the Company’s shareholders (in their capacities as shareholders) than the transactions contemplated hereby (including the Merger or any other proposal Parent may make pursuant to Section 6.6(c) and, if declared, the dividend referred to in Recital D), (iii) the material conditions to the consummation of which are all reasonably capable of being satisfied in the good faith judgment of the Company Board, and (iv) for which financing, to the extent required, is then committed or, in the good faith judgment of the Company Board, is reasonably likely to be available.

“Surviving Corporation” shall mean the corporation surviving the Merger.

“Tax” shall mean any federal, state, county, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, premium, withholding, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax, governmental fee or other like assessment or charge in the nature of a tax of any kind whatsoever, together with any interest, penalty or addition thereto, whether disputed or not, and “Taxes” shall mean any or all of the foregoing collectively.

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“Tax Return” shall mean any return, report, information, filing, document or similar statement required to be filed with respect to any Tax (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.

“Third Party” shall mean any Person or group (as defined in Section 13(d)(3) of the Exchange Act) other than Parent, Merger Sub or any Affiliates thereof.

“Transaction Documents” shall mean this Agreement and all other agreements, instruments and documents to be executed by Parent, Merger Sub and the Company in connection with the transactions contemplated by such agreements.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Preamble
Cash Unit	Section 2.8
Change in Recommendation	Section 6.6(a)
Closing Date	Section 2.2
Company	Preamble
Company Board	Recital B
Company Common Shares	Recital A
Company ESPP Termination Date	Section 2.9
Company Material Contracts	Section 4.22
Company Recommendation	Section 6.5
Company Restricted Shares	Section 2.8
Company Shareholders	Recital B
DOJ	Section 6.3(b)
End Date	Section 8.1(b)
Exchange Fund	Section 3.1
Expenses	Section 8.3(a)
Escrow Agent	Section 2.8
FBCA	Recital A
Filed SEC Documents	Article IV
Financing	Section 5.6(c)
Financing Commitments	Section 5.6(b)
FTC	Section 6.3(b)
Government Order	Section 8.1(c)
Indebtedness	Section 6.1(b)(ix)
Indemnified Parties	Section 6.9(a)
Intellectual Property Rights	Section 4.15
Joint Ventures	Section 4.4(c)
Letter of Transmittal	Section 3.2(a)
Material Leases	Section 4.22
Merger	Recital A
Merger Consideration	Section 2.4(a)
Merger Sub	Preamble

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Term	Section
Notifying Party	Section 6.3(f)
Other Filings	Section 6.4
Parent	Preamble
Permitted Encumbrances	Section 4.11(c)
Permitted Investments	Section 3.1
Real Property	Section 4.11(a)
Restrictive Agreements	Section 4.22
Retention Amounts	Section 6.8(g)
Retention Date	Section 6.8(g)
Retention Plan	Section 6.8(g)
Section 16	Section 6.8(f)
Shares	Section 2.4(a)
Termination Date	Section 8.1
WARN Act	Section 4.14(b)

Section 1.2 Interpretation and Rules of Construction.

In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

(b) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation;”

(d) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e) references to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and to any section of any statute, rule or regulation include any successor to the section;

(f) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(g) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(h) references to any Person are also to its successors and permitted assigns;

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(i) the use of “or” is not intended to be exclusive unless expressly indicated otherwise;

(j) “writing,” “written” and comparable terms refer to printing typing and other means of reproducing words (including electronic media) in a visible form; and

(k) references from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

ARTICLE II

THE MERGER

Section 2.1 The Merger; Effect of the Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the FBCA, whereupon the separate existence of Merger Sub shall cease and the Company shall continue as the Surviving Corporation under the Laws of the State of Florida.

(b) The Merger shall have the effects set forth in Section 607.1106 of the FBCA and other applicable Law. Accordingly, from and after the Effective Time, the Surviving Corporation shall have all the properties, rights, privileges, powers, interests and franchises and shall be subject to all restrictions, disabilities, debts, duties and Liabilities of the Company and Merger Sub.

Section 2.2 Closing. Subject to the terms and conditions of this Agreement, the Closing will take place at 10:00 a.m., local time, as promptly as practicable but in no event later than the fifth Business Day after the satisfaction or waiver of the conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) set forth in Article VII (the “Closing Date”), at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 4 Times Square, New York, New York 10036, unless another time, date or place is agreed to in writing by the parties; provided, however, that if all the conditions set forth in Article VII shall not have been satisfied or waived (to the extent permitted by Law) on such fifth Business Day, then, subject to Section 8.1, the Closing will take place on the first Business Day on which all such conditions shall have been satisfied or waived (to the extent permitted by Law).

Section 2.3 Effective Time. On the Closing Date and subject to the terms and conditions hereof, the Articles of Merger shall be filed with the Secretary of State of the State of Florida. The Merger shall become effective at the Effective Time.

Section 2.4 Conversion of the Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

(a) Except as provided in Section 2.4(b), each Company Common Share issued and outstanding immediately prior to the Effective Time (the “Shares”), together with the rights issued pursuant to the Rights Agreement shall be canceled and shall, by virtue of the Merger and

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without any action on the part of the holder thereof, be converted automatically into the right to receive, in cash without interest, $62.50 (the “Merger Consideration”), upon surrender of the Certificate representing such Shares as provided in Article III. All Shares, when so converted, shall no longer be outstanding and shall automatically be retired and shall cease to exist, and each holder of a Certificate representing Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration into which such Shares have been converted, as provided herein.

(b) Each Share that is owned by the Company as treasury stock or otherwise or by any Subsidiary of the Company and each Share owned by Parent, Merger Sub or any other Subsidiary of Parent immediately prior to the Effective Time shall be canceled and retired and cease to exist and no payment or distribution shall be made with respect thereto.

(c) Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, no par value, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 2.5 Organizational Documents.

(a) At the Effective Time, pursuant to the Merger, the articles of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation, except that, at the Effective Time, Article I of such articles of incorporation shall be amended to provide that the corporate name of the Surviving Corporation is “Florida East Coast Industries, Inc.” Thereafter, the articles of incorporation of the Surviving Corporation may be amended in accordance with its terms and as provided by Law.

(b) At the Effective Time, pursuant to the Merger, the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation, except that, at the Effective Time, Article I of such bylaws shall be amended to provide that the corporate name of the Surviving Corporation is “Florida East Coast Industries, Inc.” Thereafter, the bylaws of the Surviving Corporation may be amended in accordance with their terms and the articles of incorporation of the Surviving Corporation and as provided by Law.

Section 2.6 Directors and Officers of the Surviving Corporation. The Company shall cause to be delivered to Parent, promptly, but in no event later than five (5) Business Days prior to the Closing, resignations of all the directors of the Company, unless otherwise specified by Parent, to be effective at the Effective Time. At the Effective Time, the directors of Merger Sub shall continue in office as the directors of the Surviving Corporation and the officers of the Company shall continue in office as the officers of the Surviving Corporation, and such directors and officers shall hold office until successors are duly elected or appointed and qualified in accordance with and subject to applicable Law and the articles of incorporation and bylaws of the Surviving Corporation.

Section 2.7 Company Stock Options.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of any holder, each then-outstanding Company Stock Option shall be canceled, and, in the case

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of (x) a Company Stock Option having a per share exercise price less than the sum of (i) the Merger Consideration plus (ii) the Special Dividend, converted into the right to receive from the Surviving Corporation an amount (subject to any applicable withholding tax and payable without interest) in cash equal to the product of (A) the number of Company Common Shares subject to such Company Stock Option immediately prior to the Effective Time and (B) the amount by which the sum of (i) the Merger Consideration plus (ii) the Special Dividend exceeds the per share exercise price of such Company Stock Option, or (y) a Company Stock Option having a per share exercise price equal to or greater than the sum of (i) the Merger Consideration plus (ii) the Special Dividend, without the payment of cash or issuance of other securities in respect thereof. The cancellation of a Company Stock Option as provided in the immediately preceding sentence shall be deemed a release of any and all rights the holder thereof had or may have had in respect of such Company Stock Option.

(b) Subject to Section 3.7, all payments with respect to canceled Company Stock Options shall be made by the Paying Agent (and Parent shall cause Paying Agent to make such payments) as promptly as reasonably practicable after the Effective Time from the Exchange Fund. Such payments shall be accompanied by a letter from the Paying Agent explaining how the payment amounts with respect to the canceled Company Stock Options were determined.

(c) Except as otherwise agreed to by the parties, (i) each Company Incentive Plan (together with any target equity opportunities established or contingently established thereunder, which shall become void ab initio) shall terminate as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Subsidiary thereof shall be canceled as of the Effective Time and (ii) the Company shall ensure that following the Effective Time no participant in the Company Incentive Plans or other plans, programs or arrangements shall have any right thereunder to acquire any equity securities of the Company, the Surviving Corporation or any Subsidiary thereof.

Section 2.8 Restricted Stock. If any Company Common Share outstanding immediately prior to the Effective Time is not then vested under any stock option or compensation plan, agreement or arrangement of the Company, or otherwise (“Company Restricted Shares”), then, there shall be substituted for each such Company Restricted Share a long-term incentive cash award (a “Cash Unit”) in the amount of the Merger Consideration, which shall vest or be forfeited in accordance with the vesting and forfeiture provisions governing such Company Restricted Share (as such provisions exist immediately prior to the Effective Time) and shall be paid to the holder of such award, immediately upon vesting. The Company shall take such actions as may be necessary to provide for the substitution of such long term incentive cash awards for the Company Restricted Shares in accordance with the documents governing Company Restricted Shares. Immediately after the Effective Time, Parent shall create an interest-bearing “Escrow Fund” by depositing with an escrow agent mutually acceptable to the Company and Parent (the “Escrow Agent”), pursuant to an escrow agreement mutually agreeable to the Company and Parent, cash in the aggregate amount equal to the Merger Consideration which would have been payable with respect to the Company Restricted Shares, if their restrictions had lapsed and they had vested immediately prior to the Effective Time. Subject to Section 3.7, upon the vesting of a Cash Unit in accordance with the first sentence of this Section 2.8, the cash in escrow in respect thereof shall immediately be paid (together with accrued and

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unpaid interest) to the holder of the Company Restricted Share for which it was substituted, net of fees payable or paid to the escrow agent and taxes payable, paid or withheld. Upon the forfeiture of a Cash Unit in accordance with the first sentence of this Section 2.8, it shall immediately be paid (together with accrued and unpaid interest) to Parent, net of fees payable or paid to the escrow agent and taxes payable, paid or withheld.

Section 2.9 Company ESPP. The Company shall take any and all actions with respect to the Company ESPP as are necessary to provide that: (i) with respect to the Offering Period (as defined in the Company ESPP) in effect as of the date hereof, no employee who is not a participant in the Company ESPP as of the date hereof may become after the date hereof a participant in the Company ESPP and no participant in the Company ESPP may increase the percentage amount of his or her payroll deduction election from that in effect on the date hereof for such Offering Period; (ii) subject to consummation of the Merger, the Company ESPP shall terminate, effective immediately before the Effective Time (the “Company ESPP Termination Date”); and (iii) if the Offering Period in effect as of the date hereof terminates prior to the Company ESPP Termination Date, the Company ESPP shall be suspended and no new Offering Period will be commenced under the Company ESPP unless this Agreement shall have terminated prior to the consummation of the Merger. If such Offering Period is still in effect on the Company ESPP Termination Date, then, on the Company ESPP Termination Date, each purchase right under the Company ESPP as of the Company ESPP Termination Date shall be automatically exercised by applying the payroll deductions of each participant in the Company ESPP for such Offering Period to the purchase of a number of whole Shares (subject to the provisions of the Company ESPP regarding the number of shares purchasable) at an exercise price per Share equal to the lower of (A) 85% of the Fair Market Value (as defined in the Company ESPP) of a Company Common Share at the start of the Offering Period and (B) 85% of the Merger Consideration, which number of shares will then be canceled and converted into the right to receive the Merger Consideration in accordance with Section 2.4 hereof. Any excess payroll deductions not used as a result of share limitations under the Company ESPP shall be distributed to each participant without interest. If a fractional number of Shares results, then such number shall be rounded down to the next whole number, and the excess payroll deductions shall be distributed to the applicable participant without interest. As soon as reasonably practicable after the Effective Time, Parent shall cause the Paying Agent to pay to each participant in the Company ESPP entitled to payment in accordance with this Section 2.9 the amounts payable with respect thereto.

Section 2.10 Adjustments to Prevent Dilution. Subject to the restrictions contained in Section 6.1, in the event that the Company changes the number of Shares issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Merger Consideration shall be proportionately adjusted to reflect such change.

ARTICLE III

EXCHANGE OF CERTIFICATES

Section 3.1 Paying Agent. Prior to the Effective Time, Parent shall appoint the Paying Agent to act as paying agent for the payment of the Merger Consideration upon surrender of the

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Certificates pursuant to this Article III. Immediately after the Effective Time, Parent shall deposit with the Paying Agent cash in the aggregate amount required to pay the Merger Consideration in respect of the Shares plus cash to pay for (i) Company Stock Options pursuant to Section 2.7, and (ii) amounts with respect to the Company ESPP pursuant to Section 2.9 (such cash amounts being referred to herein as the “Exchange Fund”). The Exchange Fund shall be used solely for purposes of paying the Merger Consideration and amounts with respect to Company Stock Options, and the Company ESPP in accordance with this Article III and shall not be used to satisfy any other obligation of the Company or any of its Subsidiaries, including, for the avoidance of doubt, any obligation of the Company or any of its Subsidiaries relating to the Company Restricted Shares. Pending distribution of the Exchange Fund in accordance with this Article III, Parent may direct the Paying Agent to invest such cash, provided that such investments (i) shall be obligations of or guaranteed by the United States of America, commercial paper obligations receiving the highest rating from either Moody’s Investors Services, Inc. or Standard & Poor’s Corporation, or certificates of deposit, bank repurchase agreements or bankers acceptances of domestic commercial banks with capital exceeding $500,000,000 (collectively “Permitted Investments”) or money market funds that are invested solely in Permitted Investments and (ii) shall have maturities that will not prevent or delay payments to be made pursuant to this Article III. Any income from investment of the Exchange Fund will be payable solely to Parent.

Section 3.2 Exchange Procedures.

(a) As soon as practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a Certificate or Certificates that, immediately prior to the Effective Time, represented outstanding Shares subsequently converted into the right to receive the Merger Consideration, as set forth in Section 2.4: (i) a letter of transmittal (a “Letter of Transmittal”) that (A) shall specify that delivery shall be effected and risk of loss and title to the Certificates shall pass only upon proper delivery of the Certificates to the Paying Agent (or an affidavit of loss in lieu thereof, together with any bond or indemnity agreement, as contemplated by Section 3.6) and (B) shall be in such form and have such other provisions as the Surviving Corporation may reasonably specify; and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the applicable Merger Consideration.

(b) Upon surrender of a Certificate for cancellation to the Paying Agent, together with a Letter of Transmittal, duly completed and executed, and any other documents reasonably required by the Paying Agent or the Surviving Corporation, (i) the holder of such Certificate shall be entitled to receive in exchange therefor a check representing the applicable amount of cash that such holder has the right to receive pursuant to Section 2.4 and (ii) the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash payable upon surrender of the Certificates. Until surrendered as contemplated by this Section 3.2, each such Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration.

(c) In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, the appropriate amount of the Merger Consideration may be paid to a transferee if the Certificate representing such Shares is presented to the Paying Agent properly endorsed or accompanied by appropriate stock powers and otherwise in proper form for

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transfer and accompanied by all documents reasonably required by the Paying Agent to evidence and effect such transfer and to evidence that any applicable Taxes have been paid.

Section 3.3 No Further Ownership Rights. All Merger Consideration paid upon the surrender for exchange of the Certificates representing Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares and, after the Effective Time, there shall be no further registration of transfers on the transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article III.

Section 3.4 Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest and other income received with respect thereto) that remains undistributed to the former Company Shareholders on the date twelve (12) months after the Effective Time shall be delivered to Parent upon demand, and any former holder of Shares who has not theretofore received any applicable Merger Consideration to which such Company Stockholder is entitled under this Article III shall thereafter look only to Parent (subject to abandoned property, escheat or other similar Laws) for payment of claims with respect thereto and only as a general creditor thereof.

Section 3.5 No Liability. None of Parent, the Surviving Corporation or Merger Sub shall be liable to any holder of Shares for any part of the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by holders of any such Shares at such date as is immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Entity shall, to the extent permitted by applicable Law or Order, become the property of Parent free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.

Section 3.6 Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by and at the discretion of Parent or the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as Parent or the Surviving Corporation may direct, or the execution and delivery by such Person of an indemnity agreement in such form as Parent or the Surviving Corporation may direct, in each case as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the appropriate amount of the Merger Consideration.

Section 3.7 Withholding of Tax. Notwithstanding anything to the contrary in this Agreement, Parent, the Surviving Corporation, any Affiliate thereof, the Paying Agent or the Escrow Agent shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement to any holder of Shares (including Company Restricted Shares and Cash Units substituted therefor) or Company Stock Options, and any participant in the Company ESPP, such amounts as Parent, the Surviving Corporation, any Affiliate thereof, the Paying Agent or the Escrow Agent is required to deduct and withhold with respect to the making of such payment

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under the Code or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by the Surviving Corporation, any Affiliate thereof, Parent, the Paying Agent or the Escrow Agent, such withheld amounts shall be (a) paid over to the applicable Governmental Entity in accordance with applicable Law or Order and (b) treated for all purposes of this Agreement as having been paid to the holder or participant, as the case may be, in respect of which such deduction and withholding was made by the Surviving Corporation, any Affiliate thereof, Parent, the Paying Agent or the Escrow Agent, as the case may be.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in any report, schedule, form, statement or other document filed with, or furnished to, the SEC by the Company and publicly available prior to the date of this Agreement (collectively, the “Filed SEC Documents”) (excluding, in each case, any disclosures set forth in any risk factor section, in any section relating to forward-looking statements and any other disclosures included therein, to the extent that they are cautionary, predictive or forward-looking) or set forth in the Company Disclosure Letter delivered by the Company to Parent concurrently with the execution of this Agreement (it being understood that any information set forth in one section or subsection of the Company Disclosure Letter shall be deemed to apply to and qualify the Section or subsection of this Agreement to which it corresponds in number and each other Section or subsection of this Agreement only to the extent that it is reasonably apparent on its face that such information is relevant to such other Section or subsection), the Company represents and warrants to each of the other parties hereto as follows:

Section 4.1 Organization and Good Standing; Charter Documents.

(a) Each of the Company and its Subsidiaries (i) is a corporation or other legal entity, duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation, except where any failure to be so organized, existing or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (ii) has full corporate or similar power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted, except where any failure to have such power or authority, individually or in the aggregate, has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (iii) is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed reasonably would not be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The copies of the Company Articles of Incorporation and Company Bylaws that are incorporated by reference into the Company 10-K are complete and correct copies thereof as in effect on the date hereof. The Company is not in violation of any of the provisions of the Company Articles of Incorporation or the Company Bylaws and will not be in violation of any of the provisions of the Company Articles of Incorporation or Company Bylaws, as such Company Articles of Incorporation and Company Bylaws may be amended (subject to Section 6.1) between the date hereof and the Closing Date.

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Section 4.2 Authority for Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance by the Company of this Agreement, and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement, have been duly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company, and no other votes or approvals of any class or series of capital stock of the Company, are necessary to authorize this Agreement or to consummate the Merger or the other transactions contemplated hereby, other than the Company Required Vote. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited against the Company by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing, or remedies in general, as from time to time in effect, or (ii) the exercise by courts of equity powers.

Section 4.3 Capitalization.

(a) The authorized capital stock of the Company consists of 150,000,000 Company Common Shares and 20,000,000 shares of preferred stock. As of the date hereof, 36,956,136 Company Common Shares (including restricted Company Common Shares) are issued and outstanding; no shares of preferred stock are issued and outstanding; 3,214,283 Company Common Shares and no shares of preferred stock are held in the Company’s treasury; and no Company Common Shares or preferred stock are held by a Subsidiary of the Company. All outstanding Shares are, and any additional Company Common Shares issued by the Company after the date hereof and prior to the Effective Time will be, duly authorized and validly issued, fully paid and nonassessable, and not subject to any preemptive rights. Except as set forth in this Section 4.3(a) and for changes after the date hereof resulting from the exercise of Company Stock Options or rights pursuant to the Company ESPP, in each case, outstanding on the date hereof or contemplated by Section 2.9, there are no outstanding shares of capital stock of or other voting securities or ownership interests in the Company. Section 4.3(a) of the Company Disclosure Letter contains a complete and correct list of each outstanding Company Stock Option, right pursuant to the Company ESPP and restricted Company Common Share, including the holder, date of grant and vesting schedule.

(b) As of the date hereof, (i) 247,719 Company Stock Options are outstanding pursuant to the Company Incentive Plans, each such Company Stock Option entitling the holder thereof to purchase one Company Common Share and (ii) the aggregate amount of payroll deductions made and authorized to be made by employees during the current Offering Period under the Company ESPP (assuming the current Offering Period ends on June 30, 2007) and authorized to be applied to the purchase of Company Common Shares under the Company ESPP will be an amount not greater than $250,000. Section 4.3(b) of the Company Disclosure Letter contains a complete and correct list as of the date hereof of each outstanding Company Stock Option and Company ESPP purchase right, including, as applicable, the holder, date of grant, exercise price, vesting schedule and number of Company Common Shares subject thereto (to the

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extent calculable as of the date of this Agreement). Except as set forth in this Section 4.3(b), as of the date of this Agreement, there are no Company Stock Rights.

(c) Except for obligations to repurchase Company Restricted Shares upon vesting, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Shares or Company Stock Rights or to pay any dividend or make any other distribution in respect thereof. There are no voting trusts or other agreements or understandings to which the Company is a party with respect to the voting of stock of the Company.

Section 4.4 Company Subsidiaries. A true and complete list of all the Subsidiaries of the Company is set forth in Exhibit 21 to the Company 10-K. Except as set forth in Section 4.4 of the Company Disclosure Letter, (i) the Company is the direct or indirect owner of all outstanding shares of capital stock of each Subsidiary of the Company and all such shares are duly authorized, validly issued, fully paid and nonassessable, (ii) all of the outstanding shares of capital stock of each Subsidiary of the Company are owned by the Company free and clear of all Encumbrances, (iii) there are no outstanding Subsidiary Stock Rights, (iv) there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of any Subsidiary of the Company or any Subsidiary Stock Rights or to pay any dividend or make any other distribution in respect thereof and (v) the Company does not own, directly or indirectly, five percent or more of class of capital stock or other equity or voting interests of any Person other than the capital stock of its Subsidiaries and the joint ventures set forth in Section 4.4 of the Company Disclosure Letter (the “Joint Ventures”).

Section 4.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation of the Merger (subject to the approval of this Agreement by the Company Required Vote) and the other transactions contemplated by this Agreement will not: (i) conflict with or violate any provision of the Company Articles of Incorporation or Company Bylaws, or the equivalent charter documents of any Subsidiary of the Company, (ii) assuming that all consents, approvals and authorizations contemplated by Section 4.5(b) have been obtained, and all filings described therein have been made, conflict with or violate any Law applicable to the Company or its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, (iii) require any consent or other action by any Person under, result in a breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, give to others (immediately or with notice or lapse of time or both) any right of termination, amendment, acceleration or cancellation of, result (immediately or with notice or lapse of time or both) in triggering any payment or other obligations under, result in the loss of any right or benefit to which the Company or any of its Subsidiaries is entitled under any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation or authorization to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries, or any property or asset of the Company or any of its Subsidiaries, is bound or affected or (iv) result (immediately or with notice or lapse of time or both) in the creation of an Encumbrance on any property or asset of the Company or its

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Subsidiaries, except in the case of clauses (ii), (iii) and (iv) above for any such conflicts, violations, breaches, defaults or other occurrences that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated by this Agreement will not, require any action, consent, approval, authorization or permit of, or filing with or notification to, or registration or qualification with, any Governmental Entity, except for applicable requirements, if any, of the Securities Act, the Exchange Act, the New York Stock Exchange, state securities laws or “blue sky” laws, the HSR Act (if applicable), the Interstate Commerce Commission Termination Act, the STB, and filing and recordation of the Articles of Merger, as required by the FBCA and such other consents, approvals, authorizations, permits, filings and notifications that would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 4.6 Compliance. The Company and its Subsidiaries hold all Company Permits and are in compliance with the terms of such Company Permits, except where the failure to hold or be in compliance with such Company Permits would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The business of the Company and its Subsidiaries is not being conducted in violation of any Law or Order, except for violations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries or their respective businesses is pending or, to the Knowledge of the Company, threatened.

Section 4.7 Litigation.

(a) There is no claim, suit, action, proceeding, administrative charge, investigation or arbitration pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or their respective directors, officers or employees in their capacities as such, or, to the Knowledge of the Company, any other Person for whom the Company or any of its Subsidiaries may be liable, which, if determined adversely, would reasonably be expected to (x) result in a Liability of the Company in excess of, as of the date hereof, $10,000,000 or, in respect of claims arising after the date hereof, $20,000,000, individually or in a series of related claims, suits, actions, proceedings, investigations or arbitrations, (y) result in material injunctive relief or (z) have a Company Material Adverse Effect.

(b) There is no Order outstanding against the Company or any of its Subsidiaries or their respective businesses that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.8 Company Reports; Financial Statements.

(a) The Company has filed all Company Reports required to be filed with the SEC. Each Company Report has complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as applicable, each as in effect on the date so filed.

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None of the Company Reports (including any financial statements or schedules included or incorporated by reference therein) contained when filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) any untrue statement of a material fact or omitted or omits or will omit, as the case may be, to state a material fact required to be stated or incorporated by reference therein or necessary to make the statements therein, in the light of the circumstances under which they were or are made, not misleading.

(b) The Company has made available (including via the SEC’s EDGAR system, as applicable) to Parent all of the Company Financial Statements. All of the Company Financial Statements comply, as of their respective dates of filing with the SEC, in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, and fairly present, in conformity with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), the consolidated financial position of the Company at the respective dates thereof and the consolidated results of its operations, changes in shareholders equity and cash flows for the periods indicated (subject, in the case of unaudited statements, to normal year-end audit adjustments consistent with GAAP).

(c) There are no Liabilities of the Company or any of its Subsidiaries and there is no existing condition, situation or set of circumstances that reasonably would be expected to result in such a Liability, other than (i) Liabilities disclosed and provided for in the Company Balance Sheet or in the notes thereto or in the Company Reports, (ii) Liabilities incurred on behalf of the Company in connection with the transactions contemplated by this Agreement, and (iii) Liabilities incurred in the ordinary course of business since December 31, 2006, none of which has had, or reasonably would be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) Since January 1, 2005, the Company and its predecessor has been and is in compliance in all material respects with (A) the applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder and (B) the applicable listing and corporate governance rules and regulations of the New York Stock Exchange.

(e) The Company has established and maintains disclosure controls and procedures and internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act; provided, however, that no representation or warranty is hereby made under the first or last sentence of this Section 4.8(e) with respect to the internal controls of the Codina Group, Inc. or any other entity in which the Company acquired an equity interest in connection with its acquisition of Codina Group, Inc. Except as disclosed in the Company SEC Documents, the Company’s disclosure controls and procedures are designed to ensure that information required to be disclosed in the Company’s periodic reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported within the required time periods and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, as amended. The Company’s management has completed an assessment of the effectiveness of the Company’s

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internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended, for the year ended December 31, 2006, and such assessment concluded that such controls were effective.

(f) The Company has disclosed to the Company’s auditors and the audit committee of the Company Board, based on its most recent evaluation prior to the date hereof, (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. To the Knowledge of the Company, the Company has not received any complaints since January 1, 2006 regarding accounting, internal accounting controls or auditing matters, including any such complaint regarding questionable accounting or auditing matters.

(g) Since January 1, 2006, the Company has not identified any material weaknesses in the design or operation of its internal controls over financial reporting.

Section 4.9 Absence of Certain Changes or Events. Since December 31, 2006, except as contemplated by, or as disclosed in, this Agreement, the Company and its Subsidiaries have conducted their businesses in the ordinary course consistent with past practice. There has not been, with respect to either the Company or any of its Subsidiaries, (i) any action taken after the date of the most recent balance sheet contained in the Company Financial Statements available prior to the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 6.1(b) (other than subsections (iv), (viii) or (ix) thereof), or (ii) since December 31, 2006 any event, occurrence, development or state of circumstances or facts that has had or reasonably would be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.10 Taxes.

(a) Except as would not, individually or in the aggregate, be reasonably expected to result in a Company Material Adverse Effect, since January 1, 2004 until the date of this Agreement, the Company and each of its Subsidiaries:

(i) have timely filed or caused to be filed all Tax Returns required to be filed by it with the appropriate Governmental Entity in all jurisdictions in which it was required to file Tax Returns, and all such Tax Returns were complete and correct in all material respects;

(ii) have timely paid or caused to be paid all Taxes required to be paid by it and have made adequate provision in the financial statements of the Company (in accordance with GAAP) for all obligations for Taxes not yet due and payable;

(iii) have not requested or caused to be requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed; and

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(iv) have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid to any employee, creditor, stockholder or other third party.

(b) The Company has made available to Parent complete and correct copies of all U.S. federal income Tax Returns and material state income or franchise Tax Returns filed by or on behalf of the Company or any of its Subsidiaries for all taxable periods beginning on or after January 1, 2004.

(c) There are no pending Tax audits relating to the Company or any of its Subsidiaries and no waivers of statutes of limitations have been given or requested by the Company or any of its Subsidiaries that are currently outstanding.

(d) Except as would not, individually or in the aggregate, be reasonably expected to result in a Company Material Adverse Effect, no Encumbrances for Taxes have been filed against the Company or any of its Subsidiaries, except for Encumbrances for Taxes not yet due or payable for which adequate reserves have been provided for in the latest balance sheet of the Company.

(e) There are no unresolved deficiencies or additions to Taxes that have been proposed, asserted, or assessed in writing against the Company or any of its Subsidiaries other than pending appeals of assessments for real estate taxes involving not more than $1 million in the aggregate.

(f) Neither the Company nor any of its Subsidiaries has received any written notice that remains outstanding from a Governmental Entity in any jurisdiction in which neither the Company nor any of its Subsidiaries files Tax Returns asserting that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

(g) There are no agreements relating to the allocation or sharing of Taxes to which the Company or any of its Subsidiaries is a party. Other than with respect to its Subsidiaries, the Company has no liability for the Taxes of any Person under Treasury regulation section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

(h) Since December 31, 2003, neither the Company nor any of its Subsidiaries has entered into any closing agreement pursuant to Section 7121 of the Code or any similar provision of any state, local or foreign law.

(i) For the two years preceding the Closing Date, neither the Company nor any of its Subsidiaries is or will be a controlled corporation or a distributing corporation in respect of a distribution to which Section 355(e) of the Code could apply by reason of the acquisition of the Company’s shares pursuant to this agreement.

Section 4.11 Title to Properties.

(a) Item 2 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 sets forth a true and correct summary of all real properties owned by the

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Company or any of its Subsidiaries or otherwise held and/or used by the Company or any of its Subsidiaries or any Joint Venture in connection with the operation of their businesses as presently conducted (collectively, “Real Property”).

(b) Section 4.11(b) of the Company Disclosure Letter sets forth with respect to (x) each item of real property owned, leased or otherwise held and/or used by the Company, any of its Subsidiaries or any Joint Venture in connection with the operation of its real estate business as presently conducted and (y) each material track, marshalling yard, trailer/container and automobile loading and unloading facility, operating office, shop and service building and other railway property outside of normal right of way owned, leased or otherwise held and/or used by the Company, any of its Subsidiaries or any Joint Venture in connection with the operation of its railroad business: (i) the address of such real property, if applicable; (ii) whether such property is a Stabilized Property, a Development Property or a Land Holding; (iii) the specific owner/interest-holder, the type of interest that is held (other than with respect to railroad property) and the percentage interest held by such Person; (iv) the use of such real property; and (v) whether such Real Property is used or occupied by any Person other than the Company, any of its Subsidiaries or any Joint Venture.

(c) Either the Company, a Subsidiary of the Company or a Joint Venture has, with respect to each item of real property described in Section 4.11(b) of the Company Disclosure Letter, good and marketable fee title, or a valid leasehold, easement, right of way or other interest or otherwise has a valid right of possession which is sufficient to permit such Persons to conduct such business as is currently conducted or carried on without undue charge or expense, in each case free and clear of all Encumbrances, except for (i) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other like Encumbrances imposed by applicable Law arising or incurred in the ordinary course of business for amounts not overdue, (ii) Encumbrances for taxes, assessments and other governmental charges and levies that are not due and payable or that may thereafter be paid without interest or penalty, (iii) zoning, building and other similar codes and regulations, (iv) Encumbrances arising in the ordinary course of business under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, (v) purchase money liens and liens securing rental payments under capital lease arrangements, (vi) mortgages, deeds of trust, security interests or other Encumbrances that secure or are related to indebtedness and that are set forth in Section 4.11 of the Company Disclosure Letter, (vii) any conditions that are matters of public record in the applicable county recorder’s office or that would be disclosed by a current, accurate survey, a railroad valuation map or physical inspection of the assets to which they relate and (viii) any Encumbrances (other than Encumbrances that secure or are related to indebtedness whether or not reflected in the Company Reports) that have not had and reasonably would not be expected to materially impair the use, value or operation of any such property by the Company, its Subsidiaries or the applicable Joint Venture (collectively, “Permitted Encumbrances”).

(d) Each of the Company and its Subsidiaries and the Joint Ventures has good title to, or a valid leasehold interest in, all of its tangible personal properties and assets, in each case free and clear of all Encumbrances, except for Encumbrances that secure indebtedness reflected in the Company Reports, and Encumbrances that would not, individually or in the aggregate, reasonably be expected to materially impair the continued use and operation of the tangible

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personal properties and assets to which they relate in the business of the Company and its Subsidiaries as presently conducted.

Section 4.12 Related Party Transactions. Since January 1, 2005, there has been no transaction, or series of similar transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions, or series of similar transactions, agreements, arrangements or understandings to which the Company or any of its Subsidiaries was or is to be a party, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.

Section 4.13 Employee Benefit Plans.

(a) Section 4.13(a) of the Company Disclosure Letter sets forth a true and complete list of each Company Benefit Plan. The Company has not been notified that any Company Benefit Plan is undergoing an audit or is subject to an investigation of the IRS, the United States Department of Labor or any other Governmental Entity.

(b) In respect of each Company Benefit Plan, a complete and correct copy of each of the following documents has been made available to Parent: (i) the most recent plan documents (or, if a plan is not written, a written description thereof) or written agreement thereof, and all amendments thereto and all related trust or other funding vehicles with respect to each such Company Benefit Plan (provided that with respect to restricted stock agreements or agreements evidencing Company Stock Options between the Company and any employee of it or any Subsidiary, representative forms of such agreements have been made available); and, if applicable (ii) the most recent summary plan description, and all related summaries of material modifications thereto; (iii) the most recent Form 5500 (including schedules and attachments), financial statements and actuarial reports for the past three years; and (iv) the most recent IRS determination letter and any pending application.

(c) Neither the Company nor any entity treated as a single employer with the Company under Section 414(b), (c), (m) or (o) of the Code at any time within the immediately preceding six years maintains or is required to contribute to any Employee Benefit Plan that (i) is a “multiemployer plan” as defined in Sections 3(37) of ERISA, (ii) is subject to the funding requirements of Section 412 of the Code or Title IV of ERISA, (iii) provides for post-retirement medical, life insurance or other welfare-type benefits (other than as required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or under a similar state law), or (iv) is a “defined benefit plan” (as defined in Section 414 of the Code), whether or not subject to the Code or ERISA.

(d) The Company Benefit Plans and their related trusts intended to qualify under Sections 401 and 501(a) of the Code are subject to current favorable determination letters from the IRS and, to the Knowledge of the Company, nothing has occurred that is reasonably likely to result in the revocation of such letter.

(e) The Company Benefit Plans have been maintained and administered in all material respects in accordance with their terms and applicable Law.

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(f) There is no Contract, plan or arrangement (written or otherwise) covering any current or former employee or contractor of the Company or any of its Subsidiaries that, individually or collectively, would entitle any employee or former employee to any severance or other payment or benefit as a result of the transactions contemplated hereby (i) that would constitute an “excess parachute payment” within the meaning of Section 280G of the Code or (ii) that would not be deductible pursuant to the terms of Section 162(m) of the Code.

(g) All contributions (including all employer contributions and employee salary reduction contributions) and premium payments that are due have been timely made with respect to each Employee Benefit Plan or have been recorded on the financial statements or records of the Company or its Subsidiaries.

(h) There are no suits, actions, disputes, claims (other than routine claims for benefits), arbitrations, administrative or other proceedings pending or, to the Knowledge of the Company, threatened, anticipated or expected to be asserted with respect to any Company Benefit Plan which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(i) Other than with respect to Company Stock Options, Company Restricted Shares or as set forth in Section 4.13(i) of the Company Disclosure Letter, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee, officer or director of the Company or any of its Subsidiaries to any stay or retention payment or to any severance pay, unemployment compensation or any other similar termination payment, or (ii) accelerate the time of payment or vesting of, or increase the amount of or otherwise enhance, any benefit due any such employee, officer or director.

(j) No Company Stock Option was granted with an exercise price which, on the date of grant, was less than “fair market value” (within the meaning of Section 409A of the Code, the proposed regulations issued thereunder and Internal Revenue Service Notices 2005 1 and 2006 79).

Section 4.14 Labor Relations.

(a) There is no labor strike, dispute, slowdown, stoppage, lockout or material grievance actually pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries and, since January 1, 2005, there has not been any such action. Except as set forth in Section 4.14 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries are party to any material collective bargaining agreements or similar labor agreements. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries are, and have at all times been, in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, equal opportunity, nondiscrimination, immigration, labor, wages, affirmative action, hours of work and occupational safety and health, and are not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable Law or any statutory disputes under the Railroad Labor Act or other applicable Law. The Company Disclosure Letter sets forth all penalties proposed to the Company and its Subsidiaries by the Federal Railroad Administration

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or any related entities for unresolved violations of applicable safety statutes, rules, orders or regulations to the extent such penalties in the aggregate would exceed $500,000 or have been classified as willful by the Federal Railroad Administration. The Company, has not received any written notice that any Governmental Entity responsible for the enforcement of labor or employment Laws intends to conduct an investigation with respect to or relating to the Company and its Subsidiaries and, to the Knowledge of the Company, no such investigation is in progress other than any such investigation which could not reasonably be expected to give rise, individually or in the aggregate, to a Company Material Adverse Effect.

(b) Since January 1, 2005, the Company and its Subsidiaries have not effectuated (i) a “plant closing” as defined in the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any Subsidiary, or (ii) a “mass layoff” as defined in the WARN Act affecting any site of employment or facility of the Company or any of its Subsidiaries. Since January 1, 2005, neither the Company nor any of its Subsidiaries have been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any Law similar to the WARN Act.

Section 4.15 Intellectual Property. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or a Subsidiary of the Company owns, or is licensed or otherwise has the right to use, all patents, patent applications, trademarks, trademark applications, trade names, service marks, service mark applications, domain name registrations and registered copyrights and applications therefor (collectively, “Intellectual Property Rights”) that, in each case, are required for the conduct of the business of the Company and its Subsidiaries, as presently conducted. To the Knowledge of the Company, the conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe, misappropriate or otherwise violate any Intellectual Property Rights of any Person, and no claims are pending or, to the Knowledge of the Company, threatened that the Company or any of its Subsidiaries is infringing the rights of any Person with regard to any Intellectual Property Right, except for such infringements, misappropriations, violations and claims which have not had and reasonably would not be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, as of the date of this Agreement, no Person is infringing the rights of the Company or any of its Subsidiaries with respect to any Intellectual Property Right, in a manner that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.16 Insurance Policies. Section 4.16 of the Company Disclosure Letter sets forth a complete listing of all policies of insurance maintained with respect to the business and assets of the Company and its Subsidiaries. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all insurance policies and bonds with respect to the business and assets of the Company and its Subsidiaries and are in full force and effect and will be maintained by the Company and its Subsidiaries in full force and effect as they apply to any matter, action or event relating to the Company or its Subsidiaries occurring through the Effective Time, and the Company and its Subsidiaries have not reached or exceeded their policy limits or had any material claims under any insurance policies not paid at any time during the past five years.

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Section 4.17 Brokers. No broker, finder or investment banker (other than the Company Financial Advisor, a true and complete copy of whose engagement letter has been provided to Parent) is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company, its Subsidiaries or any of their respective directors, officers or employees. Section 4.17 to the Company Disclosure Letter sets forth an estimate as of the date hereof of the fees and expenses to be incurred by the Company and its Subsidiaries in connection with the transactions contemplated hereby.

Section 4.18 Company Financial Advisor Opinion. The Company Financial Advisor has delivered to the Company Board its opinion to the effect that, as of the date of such opinion, the Merger Consideration to be received by the holders (other than Parent and its Affiliates) of Company Common Shares pursuant to this Agreement is fair, from a financial point of view, to such holders.

Section 4.19 Proxy Statement. The Proxy Statement will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act. The Proxy Statement, at the date the Proxy Statement is first mailed to the Company Shareholders, and at the time of the Company Shareholders Meeting, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time any event with respect to the Company or any of its Subsidiaries shall occur which is required to be described in the Proxy Statement, such event shall be so described, and an amendment or supplement shall be filed with the SEC and, if required by law, disseminated to the Company Shareholders. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub that is contained in any of the foregoing documents.

Section 4.20 Environmental Matters. (a) Except as disclosed in the Filed SEC Documents or as reasonably would not be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review (or any basis therefor) is pending or, to the Knowledge of the Company, is threatened by any Governmental Entity or other Person relating to the Company or any Subsidiary and relating to or arising out of any Environmental Law; (ii) the Company and its Subsidiaries are in compliance with all Environmental Laws and all Environmental Permits; (iii) there are no Liabilities of the Company or any of its Subsidiaries arising under or relating to any Environmental Law or any Hazardous Substance and there is no condition, occurrence, situation or set of circumstances, including, without limitation, the release of any Hazardous Substance, that reasonably would be expected to result in or be the basis for any such Liabilities; (iv) the Company is not obligated to conduct or pay for, and is not conducting or paying for, any response or corrective action under any Environmental Law at any location; and (v) the Company is not party to any order, judgment or decree that imposes any obligations under any Environmental Law.

(b) The Company has provided Parent with all legal evaluations prepared by outside counsel with respect to any ongoing environmental investigations. Except as set forth in the

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preceding sentence, to the Knowledge of the Company, there has been no environmental investigation, study, audit, test, review or other analysis conducted in relation to the business of the Company or any of its Subsidiaries or any property or facility now owned or leased by the Company or any of its Subsidiaries that has been requested by Parent in writing or its Representatives but not been made available to Parent.

Section 4.21 Anti-Takeover Provisions. Assuming the accuracy of the representations and warranties set forth in Section 5.9, the approval of the Company Board of this Agreement, the Merger and the other transactions contemplated by this Agreement represents all the action necessary to render inapplicable to this Agreement, the Merger and the other transactions contemplated by this Agreement, the provisions of Sections 607.901 and 607.902 of the FBCA to the extent, if any, such Sections would otherwise be applicable to this Agreement, the Merger and the other transactions contemplated by this Agreement, and no other moratorium, control share acquisition, business combination, fair price or other anti-takeover Law applies to this Agreement, the Merger or the other transactions contemplated by this Agreement. The Company and the Company Board have taken all necessary action to ensure that the Rights Agreement and any other similar anti-takeover provision under the Company Articles of Incorporation and Company Bylaws are not applicable to, or will not otherwise become effective as a result of, the transactions contemplated by this Agreement.

Section 4.22 Contracts. Except for this Agreement and Contracts filed as exhibits to the Filed SEC Documents (“Company Material Contracts”), there are no (i) Contracts that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K, (ii) leases with respect to real property that, individually, are material to the operation of the Company’s business (“Material Leases”) (iii) Contracts containing “paper barriers”, as such term is generally understood in the railroad industry, that are applicable to the Company or any of its Subsidiaries, or (iv) Contracts containing restrictions on the right of the Company or any of its Subsidiaries to engage in activities competitive with any Person or to solicit suppliers anywhere in the world, other than restrictions (A) contained in any acquisition agreements or related documents relating to any railroads owned by the Company or any of its Subsidiaries, or (B) that are part of the terms and conditions of any “requirements” or similar agreement under which the Company or any of its Subsidiaries has agreed to procure goods or services exclusively from any Person (“Restrictive Agreements”). Each of such Company Material Contracts, Material Leases and Restrictive Agreements is valid and binding on the Company or its Subsidiary party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect. Neither the Company nor any of its Subsidiaries (A) is in violation or default under any Company Material Contract, Material Lease or Restrictive Agreement or (B) has received notice of any asserted violation or default by the Company or its Subsidiary party thereto under any Company Material Contract, Material Lease or Restrictive Agreement which in any case would have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, no other party to a Company Material Contract, Material Lease or Restrictive Agreement is in breach of or default under the terms of any Company Material Contract, Material Lease or Agreement which in any case would have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.23 No Other Representation or Warranty. Except for the representations and warranties contained in Article V, the Company acknowledges that none of Parent, Merger Sub

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or any Person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information provided or made available to the Company in connection with the transactions contemplated by this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 5.1 Organization and Good Standing. Each of Parent and its Subsidiaries, including Merger Sub, (i) duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of its jurisdiction of incorporation, except where any failure to be so organized, existing or in good standing would not reasonably be expected to have a Parent Material Adverse Effect, (ii) has full limited liability company or other power and authority and all necessary governmental approvals to own, lease and operate its properties and assets and to conduct its business as presently conducted, except where any failure to have such power or authority would not reasonably be expected to have a Parent Material Adverse Effect, and (iii) is duly qualified or licensed to do business as a foreign limited liability company or other entity and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not reasonably be expected to have a Parent Material Adverse Effect.

Section 5.2 Authority for Agreement. Each of Parent and Merger Sub has all necessary limited liability company or other power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated by this Agreement, have been duly authorized by all necessary limited liability company or other action and no other limited liability company or other proceedings on the part of Parent or Merger Sub, and no other votes or approvals of any member or, as applicable, class or series of capital stock of Parent or Merger Sub, are necessary to authorize this Agreement or to consummate the Merger or the other transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, except as enforcement thereof may be limited against Parent or Merger Sub by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing, or remedies in general, as from time to time in effect, or (ii) the exercise by courts of equity powers.

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Section 5.3 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub and the consummation of the Merger and the other transactions contemplated by this Agreement will not, (i) conflict with or violate Parent’s certificate of formation or Parent’s operating agreement, or the equivalent charter or other organizational documents of Merger Sub, (ii) assuming that all consents, approvals and authorizations contemplated by Section 5.3(b) have been obtained, and all filings described therein have been made, conflict with or violate any Law applicable to Parent or its Subsidiaries or by which any material property or asset of Parent or any of its Subsidiaries is bound or affected, (iii) require any consent or other action by any Person under, result in a breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, give to others (immediately or with notice or lapse of time or both) any right of termination, amendment, acceleration or cancellation of, result (immediately or with notice or lapse of time or both) in triggering any payment or other obligations pursuant to, or result in the loss of any right or benefit to which Parent or any of its Subsidiaries is entitled under, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries, or any material property or asset of Parent or any of its Subsidiaries, is bound or affected or (iv) result (immediately or with notice or lapse of time or both) in the creation of an Encumbrance on any material property or asset of Parent or its Subsidiaries, except in the case of clauses (ii), (iii) and (iv) above for any such conflicts, violations, breaches, defaults or other occurrences that would not reasonably be expected to have a Parent Material Adverse Effect.

(b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, or registration or qualification with, any Governmental Entity, except for applicable requirements, if any, of the Securities Act, the Exchange Act, or state securities laws or “blue sky” laws, the HSR Act (if applicable), the STB, and filing and recordation of the Articles of Merger, as required by the FBCA.

Section 5.4 Compliance. The business of Parent and its Subsidiaries, including Merger Sub, is not being conducted in violation of any Law or Order, except for violations that would not reasonably be expected to have a Parent Material Adverse Effect. No investigation or review by any Governmental Entity with respect to Parent or any of its Subsidiaries or their respective businesses is pending or, to the Knowledge of Parent, threatened.

Section 5.5 Litigation.

(a) There is no claim, suit, action, proceeding, administrative charge, investigation or arbitration pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries, including Merger Sub, which, if determined adversely, would reasonably be expected to have a Parent Material Adverse Effect.

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(b) There is no Order outstanding against Parent or any of its Subsidiaries, including Merger Sub, or their respective businesses that would reasonably be expected to have a Parent Material Adverse Effect.

Section 5.6 Financing.

(a) Parent and Merger Sub will have available on the Closing Date all funds necessary to (i) pay the Merger Consideration payable hereunder, (ii) refinance any existing indebtedness for borrowed money that may become due and payable as a result of the Merger, (iii) pay any and all fees and expenses in connection with the Merger or the financing thereof and (iv) satisfy any of their respective other payment obligations hereunder.

(b) Parent has provided to the Company a true, complete and correct copy of (i) an executed commitment letter from Fortress Fund V GP L.P., Fortress Fund V GP (BCF) L.P. and certain of its Affiliates to provide equity financing and (ii) an executed commitment letter from Citigroup Global Markets Inc., Bear, Stearns & Co. Inc., Bear Stearns Corporate Lending Inc. and Bear Stearns Commercial Mortgage, Inc. pursuant to which they have committed to provide Parent with debt financing (the “Financing Commitments”) up to the amounts set forth in the Financing Commitments, which Financing Commitments take into account that the Company may incur indebtedness in an amount necessary to make the Special Dividend. The Financing Commitments are (i) legal, valid and binding obligations of Parent and, to the knowledge of Parent, each of the other parties thereto and (ii) enforceable in accordance with their respective terms and, to the knowledge of Parent, each of the other parties thereto, except as enforcement thereof may be limited against Parent by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing, or remedies in general, as from time to time in effect, or (ii) the exercise by courts of equity powers. None of the Financing Commitments has been amended or modified prior to the date of this Agreement, and as of the date hereof the respective commitments contained in the Financing Commitments have not been withdrawn or rescinded in any respect.

(c) As of the date hereof, the Financing Commitments are in full force and effect. Except for the payment of customary fees, there are no conditions precedent or other contingencies related to the funding of the full amounts under the Financing Commitments (the “Financing”), other than as set forth in or contemplated by the Financing Commitments. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent and to the knowledge of Parent, any other parties thereto, under the Financing Commitments. As of the date hereof, Parent has no reason to believe that any of the conditions to the Financing contemplated by the Financing Commitments will not be satisfied or that sufficient funds will not be made available to Parent and Merger Sub on the Closing Date. Parent will provide to the Company any amendments to the Financing Commitments, or any notices given in connection therewith, as promptly as possible (but in any event within two (2) Business Days).

Section 5.7 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement, the Merger or

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the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub or any of their respective directors, officers or employees, for which the Company may become liable.

Section 5.8 Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, and Merger Sub has, and immediately prior to the Effective Time will have, engaged in no business or incurred any liabilities or obligations other than in connection with the transactions contemplated by this Agreement.

Section 5.9 Ownership of Shares. During the period three years prior to the date hereof (other than by reason of the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby), neither Parent nor any of its Subsidiaries, including Merger Sub, was an “interested stockholder” of the Company, as such term is defined in Section 607.901 of the FBCA, or was required to file a Schedule 13D or Schedule 13G with respect to its ownership of securities of the Company pursuant to the Exchange Act.

Section 5.10 Proxy Statement. The information supplied by Parent for inclusion in the Proxy Statement to be sent to the Company Shareholders in connection with the Company Shareholders Meeting, at the date the Proxy Statement is first mailed to the Company Shareholders, and at the time of the Company Shareholders Meeting, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time any event with respect to Parent or Merger Sub shall occur which is required to be described in the Proxy Statement, Parent shall promptly disclose such event to the Company. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by the Company that is contained in any of the foregoing documents.

Section 5.11 Solvency of the Surviving Corporation Following Merger. Immediately following the Effective Time and after giving effect to the Merger, assuming the accuracy of the representations and warranties of the Company contained herein, the Surviving Corporation and each of its Subsidiaries will not: (i) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair market value of its assets or because the fair saleable value of its assets is less than the amount required to pay its probable liability on its existing debts as they mature); (ii) have unreasonably small capital with which to engage in its business; or (iii) have incurred debts beyond its ability to pay them as they become due.

Section 5.12 No Other Representation or Warranty. Except for the representations and warranties contained in Article IV, as qualified by the Company Disclosure Letter, or in any certificates delivered by the Company in connection with the Closing, each of Parent and Merger Sub acknowledges that neither the Company nor any Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information provided or made available to Parent or Merger Sub in connection with the transactions contemplated by this Agreement. Neither the Company nor any other Person will have or be subject to any liability or indemnification

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obligation, except with respect to fraud, to Parent, or Merger Sub or any other Person resulting from the distribution to Parent or Merger Sub, or Parent’s or Merger Sub’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent or Merger Sub in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement, unless and then only to the extent that any such information is expressly included in a representation or warranty contained in Article IV, as qualified by the Company Disclosure Letter, or in a certificate delivered by the Company in connection with the Closing.

ARTICLE VI

COVENANTS

Section 6.1 Conduct of Business by the Company Pending the Merger.

(a) The Company covenants and agrees that between the date of this Agreement and the Effective Time, unless Parent shall otherwise agree in writing (and except as set forth in Section 6.1 of the Company Disclosure Letter or as otherwise expressly contemplated, permitted or required by this Agreement), the Company shall and shall cause each of its Subsidiaries to, (i) maintain its existence in good standing under applicable Law, (ii) subject to the restrictions and exceptions set forth in Section 6.1(b) or elsewhere in this Agreement, use commercially reasonable efforts to conduct its business and operations in all material respects in the ordinary and usual course of business and in a manner consistent with prior practice, and (iii) use commercially reasonable efforts to preserve substantially intact its business organizations, to keep available the services of its current officers and employees and to preserve the current relationships of the Company and its Subsidiaries with customers, suppliers, distributors, lessees and other Persons with which the Company or any of its Subsidiaries has business relations that are material to the Company.

(b) Without limiting the foregoing, the Company covenants and agrees that between the date of this Agreement and the Effective Time, the Company shall not and shall cause each of its Subsidiaries not to (except as expressly contemplated, permitted or required by this Agreement, as set forth on the applicable subsection of Schedule 6.1(b) of the Company Disclosure Letter or with the prior written approval of Parent, such approval not to be unreasonably withheld or delayed):

(i) declare, set aside, make or pay any dividends or other distributions (whether in cash, stock or property) in respect of any of its or its Subsidiaries’ capital stock, except for (A) the Company’s regular quarterly dividend of $0.07 per share paid by the Company to the holders of Company Common Stock or by any of its Subsidiaries and (B) the Special Dividend;

(ii) adjust, split, combine or reclassify any of its capital stock or that of its Subsidiaries or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or that of its Subsidiaries;

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(iii) repurchase, redeem or otherwise acquire or offer to repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock or any Company Stock Rights (other than (A) the acquisition by the Company of Company Common Shares or Company Restricted Shares in connection with the surrender of Company Common Shares by holders of Company Stock Options in order to pay the exercise price of the Company Stock Options or by holders Company Restricted Shares upon the vesting thereof in order to pay taxes or other amounts due with respect thereto, (B) the withholding of Company Common Shares to satisfy tax obligations with respect to awards granted pursuant to the Company Incentive Plans and (C) the acquisition by the Company of Company Stock Options and Company Restricted Shares in connection with the forfeiture of such awards);

(iv) issue, deliver or sell any shares of its capital stock or Company Stock Rights, other than (A) the issuance of Company Common Shares upon the exercise of Company Stock Options outstanding as of the date of this Agreement in accordance with the terms thereof, or (B) the issuance of Company Common Shares pursuant to the Company ESPP in accordance with the terms thereof on the date of this Agreement (subject to Section 2.9 hereof);

(v) amend the Company Articles of Incorporation or Company Bylaws or equivalent organizational documents of the Company’s Subsidiaries (whether by merger, consolidation or otherwise);

(vi) purchase an equity interest in, or a substantial portion of the assets of, any Person or any division or business thereof, if the aggregate amount of the consideration paid or transferred (including all deferred or contingent consideration) by the Company and its Subsidiaries in connection with all such transactions, together with the aggregate amount of all payments that are made, required to be made or reasonably expected to be made by the Company and its Subsidiaries in order to improve or develop such assets, or the assets of such Person that the Company or its Subsidiary invests in, in accordance with the plans of the Company for the next three years after completion of the applicable transaction, would exceed $50 million, or merge or consolidate with any Person, in each case other than any such action solely between or among the Company and its wholly-owned Subsidiaries;

(vii) sell, lease or otherwise dispose of any of its properties or assets (including capital stock of any Subsidiary of the Company or any Joint Venture (to the extent within the control of the Company)), other than (A) sales or other dispositions of inventory and other assets in the ordinary course of business, (B) leases and subleases of Owned Real Property and real property leased by the Company or its Subsidiaries, and voluntary terminations or surrenders of leases on real property held by the Company or its Subsidiaries, in each case, in the ordinary course of business, (C) sales or other dispositions of real estate for fair market value in the good faith judgment of the Company’s Board of Directors with a sale price that does not exceed $50 million individually or $100 million in the aggregate, (D) sales of obsolete or written off assets, (E) sales or other dispositions of assets utilized in the operations of the Company or its

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Subsidiaries the total value of which does not exceed $50 million in the aggregate or (F) as set forth on Section 6.1(b) of the Company Disclosure Letter;

(viii) pledge, encumber or otherwise subject to an Encumbrance (other than a Permitted Encumbrance) any of its properties or assets (including capital stock of any Subsidiary of the Company), other than in the ordinary course of business;

(ix) incur, assume or prepay any indebtedness for borrowed money, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any such indebtedness or any debt securities of another Person, or enter into any “keep well” or other agreement to maintain any financial statement condition of another person (collectively, “Indebtedness”), other than any borrowings under the Company’s existing credit facilities and any trade letters of credit and construction loans, performance and completion guaranties and surety obligations incurred as of the date hereof or hereafter in connection with development projects that are set forth on Section 6.1(b)(ix) of the Company Disclosure Letter) and any amount necessary to pay the Special Dividend pursuant to credit facilities on terms reasonably acceptable to Parent (it being understood that the terms of the commitment letter set on Section 6.1(b)(ix) of the Company Disclosure Letter are acceptable);

(x) make any loans or capital contributions to, or investments in, any Person, other than (A) to any of the Subsidiaries of the Company or (B) in the ordinary course of business except as may be required pursuant to agreements in effect on the date hereof with respect to the Joint Ventures that are set forth on Section 6.1(b)(x) of the Company Disclosure Letter;

(xi) except for claims and litigation with respect to which an insurer has the right to control the decision to settle, settle any claim or litigation, in each case made or pending against the Company or any of its Subsidiaries, or any of their officers and directors in their capacities as such, other than the settlement of claims or litigation in the ordinary course of business which, in any event (A) is for an amount not to exceed $5 million in excess of accruals therefor reflected in the most recent balance sheet contained in the Company Financial Statements available prior to the date of this Agreement with respect to any such claim or litigation (or series of related claims or litigation) and (B) reasonably would not be expected to prohibit or materially restrict the Company and its Subsidiaries from operating their business in substantially the same manner as operated on the date of this Agreement; provided that in no event shall the Company settle any material claim or material litigation relating to the consummation of the transactions contemplated by this Agreement; and provided further that the Company shall (1) promptly notify Parent of the institution of any stockholder litigation against the Company or any of its directors relating to this Agreement, the Merger or the transactions contemplated by this Agreement, (2) keep Parent fully informed on a reasonably current basis regarding all material developments in any such stockholder litigation, (3) provide Parent the opportunity to consult with the Company regarding the defense or settlement of any such stockholder litigation, and (4) give due consideration to Parent’s advice with respect to such stockholder litigation;

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(xii) cancel any material Indebtedness or waive any claims or rights of substantial value, in each case other than in the ordinary course of business;

(xiii) change its Tax accounting methods, principles or practices, except as required by GAAP or applicable Laws;

(xiv) alter, amend or create any obligations with respect to compensation, severance, benefits, change of control payments or any other payments to present or former employees, directors or Affiliates of the Company, other than (A) with respect to non-officers and non-directors, in the ordinary course of business consistent with past practice, (B) as expressly contemplated by Section 2.7 and Section 2.9 of this Agreement; or (C) as expressly required by any Contract existing as of the date hereof or Law;

(xv) except as set forth on Section 6.1(b) of the Company Disclosure Letter, increase benefits payable under any existing severance or termination pay policies or employment agreements; enter into any employment, deferred compensation or other similar agreement (or amend any such existing agreement) with any director, officer or employee of the Company or any of its Subsidiaries; or establish, adopt or amend (except as required by applicable Law) any bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer or employee of the Company or any of its Subsidiaries;

(xvi) except as required by Law, enter into any collective bargaining agreement or renew, extend or renegotiate any existing collective bargaining agreement, in each case relating to 50 or more employees;

(xvii) hire or terminate other than for cause the employment of, or reassign, any employees other than non-officer employees in the ordinary course of business consistent with past practice;

(xviii) make or change any material Tax election, settle or compromise any material Tax Liability, fail to file any Tax Return when due (taking extensions into account), enter into any closing agreement, file any amended Tax Return that differs materially from the prior Tax return or surrender any right to claim a material Tax refund, offset or other reduction in Tax Liability, except as required by applicable Law;

(xix) enter into any agreement or arrangement that limits or otherwise restricts in any material respect the Company, any of its Subsidiaries or any of their respective Affiliates or any successor thereto (including Parent or any of its Affiliates after the Effective Time), from engaging or competing in any line of business, in any location or with any Person;

(xx) change the Company’s methods of accounting, except as required by concurrent changes in GAAP, Regulation S-X under the Exchange Act (or regulatory requirements with respect thereto);

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(xxi) fail to use commercially reasonable efforts to maintain existing insurance policies or comparable replacement policies to the extent available for a reasonable cost;

(xxii) make any capital expenditure or commitment for any capital expenditure except (A) as set forth in Section 6.1(b) of the Company Disclosure Letter, (B) to the extent consistent with the budget previously disclosed to Parent, (C) in amounts not more than $5 million for each existing capital expenditure project and for each new capital expenditure project, in either case over and above the budget previously disclosed to Parent, subject to a maximum of $50 million in the aggregate, or (D) to the extent necessary to restore service to Company railroads, repair improvements on Company real estate and guarantee safety in the event of railroad accidents or incidents (natural or otherwise) affecting railroad operations or real estate;

(xxiii) take any action that would reasonably be expected to make any representation or warranty of the Company hereunder, or omit to take any action reasonably necessary to prevent any representation or warranty of the Company hereunder from being, inaccurate in any respect at the Effective Time; or

(xxiv) agree to take any of the actions described in this Section 6.1(b).

Section 6.2 Access to Information and Employees; Confidentiality.

(a) From the date hereof to the Effective Time, the Company shall, and shall cause the Representatives of the Company to, (i) afford the Representatives of Parent and Merger Sub, upon not less than two (2) Business Days’ prior written notice, which shall be directed to Jorge San Miguel (or such other officer of the Company designated in writing by him), reasonable access during normal business hours to the officers, employees, agents (including outside accountants), properties, offices and other facilities, books and records of the Company including for the purpose of conducting environmental site assessments of the properties and facilities subject to such reasonable conditions as to safety, indemnity and confidentiality as the Company may require and the Company’s receipt of no less than two (2) Business Days’ notice of intent to come on to such properties and facilities, and (ii) furnish to Parent and its Representatives such financial and operating data and other information (including such environmental investigation, study, audit, test, review or other analysis or legal analysis in relation thereto) as such Persons may reasonably request subject, however, to restrictions that may be required under Antitrust Laws upon the written advice of counsel.

(b) Except for disclosures expressly permitted by the terms of the Confidentiality Agreement, Parent and Merger Sub shall hold, and shall cause their respective officers, employees, accountants, counsel, financial advisors and other Representatives to hold, all information received, directly or indirectly, from the Company or its Representatives in confidence in accordance with the Confidentiality Agreement.

(c) No investigation pursuant to this Section 6.2 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

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Section 6.3 Reasonable Best Efforts to Consummate Merger; Notification.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of Parent, Merger Sub and the Company agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to fulfill all conditions applicable to such party pursuant to this Agreement and to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Transaction Documents, including (i) obtaining all necessary, proper or advisable actions or non-actions, waivers, consents, qualifications and approvals from Governmental Entities and making all necessary, proper or advisable registrations, filings and notices and taking all steps as may be necessary to obtain an approval, waiver or exemption from any Governmental Entity (including, without limitation under the HSR Act (if applicable) and from the STB); (ii) obtaining all necessary, proper or advisable consents, qualifications, approvals, waivers or exemptions from non-governmental Third Parties; and (iii) executing and delivering any additional documents or instruments necessary, proper or advisable to consummate the transactions contemplated by, and to fully carry out the purposes of, the Transaction Documents.

(b) Without limiting the foregoing, (i) to the extent applicable, each of the Company, Parent and Merger Sub shall use its reasonable best efforts to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within ten (10) Business Days of the date hereof and any other required submissions under the HSR Act which the Company or Parent determines should be made, in each case with respect to the Merger and the transactions contemplated hereby, and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable and (ii) Parent, Merger Sub and the Company shall cooperate with one another (A) in promptly determining whether any filings are required to be or should be made or consents, approvals, permits or authorizations are required to be or should be obtained under any other federal, state or foreign Law or regulation or whether any consents, approvals or waivers are required to be or should be obtained from other parties to loan agreements or other contracts or instruments material to the Company’s business in connection with the consummation of the transactions contemplated by this Agreement, (B) in promptly making any such filings, furnishing information required in connection therewith and seeking to obtain timely any such consents, permits, authorizations, approvals or waivers, and (C) in keeping the other party reasonably informed, including by providing the other party with a copy of any communication received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other U.S. or foreign Governmental Entity, of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby.

(c) In furtherance and not in limitation of the covenants of the parties contained in this Section 6.3, if any objections are asserted with respect to the transactions contemplated hereby under any Antitrust Law or if any suit is instituted (or threatened to be instituted) by the FTC, the DOJ or any other applicable Governmental Entity or any private party challenging any of the transactions contemplated hereby as violative of any Antitrust Law or which would

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otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, each of Parent, Merger Sub and the Company shall use its reasonable best efforts to resolve any such objections or suits so as to permit consummation of the transactions contemplated by this Agreement, including in order to resolve such objections or suits which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the Merger or the other transactions contemplated hereby; provided however, that in no event shall Parent or Merger Sub be obligated to agree, as a condition for resolving any such matter, to dispose of or hold separate any of its properties or other assets, or the properties or other assets of the Company and its Subsidiaries after the consummation of the Merger, the aggregate fair market value of which exceeds $20 million or to subject itself to any material restriction on the operation of its business or the business of the Company and its Subsidiaries after the consummation of the Merger.

(d) In addition to and without limitation of the foregoing, Parent shall, as soon as possible but in any event within ten (10) Business Days after the date hereof, file with the STB the appropriate and necessary documentation for the approval or exemption, as the case may be, of the Merger and the transactions contemplated hereby. Parent shall bear its own costs for the preparation of such filings and responding to any inquiries or information requests, if applicable, and Parent shall be responsible for the payment of any applicable filing fees. Parent, Merger Sub and the Company shall cooperate with one another (A) in promptly making any such filings, furnishing information required in connection therewith and seeking to obtain timely any such approval or exemption, and (B) in keeping the other party reasonably informed of the status of any communications with, and any inquiries or requests for additional information from, the STB, regarding any of the transactions contemplated hereby. Parent shall permit the Company to review, prior to filing, all documents proposed by Parent or Merger Sub to be filed with the STB, any other Governmental Entity or any court to secure approval or exemption of the transactions contemplated hereby.

(e) In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, each of Parent, Merger Sub and the Company shall cooperate fully with each other and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

(f) Each of the Company, on the one hand, and Parent and Merger Sub, on the other (such party, the “Notifying Party”), shall promptly (and in any event within five (5) Business Days after becoming aware of any such breach) notify the other party in writing if the Notifying Party believes that it has breached any representation, warranty, covenant or agreement contained in this Agreement that could, individually or in the aggregate, result in a failure of a condition set forth in Section 7.2 or Section 7.3 if continuing on the Closing Date.

(g) Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 6.3 shall limit a party’s right to terminate this Agreement pursuant to Section

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8.1(c) so long as such party has theretofore complied in all material respects with its obligations under this Section 6.3.

(h) The Company shall promptly notify Parent of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, (ii) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement and (iii) any actions, suits, claims, investigations or proceedings commenced or, to its Knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to this Agreement, or that relate to the consummation of the transactions contemplated by this Agreement.

Section 6.4 Proxy Statement; Other Filings. As promptly as practicable following the date of this Agreement, the Company shall, in consultation with Parent, prepare and file with the SEC the preliminary Proxy Statement and each of the Company and Parent shall, or shall cause their respective affiliates to, prepare and, after consultation with each other, file with the SEC all other filings with the SEC (“Other Filings”) that are required to be filed by such party in connection with the transactions contemplated hereby. Each of the Company and Parent shall furnish all information concerning itself and its affiliates that is required to be included in the Proxy Statement or, to the extent applicable, the Other Filings, or that is customarily included in proxy statements prepared in connection with transactions of the type contemplated by this Agreement. Each of the Company and Parent shall use its commercially reasonable efforts, after consultation with the other, to respond as promptly as practicable to any comments received from the SEC or its staff with respect to the Proxy Statement or the Other Filings, and the Company shall use its commercially reasonable efforts to cause the definitive Proxy Statement to be cleared by the SEC and mailed to the Company’s shareholders as promptly as reasonably practicable following clearance from the SEC. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement or the Other Filings and shall promptly provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy Statement or the Other Filings. If at any time prior to the Company Shareholders Meeting, any information relating to the Company or Parent, Merger Sub or any of their respective affiliates, officers or directors, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement or the Other Filings, so that the Proxy Statement or the Other Filings shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other parties, and an appropriate amendment or supplement describing such information shall be filed promptly with the SEC and, to the extent required by applicable Law, disseminated to the shareholders of the Company. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement or filing the Other Filings (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall provide Parent a reasonable opportunity to review and comment on such document or response and the Company shall in good faith consider the inclusion of such comments in the Proxy Statement.

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Section 6.5 Company Shareholders Meeting. Unless the Company Board has withdrawn or adversely modified the Company Recommendation (as defined below) in accordance with Section 6.6(c), the Company shall, in accordance with applicable Law and the Company Articles of Incorporation and Company Bylaws, duly call, give notice of, convene and hold the Company Shareholders Meeting as promptly as practicable after the date that the Proxy Statement is cleared by the SEC, for the purpose of obtaining the Company Required Vote. Except to the extent that the Company Board shall have withdrawn, qualified or modified its approval or recommendation of this Agreement or the Merger in compliance with Section 6.6(c), the Company Board shall recommend to holders of the Company Common Shares that they approve this Agreement and the Merger and shall include such recommendation in the Proxy Statement (the “Company Recommendation”). Subject to the first sentence of this Section 6.5 and Section 6.6(c), the Company will use commercially reasonable efforts to solicit or cause to be solicited from its shareholders proxies in favor of the approval of this Agreement and the Merger. Notwithstanding anything to the contrary contained in this Agreement, the Company, after consultation with Parent, may adjourn or postpone the Company Shareholders Meeting to the extent necessary to ensure that any legally required supplement or amendment to the Proxy Statement is provided to the Company Shareholders or, if as of the time for which the Company Shareholders Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient Company Common Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Shareholders Meeting.

Section 6.6 No Solicitation of Transactions.

(a) Except as set forth in Section 6.6(c), the Company shall not, and shall not authorize or permit, directly or indirectly, any Representative of the Company to, directly or indirectly, (i) solicit, initiate, knowingly encourage or knowingly facilitate (including by way of furnishing nonpublic information or assistance) any inquiries with respect to, or the making of, any proposal that constitutes or is reasonably likely to constitute, an Acquisition Proposal, (ii) withdraw the Company Recommendation, or modify or amend the Company Recommendation in any manner adverse to the Parent, or fail to make the Company Recommendation (any event described in this clause (ii), a “Change in Recommendation”), (iii) approve, endorse or recommend any Acquisition Proposal, (iv) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any confidential information with respect to any Acquisition Proposal, or (v) enter into any agreement in principle, letter of intent, arrangement, understanding, contract or agreement relating to an Acquisition Proposal, or publicly propose any of the foregoing actions described in clauses (i) through (iv). Upon execution of this Agreement and except as set forth in Section 6.6(c), the Company shall, and shall direct its Representatives to, immediately cease and cause to be terminated any discussions, negotiations or communications with any party or parties with respect to any Acquisition Proposal and shall demand the prompt return or destruction of all confidential information previously furnished in connection therewith. Notwithstanding the preceding sentence, nothing in this Agreement shall prohibit the Company from waiving after the announcement of this Agreement the applicability of any standstill provisions contained in a confidentiality agreement between the Company and any Person which agreement was entered into in connection with the Company Financial Advisor’s solicitation of potential purchasers of the Company if (i) such Person (A) requests such waiver in writing and (B) agrees that such waiver will be granted solely of the purpose of making and, subject to Section 6.6(c) and Article VIII (as applicable),

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negotiating and consummating an Acquisition Proposal and (ii) the Company Board reasonably believes in its good faith judgment that the requesting party is reasonably likely to have or be able to obtain the financial resources to make a Superior Proposal.

(b) The Company shall promptly, and in any event within twenty-four (24) hours after receipt, notify Parent of the receipt of (i) an Acquisition Proposal, (ii) any request for information relating to the Company or any of its Subsidiaries (other than requests for information unrelated to an Acquisition Proposal) or (iii) any inquiry or request for discussions or negotiations regarding any proposal that constitutes, or is reasonably likely to constitute, an Acquisition Proposal, which any Representative for the Company may receive. Such notification shall include, to the extent then known, the identity of the parties and a copy of such Acquisition Proposal, inquiry or request or, if not made in writing, a summary written description thereof. The Company shall keep Parent reasonably informed on a prompt basis as to any material developments regarding any such proposal, indication, inquiry or request. Neither the Company nor any Subsidiary shall, after the date of this Agreement, enter into any confidentiality agreement that would prohibit them from providing such information to Parent, and, as of the date of this Agreement, no such confidentiality agreements exist.

(c) Prior to the Company Shareholder Approval and subject to the Company’s compliance with the provisions of this Section 6.6, following the receipt by the Company or any of its Subsidiaries of a written Acquisition Proposal (including by means of a published press release or a document filed with the SEC), the Company Board (directly or through Representatives) may (i) furnish non-public information with respect to the Company and its Subsidiaries to the Person who made such proposal (provided that the Company (A) has previously or concurrently furnished such information to Parent and (B) shall furnish such information pursuant to a confidentiality agreement which is at least as favorable to the Company as the Confidentiality Agreement and includes a standstill provision no less restrictive to such Person than that contained in the Confidentiality Agreement, it being understood that such standstill provision may, in accordance with Section 6.6(a), have been partially waived for the purpose of submitting and, subject to Section 6.6(c) and Article VIII (as applicable), negotiating and consummating an Acquisition Proposal; it being further understood that Section 6.12 shall not apply to any Acquisition Proposal that is reasonably likely to result in or constitutes a Superior Proposal), (ii) participate in negotiations regarding such proposal, and (iii) following receipt of a written Acquisition Proposal that constitutes a Superior Proposal, (x) recommend that the Company’s shareholders approve such Superior Proposal and, in connection therewith, effect a Change in Recommendation and (y) authorize the Company to enter into a definitive agreement providing for the implementation of such Superior Proposal if in the case of either (x) or (y) the Company Board determines in good faith following consultation with its legal and financial advisors that such Acquisition Proposal is reasonably likely to result in a Superior Proposal, and that the failure to take the applicable actions set forth in this clause (iii) would be inconsistent with the Company Board’s fiduciary duties under applicable Law; provided, however, that no such agreement may be entered into unless this Agreement shall have been terminated by the Company in accordance with Section 8.1(h). Nothing in this Section 6.6 or elsewhere in this Agreement shall prevent the Company Board from (i) at any time prior to obtaining the Company Shareholder Approval and other than in response to an Acquisition Proposal, effecting a Change in Recommendation in the event that the Company Board has determined in good faith that the failure to take such action would be inconsistent with its duties

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to the shareholders of the Company under applicable Law, or (ii) taking and disclosing to the Company shareholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act with respect to an Acquisition Proposal or from making any required disclosure to the Company’s shareholders under applicable Law, including, without limitation, Rule 14d-9 promulgated under the Exchange Act or Item 1012(a) of Regulation M-A; provided, however, that neither the Company nor the Company Board shall be permitted to recommend that the Company shareholders tender any securities in connection with any tender or exchange offer (or otherwise approve, endorse or recommend any Acquisition Proposal) or withdraw or modify the Company Recommendation, unless in each case such tender or exchange offer constitutes a Superior Proposal and, in connection therewith, effects a Change in Recommendation in accordance with this Section 6.6. In addition, nothing in this Section 6.6(c) shall prohibit the Company from taking any action that any court of competent jurisdiction orders the Company to take.

Section 6.7 Public Announcements. The Company and Parent shall consult with each other before issuing any press release or otherwise making any public statements (including scheduling a press conference or conference call with investors or analysts) with respect to this Agreement or any of the transactions contemplated by the Transaction Documents and shall not issue any such press release or make any such public statement without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may be required by Law or Order, the applicable rules of the New York Stock Exchange or any listing agreement with the New York Stock Exchange.

Section 6.8 Employee Benefit Matters.

(a) From and after the Effective Time, Parent shall cause the Surviving Corporation to honor and provide for payment of all obligations and benefits under all Company Benefit Plans set forth, and identified as such, in the Company Disclosure Letter (including, without limitation, employment or severance agreements between the Company and Persons who are or had been employees of the Company or any of its Subsidiaries at or prior to the Effective Time), all in accordance with their respective terms.

(b) If Company Employees are included in any Parent Benefit Plan following the Effective Time, such Company Employees shall receive credit for past service with the Company for purposes of accrual of vacation time and sick leave and, to extent practicable and permitted under applicable benefit plans, for purposes of eligibility for participation, vesting and benefit accruals (but not for purposes of benefit accruals under any defined benefit pension plan) under Parent Benefit Plans.

(c) If Company Employees are included in any Parent Benefit Plan following the Effective Time, all actively-at-work or similar limitations, eligibility waiting periods and evidence of insurability requirements under any Parent Benefit Plan that is a group health plan shall be waived with respect to such Company Employees and their eligible dependents, in each case, to the same extent as service with the Company or its Subsidiaries was taken into account under the comparable Company Benefit Plan, and credit shall be provided for any co-payments, deductibles and offsets (or similar payments) made under Company Benefit Plans for the

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applicable plan year prior to the Effective Time for purposes of satisfying any applicable deductible, out-of-pocket or similar requirements under any Parent Benefit Plans in which they become eligible to participate after the Effective Time.

(d) Except as otherwise provided for in this Section 6.8, nothing herein shall prevent Parent or the Surviving Corporation from amending or terminating any Company Benefit Plan in accordance with its terms.

(e) No provision of this Section 6.8 shall create any third-party beneficiary rights in any current, former or retired employee, officer, consultant, independent contractor or director (including any heir, executor, administrator, representative, beneficiary or dependent thereof). Nothing contained herein shall prevent Parent from terminating the employment of any Company Employee or terminating, or amending the terms of, any Company Benefit Plan in accordance with its terms.

(f) Prior to the Effective Time, the Company Board, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of the Company who is a covered person of the Company for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder (“Section 16”) of Company Common Shares or options or other rights to acquire Company Common Shares pursuant to this Agreement and the Merger shall be an exempt transaction for purposes of Section 16.

(g) Prior to the Effective Time the Company shall create a retention plan (the “Retention Plan”) for the employees listed in Section 6.8(g) of the Company Disclosure Letter with their respective potential retention amounts (“Retention Amounts”). If a listed employee continues to be employed by the Company or the Surviving Corporation, performing the duties described in the employee’s employment agreement, until the later of the Effective Time or December 31, 2007 (such later date being the “Retention Date”), the Surviving Corporation shall pay the employee’s Retention Amount to the employee as soon as practicable thereafter. If the employment of a listed employee is terminated by the Company or the Surviving Corporation without “cause” (as defined in the employee’s change in control contract) or by employee with “good reason” (as defined in the employee’s change in control contract) prior to the Retention Date, the employee shall be paid the employee’s Retention Amount as soon as practicable after such termination.

Section 6.9 Directors’ and Officers’ Indemnification and Insurance.

(a) From and after the Effective Time, the Surviving Corporation shall indemnify and hold harmless all past and present officers and directors of the Company and its Subsidiaries (the “Indemnified Parties”) for acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted by the FBCA or any other applicable Law or provided under the Company Articles of Incorporation and the Company Bylaws in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable Law. Parent shall guarantee such performance by the Surviving Corporation.

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(b) Parent understands and agrees that, prior to the Effective Time, the Company intends to obtain a prepaid six-year “tail” insurance policy that provides coverage for events occurring prior to the Effective Time, on terms no less favorable than the coverage provided under the Company’s current directors’ and officers’ insurance policy, for the Persons who are covered by such policy on the date of this Agreement; provided, however, that the Company shall not pay an aggregate premium in excess of 300% of the aggregate amount per annum that the Company paid for such coverage in its last full fiscal year prior to the date hereof, which amount the Company has disclosed to Parent prior to the date hereof, but may purchase such coverage as may be obtained for such 300% amount. The Company agrees that, prior to purchasing any such policy, the Company shall afford Parent the opportunity to purchase a substitute policy which (i) has an effective term of six years from the Effective Time, (ii) covers those Persons who are currently covered by the Company’s current directors’ and officers’ insurance policy for actions and omissions occurring on or prior to the Effective Time, and (iii) contains terms and conditions that are no less favorable to the insured than those of the Company’s current directors’ and officers’ insurance policy; provided, however, that in satisfying its obligation under this Section 6.9 Parent shall not be obligated to pay an aggregate premium in excess of 300% of the aggregate amount per annum that the Company paid for such coverage in its last full fiscal year prior to the date hereof, but shall be obligated to purchase such coverage as may be obtained for such 300% amount.

(c) Parent and the Company agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (and rights for advancement of expenses) now existing in favor of the current or former directors or officers of the Company and its Subsidiaries as provided in their respective articles of incorporation or bylaws (or comparable organizational documents) and any indemnification or other agreements of the Company and its Subsidiaries as in effect on the date of this Agreement shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms. Further, the articles of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers than are presently set forth in the Company Articles of Incorporation and Company Bylaws, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of any such individuals, except as amendments may be required by the FBCA during such period.

(d) This Section 6.9 shall survive the consummation of the Merger, is intended to benefit the Company, the Surviving Corporation and each Indemnified Party, shall be binding on all successors and assigns of the Surviving Corporation and Parent, and shall be enforceable by the Indemnified Parties. The provisions of this Section 6.9 are intended to be for the benefit of, and will be enforceable by, each Indemnified Party, his or her heirs, and his or her representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

(e) In the event that the Surviving Corporation or its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority

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of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall succeed to the obligations set forth in Section 6.8 and this Section 6.9. In addition, the Surviving Corporation shall not distribute, sell, transfer or otherwise dispose of any of its assets in a manner that would reasonably be expected to render the Surviving Corporation unable to satisfy its obligations under this Section 6.9.

Section 6.10 No Control of the Other Party’s Business. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 6.11 Financing.

(a) Each of Parent and Merger Sub shall use, and shall cause their Affiliates to use, their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the proceeds of the Financing, including using reasonable best efforts to (i) negotiate and enter into definitive agreements with respect thereto on the terms and conditions contained therein and (ii) to satisfy (or cause its Affiliates to satisfy) on a timely basis all conditions, and otherwise comply with all terms, applicable to the Parent and Merger Sub (or their Affiliates) in such definitive agreements. In the event any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Financing Commitments, Parent and Merger Sub shall promptly notify the Company and shall use their reasonable best efforts to arrange to obtain any such portion from alternative sources as promptly as practicable following the occurrence of such event. Parent shall deliver to the Company true and complete copies of all agreements pursuant to which any such alternative source shall have committed to provide Parent and Merger Sub with any portion of the Financing. Parent shall give the Company prompt notice of any material breach by any party to the Financing Commitments or any termination of the Financing Commitments. Each of Parent and Merger Sub shall refrain (and shall use its reasonable best efforts to cause its Affiliates to refrain) from taking, directly or indirectly, any action that would reasonably be expected to result in a failure of any of the conditions contained in the Financing Commitments or in any definitive agreement related to the Financing. Parent shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Financing. Parent and Merger Sub may agree to or permit any material amendment, supplement or other modification to be made to, or any waiver of any material provision or remedy under, the Financing Commitments or the definitive agreements relating to the Financing and may obtain financing in substitution of all or a portion of the Financing, so long as they consult with the Company and promptly provide the Company with such information it may reasonably request regarding any alternative financing arrangements or plans.

(b) The Company shall, and shall cause its Subsidiaries to provide, and use its reasonable best efforts to have its and their Representatives cooperate with Parent and its Representatives in connection with the arrangements by Parent and Merger Sub to obtain any

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debt financing or to facilitate Parent’s post-acquisition planning, and in connection with the pre-payment of the Company’s existing debt, as may be reasonably requested by Parent (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries or unreasonably interfere with or hinder or delay in any material aspect the performance by the Company of its other obligations hereunder), including (i) participation in meetings, drafting sessions and due diligence sessions, (ii) furnishing Parent and Merger Sub and their financing sources with financial and other pertinent information regarding the Company as may be reasonably requested by Parent, (iii) assisting Parent and Merger Sub and their financing sources in the preparation of (A) an offering document for any debt raised to complete the transactions contemplated by this Agreement and (B) materials for rating agency presentations, (iv) cooperating with Parent and Merger Sub in connection with applications to obtain such consents, approvals or authorizations which may be necessary or desirable in connection with such financing, (v) using reasonable best efforts to seek to take advantage of the Company’s existing lending relationships, including attempting to persuade the Company’s existing lenders to participate in a syndicate, (vi) reasonably cooperating with the marketing efforts of Parent and Merger Sub and their financing sources for any debt raised by Parent to complete the transactions contemplated by this Agreement, (vii) forming new direct or indirect Subsidiaries and transferring assets to such Subsidiaries, provided that the Company, its Subsidiaries or Joint Ventures (taken as a whole) would not suffer adverse financial or tax consequences prior to or in the absence of the Effective Time, (viii) having officers execute, without personal liability, any reasonably necessary officers’ certificates or management representation letters to the Company’s accountants to issue unqualified reports with respect to the financial statements to be included in any offering documents, and (ix) using reasonable best efforts to permit Parent and Merger Sub to be able to provide lenders with the collateral package required by them in connection with any financing, in a form reasonably satisfactory to the lender; provided, however, that none of the Company or its Subsidiaries will be required to pay any commitment or other similar fee or incur any other liability in connection with any such financing prior to the Effective Time. Parent will promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs (including, without limitation, reasonable legal fees, transfer taxes and governmental or third party fees) incurred by the Company or its Subsidiaries and their respective Representatives in connection with such cooperation, or directly incurred in connection with the financing of the Special Dividend (including, without limitation, commitment fees and any other amounts payable (excluding principal and interest) to the lenders in respect of such Special Dividend financing). The obligations set forth in the foregoing sentence shall survive any termination of this Agreement.

Section 6.12 Standstill Agreements; Confidentiality Agreements. Except as set forth in Section 6.6, during the period from the date of this Agreement through the Effective Time, the Company will not terminate, amend, modify or waive any provision of any confidentiality agreement not entered into in the ordinary course of business or any agreement by a Third Party not to acquire assets or securities of the Company to which it or any of its Subsidiaries is a party, other than the Confidentiality Agreement pursuant to its terms or by written agreement of the parties thereto. Except as set forth in Section 6.6, during such period, the Company shall enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreement, including by obtaining injunctions to prevent any material breaches of such agreements and to enforce specifically the material terms and provisions thereof in any court of the United States of America or of any state having jurisdiction. Notwithstanding the foregoing two sentences or

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anything else in this Agreement to the contrary, at any time prior to obtaining the Company Required Vote, the Company shall not be obligated to comply with the covenants in this Section 6.12 if the Company Board determines, after consultation with its outside counsel, that any such compliance would be inconsistent with its fiduciary duties under applicable Law; provided, however, that the Company shall not take any action that would otherwise fail to comply with the covenants in this Section 6.12 in reliance on the foregoing exception until after the second Business Day following Parent’s receipt of written notice from the Company advising Parent that the Company intends to take such action and specifying the nature of the action to be taken, it being understood and agreed that in determining whether to authorize the Company to take such action the Company Board shall take into account any changes to the financial terms of this Agreement proposed by Parent to the Company in response to such written notice.

Section 6.13 Special Dividend. The Company shall pay the Special Dividend no later than one day prior to the Effective Time. The Company and the Company Board shall take all corporate, regulatory and other action necessary to declare and pay the Special Dividend. Notwithstanding the foregoing, the Company shall have no obligation to pay the Special Dividend, unless (i) Parent has confirmed that all conditions, other than the conditions set forth in Section 7.2, have been satisfied or waived and that Parent, as of the time and date of such confirmation, is not aware of any breach of any representation, warranty, agreement or covenant of Company under this Agreement, that would allow Parent to terminate this Agreement pursuant to Section 8.1 and (ii) Parent shall have delivered to the Company a certificate signed by an authorized officer thereof, to the effect that subject to the satisfaction of the conditions set forth in Section 7.2, (A) proceeds sufficient to fund in full the aggregate Merger Consideration are available to be drawn on the Closing Date under the facilities contemplated by the Financing and (B) it will authorize the Company to file the Articles of Merger with the Florida Secretary of State on the Closing Date.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger. The obligations of the parties to effect the Merger on the Closing Date are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Company Shareholder Approval. The Company Required Vote shall have been obtained.

(b) No Order. No Law or Order (whether temporary, preliminary or permanent) shall have been enacted, issued, promulgated, enforced or entered that is in effect and that prevents or prohibits consummation of the Merger.

(c) Proceedings. There shall not have been instituted or pending any action or proceeding by any Governmental Entity challenging or seeking to make illegal, to delay materially or otherwise to restrain or prohibit the consummation of the Merger or seeking to obtain material damages with respect to the Merger.

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(d) Consents and Approvals. Other than the filing of the Articles of Merger in accordance with the FBCA, all consents, approvals and authorizations of any Governmental Entity required to consummate the Merger shall have been obtained.

(e) HSR Act. If applicable, the applicable waiting periods, together with any extensions thereof, under the HSR Act shall have expired or been terminated.

(f) STB. Approval or authorization of the STB shall have been obtained for a voting trust agreement pursuant to which shares of Florida East Coast Railway, L.L.C. shall be placed into an irrevocable voting trust as of the Effective Date pending final STB approval or exemption, as the case may be, with respect to the transactions contemplated hereby shall have been obtained.

Section 7.2 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger on the Closing Date are also subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement (A) that are qualified by materiality or Company Material Adverse Effect shall be true and correct at and as of the date hereof and at and as of the Effective Time as if made at and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), (B) that are contained in Sections 4.2 and 4.3 (subject to de minimus exceptions involving discrepancies of no more than 5,000 shares of Company Common Stock or Company Stock Options covering in the aggregate no more than 1,000 shares of Company Common Stock) shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time, except for such changes as are contemplated by the fourth sentence of Section 4.3(a), and (C) that are not qualified by materiality or Company Material Adverse Effect shall be true and correct in all material respects at and as of the date hereof and at and as of the Effective Time as if made at and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date). Parent shall have received a certificate signed by an executive officer of the Company on its behalf to the foregoing effect.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time. Parent shall have received a certificate signed by an executive officer of the Company to that effect.

Section 7.3 Additional Conditions to Obligation of the Company. The obligation of the Company to effect the Merger on the Closing Date is also subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent contained in this Agreement (A) that are qualified by materiality or Parent Material Adverse Effect shall be true and correct at and as of the date hereof and at and as of the Effective Time as if made at and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), and (B) that are not qualified by materiality or Parent

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Material Adverse Effect shall be true and correct in all material respects at and as of the date hereof and at and as of the Effective Time as if made at and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date). The Company shall have received a certificate signed by an executive officer of Parent on its behalf to the foregoing effect.

(b) Agreements and Covenants. Parent shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time. The Company shall have received a certificate signed by an executive officer of Parent to that effect.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action taken or authorized by the Board of Directors or members of the terminating party or parties, notwithstanding any requisite approval of the Merger by the shareholders of the Company, and whether before or after the shareholders of the Company have approved the Merger at the Company Shareholders Meeting, as follows (the date of any such termination, the “Termination Date”):

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company if the Effective Time shall not have occurred on or before October 31, 2007 (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to (x) a party whose failure to fulfill any obligation under this Agreement materially contributed to the failure of the Effective Time to occur on or before such date or (y) to Parent if the failure of the Effective Time to occur is due solely to the unavailability of the Financing;

(c) by either Parent or the Company if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling or taken any other action (including the failure to have taken an action) which, in either such case, has become final and non-appealable and has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger (“Governmental Order”); provided, however, that the terms of this Section 8.1(c) shall not be available to any party unless such party shall have used its commercially reasonable efforts (subject to Section 6.3(c)) to oppose any such Governmental Order or to have such Governmental Order vacated or made inapplicable to the Merger;

(d) by Parent if neither it nor Merger Sub is in material breach of its obligations under this Agreement, and if (i) any of the representations and warranties of the Company herein is or becomes untrue or incorrect such that the conditions set forth in Section 7.2(a) shall not have been satisfied (or would be incapable of being satisfied) by the earlier of (x) the date which is twenty-five (25) days after the date of delivery of notice of breach by Parent or (y) the End Date, or (ii) there has been a breach on the part of the Company of any of its covenants or agreements herein such that the conditions set forth in Section 7.2(b) shall not have been satisfied (or would

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be incapable of being satisfied) by the earlier of (x) the date which is twenty-five (25) days after the date of delivery of notice of breach by Parent or (y) the End Date;

(e) by the Company if it is not in material breach of its obligations under this Agreement, and if (i) any of the representations and warranties of the Parent herein is or becomes untrue or incorrect such that the conditions set forth in Section 7.3(a) shall not have been satisfied (or would be incapable of being satisfied) by the earlier of (x) the date which is twenty-five (25) days after the date of delivery of notice of breach by the Company or (y) the End Date, (ii) there has been a breach on the part of Parent of any of its covenants or agreements herein such that the conditions set forth in Section 7.3(b) shall not have been satisfied (or would be incapable of being satisfied) by the earlier of (x) the date which is twenty-five (25) days after the date of delivery of notice of breach by Parent or (y) the End Date or (iii) all of the conditions set forth in Sections 7.1 and 7.2 have been or are capable of being satisfied but the proceeds of the Financing are not available to Parent within five (5) Business Days of the receipt of written notice from the Company that all such conditions are capable of being satisfied.

(f) by the Company or Parent if the Company Shareholder Approval is not obtained at the Company Shareholders Meeting upon a vote taken on the Merger;

(g) by Parent:

(i) if the Company Board effects a Change in Recommendation; or;

(ii) if (i) the Company Board publicly approves, endorses or recommends to the Company shareholders an Acquisition Proposal, (ii) the Company enters into a contract or agreement relating to an Acquisition Proposal (other than a confidentiality agreement entered into in compliance with Section 6.6(c)), (iii) a tender offer or exchange offer that constitutes an Acquisition Proposal (other than by the Parent or its Affiliates) is commenced prior to obtaining the Company Shareholder Approval and the Company Board fails to recommend against acceptance of such tender offer or exchange offer by its shareholders (including, for these purposes, by taking no position or a neutral position with respect to the acceptance of such tender offer or exchange offer by its shareholders, which shall constitute a failure to recommend against acceptance of such tender offer or exchange offer) within ten (10) Business Days after commencement, (iv) the Company Board fails to reaffirm the Company Recommendation within ten (10) Business Days of a request to so reaffirm by Parent; or (v) the Company or the Company Board publicly announces its intention to do any of the foregoing; or

(h) by the Company if the Company Board approves, and authorizes the Company to enter into, a definitive agreement providing for the implementation of a Superior Proposal, but only so long as:

(i) the Company Shareholder Approval has not yet been obtained;

(ii) the Company is not then and has not been in breach of any of its obligations under Section 6.6 in any material respect;

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(iii) the Company Board has determined in good faith, after consultation with its legal and financial advisors, that such agreement constitutes a Superior Proposal and the Company Board shall have determined that it would be inconsistent with its fiduciary duties if it did not terminate this Agreement;

(iv) the Company has notified Parent in writing at least three (3) Business Days prior to terminating this Agreement pursuant to this Section 8.1(h) that it intends to enter into such agreement, attaching the most current version of such agreement (including any amendments, supplements or modifications) to such notice (it being understood and agreed that any amendment to the financial terms of such Superior Proposal shall require a new notice and a new three (3) Business Day period);

(v) during the three (3) Business Day period following Parent’s receipt of such notice, (i) the Company shall have offered to negotiate with (and, if accepted, negotiated in good faith with), and shall have caused its respective financial and legal advisors to offer to negotiate with (and, if accepted, negotiate in good faith with), Parent in making adjustments to the terms and conditions of this Agreement as would enable the Company to proceed with the Merger and the other transactions contemplated by this Agreement, and (ii) the Company Board shall have determined in good faith, after the end of such three Business Day period, after considering the results of any such negotiations and the revised proposals made by Parent, if any, that the Superior Proposal giving rise to such notice continues to be a Superior Proposal when compared with any revised proposals by Parent; and

(vi) the Company pays to Parent the Company Termination Fee in accordance with Section 8.3(b)(ii) simultaneously or prior to the effectiveness of such termination (it being agreed that any purported termination pursuant to this Section 8.1(h) shall be void and of no force or effect ab initio unless the Company shall have made such payment).

Section 8.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto (or any Representatives thereof) except that the provisions of Sections 6.2(b), the last two sentences of Section 6.11(b), 8.2 and 8.3 and Article IX shall survive any such termination; provided, however, that nothing herein shall relieve any party hereto from liability for any willful breach of any of its representations or warranties, or any willful breach of its covenants or agreements set forth in this Agreement prior to such termination.

Section 8.3 Fees and Expenses.

(a) Expense Allocation. Except as otherwise specified in this Section 8.3, all costs and expenses (including fees and expenses payable to Representatives) incurred in connection with the Transaction Documents, the Merger and the other transactions contemplated hereby (“Expenses”) shall be paid by the party incurring such cost or expense, whether or not the Merger is consummated.

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(b) Company Termination Fee. The Company agrees that if this Agreement shall be terminated:

(i) by Parent or the Company pursuant to Section 8.1(b) or Section 8.1(f) and (A) an Acquisition Proposal shall have been made to the Company or publicly announced prior to such termination (and with respect to termination pursuant to Section 8.1(b), such Acquisition Proposal was not withdrawn prior to the termination), and (B) concurrently with such termination or within twelve (12) months following the Termination Date, the Company enters into a Contract with respect to an Acquisition Proposal, or consummates a transaction that would constitute an Acquisition Proposal, then the Company shall pay to Parent, if and when such Contract is entered into or consummation of such Acquisition Proposal occurs, whichever is earlier as applicable, the Company Termination Fee (and for purposes of this Section 8.3(b)(i), “50%” shall be substituted for “20%” in the definition of Acquisition Proposal); or

(ii) by Parent pursuant to Section 8.1(g), then the Company shall pay to Parent the Company Termination Fee within two (2) Business Days after the Termination Date; or

(iii) by Parent pursuant to Section 8.1(d) or by the Company pursuant to 8.1(h), then the Company shall pay to Parent, as liquidated damages and not as a penalty and as the sole and exclusive remedy (other than as provided for in Section 9.7) of Parent, Merger Sub and any of their respective Affiliates against the Company, its Subsidiaries and its respective Affiliates, stockholders, directors, officers or agents with respect to this Agreement or the transactions contemplated hereby, including for any loss or damage suffered as a result of the failure of the Merger to be consummated, the Company Termination Fee as set forth in Section 8.1(h).

(c) Parent Termination Fee. If this Agreement is terminated by the Company pursuant to Section 8.1(e), Parent shall promptly, and in any event within five (5) Business Days after the date of such termination, pay the Company, as liquidated damages and not as a penalty and as the sole and exclusive remedy of the Company, its Subsidiaries and any of their respective Affiliates against Parent, Merger Sub and their respective Affiliates, stockholders, directors, officers or agents with respect to this Agreement or the transactions contemplated hereby, including for any loss or damage suffered as a result of the failure of the Merger to be consummated, the Parent Termination Fee by wire transfer of immediately available funds.

(d) Except as set forth in Section 8.1(h) or Section 8.3(b)(ii), the Company Termination Fee shall be paid by the Company as directed by Parent in writing in immediately available funds within two (2) Business Days after the date of the event giving rise to the obligation to make such payment.

(e) Each of the parties hereto acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement. In the event that the Company shall fail to pay the Company Termination Fee when due or Parent shall fail to pay the Parent Termination Fee when due, the Company or Parent, as the case may be, shall reimburse the other party for all reasonable costs and expenses actually incurred or accrued by

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such other party (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 8.3.

Section 8.4 Amendment. This Agreement may be amended by the parties in writing by action of their respective Boards of Directors at any time before or after the Company Required Vote has been obtained and prior to the filing of the Articles of Merger in accordance with the FBCA; provided, however, that, after the Company Required Vote shall have been obtained, no such amendment, modification or supplement shall change the amount or the form of the Merger Consideration to be delivered to the Company Shareholders or change any other terms and conditions of this Agreement if such change would materially and adversely affect the Company Shareholders. This Agreement may not be amended, changed or supplemented or otherwise modified except by an instrument in writing signed on behalf of all of the parties.

Section 8.5 Extension; Waiver. At any time prior to the Effective Time, each of the Company, Parent and Merger Sub may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) subject to the provisions of Section 8.4, waive compliance with any of the agreements or conditions of the other parties contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.1 shall not limit any covenant or agreement of the parties in this Agreement that by its terms contemplates performance after the Effective Time.

Section 9.2 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing (and made orally if so required pursuant to any Section of this Agreement) and shall be deemed given (and duly received) if delivered personally, sent by overnight courier (providing proof of delivery and confirmation of receipt by telephonic notice to the applicable contact person) to the parties or sent by fax (providing proof of transmission and confirmation of transmission by telephonic notice to the applicable contact person) at the following addresses or fax numbers (or at such other address or fax number for a party as shall be specified by like notice):

if to Parent or Merger Sub, to:	Iron Horse Acquisition Holding LLC c/o Fortress Investment Group LLC 1345 Avenue of the Americas, 46th Floor New York, New York, 10105 Attn: Randal Nardone Facsimile: (212) 798-6122

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with a copy to:	Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036 Attn: Joseph A. Coco Thomas W. Greenberg Phone: (212) 735-3050 Fax: (212) 735-2000

if to the Company, to:	Florida East Coast Industries, Inc. 10151 Deerwood Park Blvd Building 100, Suite 350 Jacksonville, FL 32256 Attn: General Counsel Phone: (904) 996-2812 Fax: (904) 996-2839

with a copy to:	Greenberg Traurig, P.A. 1221 Brickell Avenue Miami, Florida 33131 Attn: Ira N. Rosner Phone: (305) 579-0500 Fax: (305) 579-0717

Section 9.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 9.4 Entire Agreement; No Third-Party Beneficiaries. This Agreement and the Confidentiality Agreement (i) constitute the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter of this Agreement and (ii) is not intended to and does not confer upon any Person other than the parties hereto any rights or remedies hereunder, other than (a) the Persons intended to benefit from the provisions of Section 6.9 (Directors’ and Officers’ Indemnification and Insurance), each of whom shall have the right to enforce such provisions directly; and (b) after the Effective Time, each Company Shareholder with respect to the right to receive the Merger Consideration pursuant to Article II and each of whom shall have the right to enforce such provisions directly.

Section 9.5 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF THAT WOULD CAUSE THE LAWS OF ANOTHER JURISDICTION TO APPLY.

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Section 9.6 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties, except that Merger Sub’s rights and obligations may be assigned to and assumed by Parent or any other corporation directly or indirectly wholly owned by Parent and Parent’s rights and obligations may be assigned and assumed by an Affiliate of Parent provided that such assignment shall not relieve Parent of its obligations hereunder; provided however, that any such assignment does not affect the economic or legal substance of the transactions contemplated hereby. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 9.7 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Except in circumstances when the Parent Termination Fee is payable, it is accordingly agreed that each party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any state or federal court sitting in the State of Delaware, without proof of actual damages, and to waive any requirement for the securing or posting of any bond in connection with such remedy, this being in addition to any other remedy to which they are entitled at Law or in equity, provided, however, that the Company shall in no event be entitled to an injunction or injunctions or to specific performance requiring Parent or Merger Sub to fulfill their obligations under Article II, unless all the conditions set forth in Sections 7.1 and 7.2 hereof shall be satisfied or waived by Parent (other than those conditions that by their nature are to be satisfied at the Closing Date, which shall be capable of being satisfied on the Closing Date), and the financing provided for in the Financing Commitments (or under any alternative financing arrangement on terms that are reasonably acceptable to Parent) is available to be drawn down by Parent pursuant to the terms of the applicable agreements but is not so drawn down solely as a result of Parent refusing to do so in breach of this Agreement, provided, further, that the obligations of Parent and Merger Sub under Article II shall in any event remain subject to the satisfaction or waiver by Parent of the conditions that by their nature are to be satisfied at the Closing Date. For the avoidance of doubt, whether or not a party is entitled to seek injunctions or specific performance pursuant to the provisions of the preceding sentence or otherwise, in no event will Parent and Merger Sub be entitled to monetary damages in excess of an amount equal to the $100 million, nor will the Company be entitled to monetary damages in excess of an amount equal to the $150 million (in each case, including the Company Termination Fee or the Parent Termination Fee, as applicable) for losses or damages arising from or in connection with breaches of this Agreement by the Company, Parent, Merger Sub or their respective Representatives and Affiliates, or arising from any other claim or cause of action under this Agreement and in no event shall Parent or Merger Sub seek to recover any money damages in excess of such applicable amount from the Company or its Representatives and Affiliates in connection herewith or therewith, nor shall the Company seek to recover any money damages in excess of such applicable amount from the Parent, Merger Sub, or their respective Representatives and Affiliates in connection herewith or therewith.

Section 9.8 Consent to Jurisdiction; Venue.

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(a) Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the Southern District of Delaware for the purpose of any action arising out of or relating to this Agreement and the Confidentiality Agreement, and each of the parties hereto irrevocably agrees that all claims in respect to such action may be heard and determined exclusively in any Delaware state or federal court sitting in Delaware. Each of the parties hereto agrees that a final judgment in any action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Each of the parties hereto irrevocably consents to the service of any summons and complaint and any other process in any other action relating to the Merger, on behalf of itself or its property, by the personal delivery of copies of such process to such party. Nothing in this Section 9.8 shall affect the right of any party hereto to serve legal process in any other manner permitted by law.

Section 9.9 Waiver of Trial by Jury. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.9.

Section 9.10 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby shall be consummated as originally contemplated to the fullest extent possible.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

IRON HORSE ACQUISITION HOLDING LLC

By:
Name:
Title:

IRON HORSE ACQUISITION SUB INC.

By:
Name:
Title:

FLORIDA EAST COAST INDUSTRIES, INC.

By:
Name:
Title:

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ANNEX B

1585 Broadway

New York, NY 10036

Morgan Stanley

May 7, 2007

Board of Directors

Florida East Coast Industries, Inc.

2855 South Le Jeune Road

Coral Gables, FL 33134

Members of the Board:

We understand that Florida East Coast Industries, Inc. (“FECI” or the “Company”), Iron Horse Acquisition Holding LLC (“Parent”) and Iron Horse Acquisition Sub Inc., a wholly owned direct subsidiary of Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated May 7, 2007 (the “Merger Agreement”) which provides, among other things, for the merger (the “Merger”) of Merger Sub with and into the Company. Pursuant to the Merger, the Company will become a wholly owned subsidiary of Parent and each outstanding share of common stock, no par value (the “Company Common Stock”) of the Company, other than shares held in treasury or held by Parent, Merger Sub or any subsidiary of Parent or the Company, will be converted into the right to receive $62.50 per share in cash (the “Consideration”), following payment of a pre-merger special dividend to the holders of the Company Common Stock in the amount of $21.50 per share in cash (the “Special Dividend”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the sum of the Consideration and the Special Dividend to be received by the holders of the shares of the Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

For purposes of the opinion set forth herein, we have:

i)	reviewed certain publicly available financial information and other business and financial information of FECI and its subsidiaries, respectively;

ii)	reviewed certain internal financial statements and other financial and operating data concerning FECI and its subsidiaries prepared by the managements of FECI and its subsidiaries, respectively;

iii)	reviewed certain financial projections prepared by the managements of FECI and its subsidiaries, respectively;

iv)	discussed the past and current operations and financial condition and the prospects of FECI and its subsidiaries with senior executives of FECI and its subsidiaries, respectively;

v)	reviewed the reported prices and trading activity for the Company Common Stock;

vi)	compared the financial performance of FECI and its subsidiaries and the trading activity of the Company Common Stock with that of certain other comparable publicly-traded companies and their securities;

vii)	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

viii)	participated in discussions and negotiations among representatives of Parent and FECI and its subsidiaries and their financial and legal advisors;

ix)	reviewed the Merger Agreement, the debt and equity commitment letters of Parent substantially in the form of the drafts dated May 7, 2007 (the “Commitment Letters”) and certain related documents; and

x)	performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed and relied upon without independent verification the accuracy and completeness of the information supplied or otherwise made available to us by the management of FECI for the purposes of this opinion. With respect to the financial projections we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of FECI and its subsidiaries. Furthermore, we have relied without independent verification on the assessment of the senior management of FECI and its subsidiaries of their ability to achieve such projections in the manner and within the timeframe contemplated by such projections. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any material terms or conditions, including, among other things, that Parent will obtain financing for the Merger in accordance with the Commitment Letters. We have assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed transaction, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed transaction.

We are not legal, tax or regulatory advisors and have relied upon, without independent verification, the assessment of FECI and its subsidiaries and its legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. We have not made any independent valuation or appraisal of the assets or liabilities of FECI, nor have we been furnished with any such appraisals. We have also relied on the assessment by the senior executives of FECI regarding the strategic rationale for the transaction. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

We have acted as financial advisor to the Board of Directors of FECI in connection with this transaction and will receive a fee for our services, which is contingent upon the closing of the Merger. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory and financing services for FECI and Parent and have received fees in connection with such services. In the ordinary course of our trading, brokerage, investment management and financing activities, we or our affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for our own account or the accounts of customers, in debt or equity securities or senior loans of the Parent, FECI or any other company or any currency or commodity that may be involved in this transaction.

It is understood that this letter is for the information of the Board of Directors of FECI and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any filing required to be made by FECI in respect of the transaction with the Securities and Exchange Commission if such inclusion is required by applicable law. In addition, Morgan Stanley expresses no opinion or recommendation as to how the shareholders of FECI should vote at the shareholders’ meeting to be held in connection with the Merger.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the sum of the Consideration and the Special Dividend to be received by the holders of shares of the Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view such holders.

Very truly yours,

MORGAN STANLEY & CO. INCORPORATED

By:	/s/ Cameron W. Clough
Cameron W. Clough
Managing Director

SPECIAL MEETING OF SHAREHOLDERS OF

FLORIDA EAST COAST INDUSTRIES, INC.

[            ], 2007

PLEASE DATE, SIGN AND MAIL YOUR PROXY CARD

IN THE ENVELOPE PROVIDED AS SOON AS POSSIBLE.

¯    Please detach along perforated line and mail in the envelope provided.    ¯

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE PROPOSALS SET FORTH BELOW.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.  ☐

1.	PROPOSAL 1.

Approval of the Agreement and Plan of Merger, dated as of May 8, 2007, by and among Iron Horse Acquisition Holding LLC, Iron Horse Acquisition Sub Inc. and Florida East Coast Industries, Inc. (the “Merger Agreement”).

☐    FOR                    ☐    AGAINST                    ☐    ABSTAIN

2.	PROPOSAL 2.

Approval of the adjournment or postponement of the Special Meeting, if necessary or appropriate, for, among other reasons, the solicitation of additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Merger Agreement.

☐    FOR                    ☐    AGAINST                    ☐    ABSTAIN

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Special Meeting, or at any adjournments or postponements thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” ALL OF THE PROPOSALS.

The undersigned hereby acknowledges receipt of (i) the Notice of Special Meeting, and (ii) the Proxy Statement.

PLEASE MARK, SIGN AND DATE THIS PROXY CARD AND PROMPTLY RETURN IT IN THE ENVELOPE PROVIDED. NO POSTAGE NECESSARY IF MAILED IN THE UNITED STATES.

Print Name	Signature of Shareholder

Print Name	Signature if Shareholder

NOTE: Your signature should appear exactly the same as your name appears hereon. If signing as partner, attorney, executor, administrator, trustee or guardian, please indicate the capacity in which signing. When signing as joint tenants, all parties in the joint tenancy must sign. When a proxy is given by a corporation, it should be signed by an authorized officer and the corporate seal affixed. No postage is required if mailed within the United States.

FLORIDA EAST COAST INDUSTRIES, INC.

10151 Deerwood Park Blvd., Building 100, Suite 350

Jacksonville, Florida 32256

THIS PROXY IS SOLICITED ON BEHALF

OF THE COMPANY’S BOARD OF DIRECTORS

COMMON STOCK

The undersigned holder of Common Stock of Florida East Coast Industries, Inc., a Florida corporation (the “Company”), hereby appoints [            ], [            ] and [            ], and each of them, as proxies for the undersigned, each with full power of substitution, to act for and in the name of the undersigned to vote, as designated on the reverse side, all of the shares of Common Stock of the Company that the undersigned is entitled to vote at the Special Meeting of Shareholders of the Company, to be held at the Hyatt Hotel, 50 Alhambra Plaza, Coral Gables, Florida 33134, on [            ], [            ], 2007, at [        ]:00 [    ].m., local time, or at any adjournments or postponements thereof.

(Continued and to be signed on the reverse side)